- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                            ------------------------

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): SEPTEMBER 3, 1999

                            ------------------------

                            THE TIMES MIRROR COMPANY
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                            ------------------------

             DELAWARE                       1-13492                     95-4481525
  (STATE OR OTHER JURISDICTION OF      (COMMISSION FILE      (IRS EMPLOYER IDENTIFICATION NO.)
          INCORPORATION)                    NUMBER)
        TIMES MIRROR SQUARE                                                90053
      LOS ANGELES, CALIFORNIA                                           (ZIP CODE)
  (ADDRESS OF PRINCIPAL EXECUTIVE
             OFFICES)

       REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE: (213) 237-3700

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

ITEM 5. OTHER EVENTS

     As reported in the current report on Form 8-K filed with the Securities and Exchange Commission on September 7, 1999 (the "Prior 8-K"), in September 1999, The Times Mirror Company ("Times Mirror" or the "Company") announced its decision to sell AchieveGlobal, Inc., Allen Communication and The StayWell Company (the "Discontinued Businesses"), as well as The Sporting News, in order to concentrate on its core strengths in newspaper publishing, flight information, and magazine publishing. This current report on Form 8-K is being provided to restate the Company's financial statements and related disclosures in connection with these proposed sales. This current report on Form 8-K should be read in conjunction with the Prior 8-K. In particular, the accompanying consolidated balance sheets of the Company and its subsidiaries and the related consolidated statements of income, shareholders' equity and cash flows, including the notes thereto, as well as the financial statement schedule, selected financial data and management's discussions and analysis of financial condition and results of operations have been restated to reflect the Company's Discontinued Businesses as discontinued operations. These financial statements and other information are restatements of those items originally contained in the Company's Annual Report on Form 10-K for the year ended December 31, 1998 and the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999. Pursuant to applicable accounting practices, The Sporting News has not been treated for financial reporting purposes as a discontinued operation.

     Management's discussion and analysis of financial condition and results of operations included in this current report on Form 8-K are presented as of the respective dates of the annual and quarterly reports referred to above, and have not been updated to reflect any changes or subsequent events, except for (1) the reclassification of the Discontinued Businesses as discontinued operations, (2) additional disclosure relating to the subsequent events described in the notes to the financial statements, and (3) certain conforming changes.

     INDEX TO FINANCIAL STATEMENTS, FINANCIAL STATEMENT SCHEDULE, SELECTED FINANCIAL DATA AND MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

                                                              PAGE
                                                              ----
Financial Statements and Other Information for the year
  ended December 31, 1998
  Report of Ernst & Young LLP, Independent Auditors.........    4
  Consolidated Statements of Income -- Years Ended December
     31, 1998, 1997 and 1996................................    5
  Consolidated Balance Sheets -- December 31, 1998 and
     December 31, 1997......................................    6
  Consolidated Statements of Shareholders' Equity -- Years
     Ended December 31, 1998, 1997 and 1996.................    8
  Consolidated Statements of Cash Flows -- Years Ended
     December 31, 1998, 1997 and 1996.......................   10
  Notes to Consolidated Financial Statements................   11
  Financial Statement Schedule:
     Schedule II -- Valuation and Qualifying Accounts and
      Reserves..............................................   41
  Selected Financial Data...................................   42
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................   45
Financial Statements and Other Information for the Quarter
  Ended March 31, 1999
  Condensed Consolidated Statements of Income -- Quarters
     Ended March 31, 1999 and 1998..........................   63
  Condensed Consolidated Balance Sheets -- March 31, 1999
     and December 31, 1998..................................   64
  Condensed Consolidated Statements of Cash
     Flows -- Quarters Ended March 31, 1999 and 1998........   66
  Notes to Condensed Consolidated Financial Statements......   67
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................   77
Financial Statements and Other Information for the Quarter
  Ended June 30, 1999
  Condensed Consolidated Statements of Income -- Quarters
     and Year to Date Periods Ended June 30, 1999, and
     1998...................................................   85
  Condensed Consolidated Balance Sheets -- June 30, 1999 and
     December 31, 1998......................................   86
  Condensed Consolidated Statements of Cash Flows -- Year to
     Date Periods Ended June 30, 1999 and 1998..............   88
  Notes to Condensed Consolidated Financial Statements......   89
  Management's Discussion and Analysis of Financial
     Condition and Results of Operations....................   99

               REPORT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

To the Shareholders and Board of Directors
The Times Mirror Company

     We have audited the accompanying consolidated balance sheets of The Times Mirror Company as of December 31, 1998 and 1997, and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years in the period ended December 31, 1998. Our audits also include the financial statement schedule listed in the Index to Financial Statements, Financial Statement Schedule, Selected Financial Data and Management's Discussion and Analysis of Financial Condition and Results of Operations. These financial statements and schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of The Times Mirror Company at December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Los Angeles, California
February 8, 1999, except for
Notes 3 and 21 as to which
the date is September 27, 1999

                            THE TIMES MIRROR COMPANY

                       CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                YEAR ENDED DECEMBER 31,
                                                         --------------------------------------
                                                            1998          1997          1996
                                                         ----------    ----------    ----------
REVENUES...............................................  $2,783,988    $2,645,135    $2,551,002
COSTS AND EXPENSES:
  Cost of sales........................................   1,444,523     1,395,660     1,408,904
  Selling, general and administrative expenses.........     935,986       858,197       831,413
  Restructuring and one-time charges...................     155,681            --            --
                                                         ----------    ----------    ----------
          Total costs and expenses.....................   2,536,190     2,253,857     2,240,317
                                                         ----------    ----------    ----------
OPERATING PROFIT.......................................     247,798       391,278       310,685
Interest expense.......................................     (68,275)      (35,628)      (19,362)
Interest income........................................      39,680         2,351         5,423
Equity income (loss)...................................      (8,191)       (1,878)        1,455
Other, net.............................................      33,992        40,376         2,053
                                                         ----------    ----------    ----------
Income from continuing operations before income
  taxes................................................     245,004       396,499       300,254
Income tax provision...................................     110,945       161,844       117,996
                                                         ----------    ----------    ----------
Income from continuing operations......................     134,059       234,655       182,258
Discontinued operations:
  Income (loss) from operations, net of income taxes...     (33,407)       15,657        (7,861)
  Net gain on disposal, net of income taxes............   1,316,686            --        32,047
                                                         ----------    ----------    ----------
NET INCOME.............................................  $1,417,338    $  250,312    $  206,444
                                                         ==========    ==========    ==========
Preferred dividend requirements........................  $   21,697    $   32,481    $   43,645
                                                         ==========    ==========    ==========
Earnings applicable to common shareholders.............  $1,395,641    $  217,831    $  162,799
                                                         ==========    ==========    ==========
Basic earnings per share:
  Continuing operations................................  $     1.32    $     2.18    $     1.36
  Discontinued operations..............................       15.14           .17           .23
                                                         ----------    ----------    ----------
Basic earnings per share...............................  $    16.46    $     2.35    $     1.59
                                                         ==========    ==========    ==========
Diluted earnings per share:
  Continuing operations................................  $     1.29    $     2.12    $     1.32
  Discontinued operations..............................       14.77           .17           .22
                                                         ----------    ----------    ----------
Diluted earnings per share.............................  $    16.06    $     2.29    $     1.54
                                                         ==========    ==========    ==========

                See notes to consolidated financial statements.

                            THE TIMES MIRROR COMPANY

                          CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $1,052,999    $   44,794
  Marketable securities.....................................      49,438            --
  Accounts receivable, less allowances for doubtful accounts
     and returns of $37,389 and $38,839.....................     311,913       299,404
  Inventories...............................................      28,438        31,547
  Deferred income taxes.....................................      32,279        48,443
  Prepaid expenses..........................................      30,141        19,970
  Net assets of discontinued operations.....................     189,628       672,671
  Other current assets......................................      38,278        30,675
                                                              ----------    ----------
          Total current assets..............................   1,733,114     1,147,504
Property, plant and equipment, net..........................     903,483       920,995
Goodwill, net...............................................     501,463       407,060
Other intangibles, net......................................     100,373        33,086
Deferred charges............................................     113,244       105,306
Equity investments..........................................     141,454       101,448
Prepaid pension costs.......................................     419,471       366,807
Investments and other assets................................     245,327        89,622
                                                              ----------    ----------
          Total assets......................................  $4,157,929    $3,171,828
                                                              ==========    ==========

                See notes to consolidated financial statements.

                            THE TIMES MIRROR COMPANY

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                     DECEMBER 31,
                                                              --------------------------
                                                                 1998           1997
                                                              -----------    -----------
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   179,415    $   200,959
  Short-term debt...........................................      312,610        139,067
  Employees' compensation...................................       93,145         92,832
  Unearned income...........................................      146,323        140,007
  Restructuring.............................................       91,903         17,476
  Other current liabilities.................................       98,106         83,629
                                                              -----------    -----------
          Total current liabilities.........................      921,502        673,970
Long-term debt..............................................      941,423        925,404
Deferred income taxes.......................................      373,623        179,509
Postretirement benefits.....................................      226,018        234,375
Unearned income.............................................       72,457         65,816
Other liabilities...........................................      257,893        203,155
                                                              -----------    -----------
          Total liabilities.................................    2,792,916      2,282,229
Common stock subject to put options.........................       22,560         13,600
Commitments and contingencies
Shareholders' equity
  Preferred stock, $1 par value; stated at liquidation
     value; convertible to Series A common stock:
       Series A: 900,000 shares authorized; 824,000 shares
        issued and outstanding..............................      411,784        411,784
       Series C-1: 381,000 shares authorized, issued and
        outstanding.........................................      190,486        190,486
       Series C-2: 245,000 shares authorized, issued and
        outstanding.........................................      122,550        122,550
  Preferred stock, $1 par value; 23,035,000 shares
     authorized, no shares issued or outstanding
  Common stock, $1 par value:
       Series A: 500,000,000 shares authorized; 86,831,000
        and 86,552,000 shares issued and outstanding........       86,831         86,552
       Series B: 100,000,000 shares authorized; no shares
        issued or outstanding
       Series C: Convertible to Series A common stock;
        300,000,000 shares authorized, 25,258,000 and
        25,503,000 shares issued and outstanding............       25,258         25,503
  Additional paid-in capital................................    1,278,916      1,253,142
  Retained earnings.........................................    1,653,736        384,503
  Accumulated other comprehensive income....................       26,491         12,804
                                                              -----------    -----------
                                                                3,796,052      2,487,324
  Less treasury stock, at cost:
     Series A common stock, 38,708,000 and 24,151,000
      shares; and Series A preferred stock, 735,000
      shares................................................   (2,453,599)    (1,611,325)
                                                              -----------    -----------
          Total shareholders' equity........................    1,342,453        875,999
                                                              -----------    -----------
          Total liabilities and shareholders' equity........  $ 4,157,929    $ 3,171,828
                                                              ===========    ===========

                See notes to consolidated financial statements.

                            THE TIMES MIRROR COMPANY

                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                      THREE YEARS ENDED DECEMBER 31, 1998


                                                                            PREFERRED STOCK                      COMMON STOCK
                                                            -----------------------------------------------   -------------------
                                                            SERIES A    SERIES B    SERIES C-1   SERIES C-2   SERIES A   SERIES C
                                                            ---------   ---------   ----------   ----------   --------   --------
BALANCE AT DECEMBER 31, 1995..............................  $ 411,784   $ 164,595          --           --    $ 77,765   $ 27,933
  Conversion of Series C common to Series A common........         --          --          --           --         871       (871)
  Common stock issuances related to:
    Stock options and restricted stock....................         --          --          --           --       2,190         37
    Acquisition...........................................         --          --          --           --         212         --
  Purchases of common stock...............................         --          --          --           --     (11,236)      (126)
  Put options:
    Sale..................................................         --          --          --           --          --         --
    Exercise..............................................         --          --          --           --         (45)        --
    Change in redemption value............................         --          --          --           --          --         --
  Dividends declared:
    Common stock; $.30 per share..........................         --          --          --           --          --         --
    Preferred stock.......................................         --          --          --           --          --         --
  Comprehensive income:
    Net income............................................         --          --          --           --          --         --
    Other comprehensive income, net of income taxes:
      Minimum pension liability adjustment................         --          --          --           --          --         --
      Change in net unrealized gains on securities........         --          --          --           --          --         --
      Foreign currency translation adjustments............         --          --          --           --          --         --
  Comprehensive income....................................         --          --          --           --          --         --
                                                            ---------   ---------    --------     --------    --------   --------
BALANCE AT DECEMBER 31, 1996..............................    411,784     164,595          --           --      69,757     26,973
  Conversion to Series A common related to:
    Series C common.......................................         --          --          --           --      11,127    (11,127)
    Series B preferred....................................         --    (164,595)         --           --       4,446         --
  Common stock issuances related to:
    Stock options and restricted stock....................         --          --          --           --       1,070          1
    Acquisition...........................................         --          --          --           --          45         --
  Merger with Chandis Securities..........................         --          --    $190,486     $122,550       6,582      9,656
  Purchases of stock:
    Stock purchase program................................         --          --          --           --      (6,475)        --
    LLC contributed shares................................         --          --          --           --          --         --
  Put options:
    Sale..................................................         --          --          --           --          --         --
    Exercise..............................................         --          --          --           --          --         --
    Change in redemption value............................         --          --          --           --          --         --
  Dividends declared:
    Common stock; $.55 per share..........................         --          --          --           --          --         --
    Preferred stock.......................................         --          --          --           --          --         --
  Comprehensive income:
    Net income............................................         --          --          --           --          --         --
    Other comprehensive income, net of income taxes:
      Minimum pension liability adjustment................         --          --          --           --          --         --
      Change in net unrealized losses on securities.......         --          --          --           --          --         --
      Foreign currency translation adjustments............         --          --          --           --          --         --
  Comprehensive income....................................         --          --          --           --          --         --
                                                            ---------   ---------    --------     --------    --------   --------
BALANCE AT DECEMBER 31, 1997..............................    411,784          --     190,486      122,550      86,552     25,503
  Conversion of Series C common to Series A common........         --          --          --           --         245       (245)
  Common stock issuances related to stock options and
    restricted stock......................................         --          --          --           --          34         --
  Purchases of common stock...............................         --          --          --           --          --         --
  Put options:
    Sale..................................................         --          --          --           --          --         --
    Exercise..............................................         --          --          --           --          --         --
    Change in redemption value............................         --          --          --           --          --         --
  Dividends declared:
    Common stock; $.72 per share..........................         --          --          --           --          --         --
    Preferred stock.......................................         --          --          --           --          --         --
  Comprehensive income:
    Net income............................................         --          --          --           --          --         --
    Other comprehensive income, net of income taxes:
      Minimum pension liability adjustment................         --          --          --           --          --         --
      Change in net unrealized gains on securities........         --          --          --           --          --         --
      Foreign currency translation adjustments............         --          --          --           --          --         --
  Comprehensive income....................................         --          --          --           --          --         --
                                                            ---------   ---------    --------     --------    --------   --------
BALANCE AT DECEMBER 31, 1998..............................  $ 411,784   $      --    $190,486     $122,550    $ 86,831   $ 25,258
                                                            =========   =========    ========     ========    ========   ========

                See notes to consolidated financial statements.

                           ACCUMULATED
ADDITIONAL                    OTHER
 PAID-IN      RETAINED    COMPREHENSIVE    TREASURY
 CAPITAL      EARNINGS       INCOME          STOCK        TOTAL
- ----------   ----------   -------------   -----------   ----------
$  192,266   $  889,817      $42,076               --   $1,806,236
        --           --           --               --           --
    61,325           --           --      $       872       64,424
     6,900           --           --               --        7,112
        --     (484,700)          --             (872)    (496,934)
     3,645           --           --               --        3,645
       (30)      (1,879)          --               --       (1,954)
   (38,172)          --           --               --      (38,172)
        --      (30,067)          --               --      (30,067)
        --      (32,734)          --               --      (32,734)
        --      206,444           --               --      206,444
        --           --          898               --          898
        --           --       10,724               --       10,724
        --           --         (812)              --         (812)
                                                        ----------
        --           --           --               --      217,254
- ----------   ----------      -------      -----------   ----------
   225,934      546,881       52,886               --    1,498,810
        --           --           --               --           --
   160,119           (8)          --               --          (38)
    45,711      (17,509)          --           32,741       62,014
     2,354           --           --               --        2,399
   807,834           --           --       (1,125,064)      12,044
   (16,190)    (309,734)          --         (132,382)    (464,781)
        --           --           --         (380,093)    (380,093)
     3,227           --           --               --        3,227
      (419)          --           --           (6,527)      (6,946)
    24,572           --           --               --       24,572
        --      (50,885)          --               --      (50,885)
        --      (34,554)          --               --      (34,554)
        --      250,312           --               --      250,312
        --           --        1,902               --        1,902
        --           --      (38,170)              --      (38,170)
        --           --       (3,814)              --       (3,814)
                                                        ----------
        --           --           --               --      210,230
- ----------   ----------      -------      -----------   ----------
 1,253,142      384,503       12,804       (1,611,325)     875,999
        --           --           --               --           --
    31,906      (65,952)          --          125,229       91,217
        --           --           --         (947,203)    (947,203)
     2,891           --           --               --        2,891
       (63)          --           --          (20,300)     (20,363)
    (8,960)          --           --               --       (8,960)
        --      (60,456)          --               --      (60,456)
        --      (21,697)          --               --      (21,697)
        --    1,417,338           --               --    1,417,338
        --           --       (1,169)              --       (1,169)
        --           --       16,106               --       16,106
        --           --       (1,250)              --       (1,250)
                                                        ----------
        --           --           --               --    1,431,025
- ----------   ----------      -------      -----------   ----------
$1,278,916   $1,653,736      $26,491      $(2,453,599)  $1,342,453
==========   ==========      =======      ===========   ==========

                            THE TIMES MIRROR COMPANY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    YEAR ENDED DECEMBER 31,
                                                              ------------------------------------
                                                                 1998         1997         1996
                                                              ----------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Income from continuing operations.........................  $  134,059    $ 234,655    $ 182,258
  Adjustments to derive cash flows from continuing operating activities:
    Depreciation and amortization...........................     135,175      124,064      120,458
    Restructuring and other charges:
      Impairments and other asset write-offs................      52,783           --           --
      Net change in restructuring liability.................      69,849      (15,764)     (63,607)
      Amortization of debt discount.........................      16,998        9,299           --
      Gain on asset sales and writedowns, net...............     (31,564)     (36,302)          --
      Provision for doubtful accounts.......................      19,240       22,307       23,293
      Provision for deferred income taxes...................      11,417       41,587       60,710
      Changes in assets and liabilities:
        Accounts receivable.................................     (23,302)     (36,625)     (13,423)
        Inventories.........................................       2,755         (740)       5,939
        Prepaid pension costs...............................     (52,664)     (39,872)     (30,443)
        Accounts payable....................................     (21,557)      18,172        8,721
        Income taxes........................................     (18,285)     (31,826)     (12,858)
      Other, net............................................     (26,249)      66,098      (24,725)
                                                              ----------    ---------    ---------
  Net cash provided by continuing operating activities......     268,655      355,053      256,323
  Net cash provided by (used in) discontinued operating
    activities..............................................      72,906       (1,702)     106,981
                                                              ----------    ---------    ---------
    Net cash provided by operating activities...............     341,561      353,351      363,304
                                                              ----------    ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Proceeds from reorganization as described in Notes 3 and
    4.......................................................   2,022,224           --           --
  Acquisitions, net of cash acquired........................    (200,786)     (37,580)     (13,020)
  Capital expenditures......................................    (131,548)    (113,081)     (87,326)
  Increase in notes receivable..............................     (69,120)          --           --
  Sale (purchase) of marketable securities, net.............     (49,438)          --       79,845
  Investment in equity affiliates...........................     (51,761)      (5,811)        (885)
  Purchases of investments..................................     (25,957)      (5,000)     (10,312)
  Proceeds from sales of other assets.......................      24,836       72,523      193,035
  Proceeds from sales of investments........................      13,637       48,251           --
  Other, net................................................      10,211        8,520       (3,304)
                                                              ----------    ---------    ---------
  Net cash provided by (used in) investing activities of
    continuing operations...................................   1,542,298      (32,178)     158,033
  Net cash used in investing activities of discontinued
    operations..............................................     (29,697)    (153,335)    (135,534)
                                                              ----------    ---------    ---------
    Net cash provided by (used in) investing activities.....   1,512,601     (185,513)      22,499
                                                              ----------    ---------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Purchases of Times Mirror common stock....................    (947,203)    (464,781)    (496,934)
  Net proceeds of commercial paper and short-term
    borrowings..............................................     212,983       92,187           --
  Dividends paid............................................     (82,153)     (85,439)     (80,001)
  Proceeds from exercise of stock options...................      59,277       36,431       51,178
  Principal repayments of debt..............................     (71,550)      (5,769)        (363)
  Exercise of put options, net of premiums received.........     (17,472)      (3,719)       1,691
  Proceeds from issuance of long-term debt..................          --      445,429      198,651
  Contribution to TMCT, LLC.................................          --     (249,266)          --
  Repurchase of Series B preferred stock....................          --           --      (91,182)
  Other, net................................................         161      (17,098)      (3,824)
                                                              ----------    ---------    ---------
    Net cash used in financing activities...................    (845,957)    (252,025)    (420,784)
                                                              ----------    ---------    ---------
  Increase (decrease) in cash and cash equivalents..........   1,008,205      (84,187)     (34,981)
  Cash and cash equivalents at beginning of year............      44,794      128,981      163,962
                                                              ----------    ---------    ---------
  Cash and cash equivalents at end of year..................  $1,052,999    $  44,794    $ 128,981
                                                              ==========    =========    =========

                See notes to consolidated financial statements.

                            THE TIMES MIRROR COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation. The consolidated financial statements include the accounts of the Company and its subsidiaries as well as affiliates that are controlled by the Company, as described in Note 4, after elimination of all significant intercompany transactions and balances. Other affiliated companies in which the Company owns a 20% to 50% interest are accounted for by the equity method.

     Presentation. Certain amounts in previously issued financial statements have been reclassified to conform to the 1998 presentation. Financial information presented in the Notes to Consolidated Financial Statements excludes discontinued operations except where noted.

     Changes in Accounting Principles. Effective December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" (SFAS 132). Pension plans and postretirement benefit information for all prior periods has been restated to conform with the revised disclosures under SFAS 132 (see Note
15).

     Effective December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes standards under which companies report information about operating segments in financial statements (see Note 17).

     As of January 1, 1998, the Company adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 requires unrealized gains or losses on the Company's available-for-sale securities, minimum pension liability adjustments and foreign currency translation adjustments to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of SFAS 130.

     Effective December 31, 1997, the Company adopted Statement of Financial Accounting Standards No. 128, "Earnings Per Share" (SFAS 128). SFAS 128 simplified the calculation of earnings per share by replacing primary and fully diluted earnings per share with basic and diluted earnings per share, respectively.

     Cash and Cash Equivalents. Cash equivalents consist of investments that are readily convertible into cash and have original maturities of three months or less. Cash equivalents of $997,670,000 and $9,911,000 at December 31, 1998 and 1997, respectively, consist of commercial paper, money market funds, auction rate securities or certificates of deposit. The Company has an investment policy for short-term investments covering eligible types of instruments, maximum investment terms, credit quality and individual issuer limits.

     Under the Company's cash management system, the bank notifies the Company daily of checks presented for payment against its primary disbursement account. The Company transfers funds from other sources such as short-term investments or commercial paper issuance to cover the checks presented for payment. This program results in a book cash overdraft in the primary disbursing accounts as a result of checks outstanding. The book overdraft, which was reclassified to accounts payable, was $41,348,000 and $30,397,000 at December 31, 1998 and 1997,
respectively.

     Marketable Securities. Marketable securities consist of investments in commercial paper with original maturities over three months but less than one year.

     Inventories. Inventories are stated at the lower of cost or market. Newsprint is valued under the last-in, first-out (LIFO) method and paper and certain finished products are valued primarily under the weighted average cost method.

     Property, Plant and Equipment. Property, plant and equipment are carried on the basis of cost. Maintenance and repairs are charged to expense as incurred. Additions, improvements and replacements are capitalized.

                            THE TIMES MIRROR COMPANY

     Depreciation is provided on a straight-line basis over the estimated useful lives as follows:

Buildings............................  10 - 45 years
Machinery and equipment..............  3 - 20 years
Leasehold improvements...............  Lesser of useful life or lease term

     Goodwill and Other Intangibles. Goodwill recognized in business combinations accounted for as purchases ($491,756,000 and $397,353,000 at December 31, 1998 and 1997, respectively, net of accumulated amortization of $105,976,000 and $131,442,000, respectively) is being amortized on a straight-line basis primarily over periods of 15 to 40 years, with a weighted average amortization period of 36 years. Goodwill amortization expense was $18,011,000, $13,949,000 and $13,056,000 for the years ended December 31, 1998,
1997 and 1996, respectively.

     Other intangibles arising in connection with acquisitions are being amortized on a straight-line basis over their estimated useful lives ranging primarily from 4 to 30 years, with a weighted average life of 25 years. Amortization expense was $9,923,000, $7,623,000 and $7,693,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Accumulated amortization was $61,657,000 and $60,802,000 at December 31, 1998 and 1997, respectively.

     The Company assesses on an ongoing basis the recoverability of goodwill based on estimates of future undiscounted cash flows for the applicable business compared to net book value. If the future undiscounted cash flows estimate were less than net book value, net book value would then be reduced to fair value based on an estimate of discounted cash flows. The Company also evaluates the amortization periods of assets, including goodwill and other intangible assets, to determine whether events or circumstances warrant revised estimates of useful lives.

     Deferred Charges. Magazine subscription procurement costs are charged to expense over the same period as the related revenue is earned.

     Derivative Financial Instruments. Interest rate swaps (see Note 8) are used to manage exposure to market risk associated with changes in interest rates. Interest rate swaps are accounted for on the accrual basis. Payments made or received are recognized as an adjustment to interest expense. Amounts received in connection with initiating or terminating swaps are amortized on a straight-line basis as a reduction in interest expense over the term of the swaps.

     Premium equity participating debt securities (see Note 12) are used to manage the Company's exposure to market risk associated with changes in the fair values of the Company's investment in the common stock of Netscape Communications Corporation (Netscape).

     The Company's exposure to market risk associated with fluctuations in the value of foreign currencies relative to the U.S. dollar may be managed with foreign currency forward contracts, currency options, currency swaps or other risk management instruments permitted by the Company's internal policy guidelines. During 1998, 1997 and 1996, the Company's forward contracts and other risk management instruments were not significant.

     Commodity price hedging contracts (see Note 8) are used to manage the Company's exposure to market risk associated with fluctuations in newsprint prices. These contracts are accounted for on the accrual basis. Periodic settlement payments made or received are recognized as an adjustment to the cost basis of newsprint inventory. Amounts paid in connection with initiating these contracts are amortized on a straight-line basis as an adjustment to the cost basis of newsprint inventory over the term of the contracts.

     Put options are used in conjunction with the Company's common stock purchase program. These contracts are entered into based on market conditions as well as other factors. The costs or benefits derived from these equity-based financial instruments are recorded in shareholders' equity on the date of the

                            THE TIMES MIRROR COMPANY
transaction. The potential obligation under these put options outstanding at December 31, 1998 and 1997 has been transferred from shareholders' equity to "Common stock subject to put options."

     Revenue Recognition. Revenues from certain products sold with the right of return, are recognized net of a provision for estimated returns. Revenues from newspaper and magazine subscriptions and professional service fee annual subscriptions are deferred as unearned income at the time of the sale. A pro rata share of the newspaper and magazine subscription price is included in revenue as products are delivered to subscribers. Professional service fee annual subscription revenues are recognized on a straight-line basis over the life of the subscription service.

     Advertising and Promotion Costs. Advertising and promotion costs, which are expensed as incurred, amounted to $59,916,000, $64,822,000 and $68,855,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

     Earnings Per Share. The following table sets forth the calculation of basic and diluted earnings per share (in thousands, except per share amounts):

                                                       1998        1997        1996
                                                     --------    --------    --------
Earnings:
Income from continuing operations..................  $134,059    $234,655    $182,258
  Preferred stock dividends........................   (21,697)    (32,481)    (43,645)
                                                     --------    --------    --------
  Earnings applicable to common shareholders for
     basic earnings per share......................   112,362     202,174     138,613
  Effect of dilutive securities:
     LYONs interest expense, net of tax............        --       3,925          --
                                                     --------    --------    --------
  Earnings applicable to common shareholders for
     diluted earnings per share....................  $112,362    $206,099    $138,613
                                                     ========    ========    ========
Shares:
  Weighted average shares for basic earnings per
     share.........................................    84,814      92,572     102,113
  Effect of dilutive securities:
     Stock options.................................     2,114       2,358       3,259
     LYONs convertible debt........................        --       2,083          --
                                                     --------    --------    --------
                                                        2,114       4,441       3,259
                                                     --------    --------    --------
  Adjusted weighted average shares and assumed
     conversions for diluted earnings per share....    86,928      97,013     105,372
                                                     ========    ========    ========
  Basic earnings per share from continuing
     operations....................................  $   1.32    $   2.18    $   1.36
                                                     ========    ========    ========
  Diluted earnings per share from continuing
     operations....................................  $   1.29    $   2.12    $   1.32
                                                     ========    ========    ========

     The Company has convertible preferred stock and certain stock options outstanding which are not included in the calculation of diluted earnings per share because the effects are antidilutive. The convertible preferred stock, stock options and the Liquid Yield Option Notes (LYONs(TM)) are described in
Note 13, Note 14 and Note 12, respectively.

                            THE TIMES MIRROR COMPANY

     Other Comprehensive Income. Other comprehensive income primarily consists of unrealized gains (losses) on securities for the years ended December 31, 1998, 1997 and 1996 as follows (in thousands):

                                                        1998        1997       1996
                                                       -------    --------    -------
Unrealized holding gains (losses) arising during
  period, net of taxes of $17,712, $(12,929) and
  $7,428, respectively...............................  $25,753    $(18,850)   $10,724
Reclassification adjustments for gains realized in
  net income, net of taxes of $6,703, $13,398 and $0,
  respectively.......................................   (9,647)    (19,320)        --
                                                       -------    --------    -------
Change in net unrealized gains (losses) on
  securities.........................................  $16,106    $(38,170)   $10,724
                                                       =======    ========    =======

     Accumulated other comprehensive income for each classification is as follows (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Minimum pension liability adjustment........................  $ (4,396)   $ (3,227)
Net unrealized gains on securities, net of the change in
  PEPS fair value (See Note 12).............................    44,572      28,466
Foreign currency translation adjustments....................   (13,685)    (12,435)
                                                              --------    --------
                                                              $ 26,491    $ 12,804
                                                              ========    ========

     Stock Options. Employee stock options (see Note 14) are accounted for under Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," which requires the recognition of expense when the option price is less than the fair value of the stock at the date of grant. The Company awards options for a fixed number of shares at an option price equal to the fair value at the date of grant. Accordingly, the financial statements do not include any expense related to employee stock option awards. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" (SFAS 123).

NOTE 2 -- 1997 RECAPITALIZATION

     During the third quarter of 1997, the Company completed a transaction (1997 Transaction) involving agreements with its largest shareholders, Chandler Trust No. 1 and Chandler Trust No. 2 (Chandler Trusts). The 1997 Transaction consisted of two components: (a) the merger of Chandis Securities Company (Chandis), a holding company owned by Chandler Trust No. 2 and affiliated minority investors, into Chandis Acquisition Corporation (CAC), a Delaware corporation and wholly-owned subsidiary of the Company (Merger) and (b) the formation of a new limited liability company by the Chandler Trusts and the Company.

     On August 8, 1997, Chandis merged with and into CAC. Pursuant to the Merger Agreement, the Chandis shareholders received 6,582,000 shares of Series A common stock, 9,656,000 shares of Series C common stock, 381,000 shares of new Series C-1 preferred stock, and 245,000 shares of new Series C-2 preferred stock. At the time of the Merger, Chandis owned 8,582,000 shares of Series A common stock, 9,656,000 shares of Series C common stock, and 381,000 shares of Series A preferred stock as well as an interest in undeveloped real estate and certain other assets and liabilities. CAC is not a "permitted transferee" as defined in the Company's Certificate of Incorporation, therefore, the Series C common stock was converted to Series A common stock as a result of the Merger. The Company's shares owned by CAC are reported as treasury stock for financial reporting purposes. The Merger was a tax-free transaction.

                            THE TIMES MIRROR COMPANY

     Concurrent with the consummation of the Merger, the Company (including certain of its subsidiaries) and the Chandler Trusts formed TMCT, LLC (TMCT), a Delaware limited liability company, and the following capital contributions were made to TMCT:

     1. the Company contributed $249,266,000 in cash and 8 real properties (Real Properties) with an aggregate market value of $225,850,000;

     2. the Chandler Trusts contributed 5,001,000 shares of Series A common stock and 443,000 shares of Series A preferred stock (Contributed Shares).

     The cash contributed by the Company was used by TMCT to purchase a portfolio of securities (Portfolio). The Company has leased the Real Properties from TMCT under a lease with minimum lease payments equal to the fair values and with an initial term of 12 years. During 1998 and 1997, the Company made lease payments to TMCT of $24,166,000 and $9,599,000. The lease is accounted for as a financing arrangement and, accordingly, the Real Properties' book value remains on the Company's consolidated balance sheet and continues to be depreciated at the rates in effect prior to the contribution of the Real Properties to TMCT. The depreciation, along with a reduction of property, plant and equipment of $168,021,000, which represents the estimated net book value of the Real Properties at the end of the lease term, will result in a net book value of zero for the Real Properties at August 8, 2009. At that time, the Company has the option to purchase all the Real Properties for their fair market value. If the Real Properties are not purchased by the Company, they will remain the assets of TMCT and may be leased by the Company at a fair value rent as provided for under the terms of the lease agreement. The lease provides for two additional 12-year lease terms with fair value purchase options at the end of each lease term. The lease is included as a property financing in the Company's outstanding debt obligations (see Note 12).

     The Company and the Chandler Trusts share in the cash flow, profits and losses of the various assets held by TMCT. The cash flow from the Real Properties and the Portfolio is largely allocated to the Chandler Trusts and the cash flow from the Contributed Shares is largely allocated to the Company. Due to the allocations of the economic benefits in the TMCT, 80% of the Contributed Shares are included in treasury stock for financial reporting purposes and 80% of the preferred dividends on the Series A preferred stock are excluded from the preferred dividend requirements. The Company accounts for the investment in TMCT under the equity method. This net investment was $96,416,000 and $95,487,000 at December 31, 1998 and 1997, respectively, and is included in "Equity investments" in the Consolidated Balance Sheets. During 1998 and 1997, the Company recognized $3,739,000 and $1,268,000 of equity income on this investment.

     As a result of the 1997 Transaction, for financial reporting purposes and earnings per share calculations, the number of shares of Series A common stock outstanding was reduced by 6,001,000, the number of shares of Series A preferred stock outstanding was reduced by 735,000 and the annual preferred dividend requirements were reduced to $21,697,000 beginning in 1998. Preferred dividend requirements for 1997 were reduced by $3,168,000.

NOTE 3 -- DISCONTINUED OPERATIONS

     On September 3, 1999, Times Mirror announced its decision to sell AchieveGlobal, Inc., a professional training company; Allen Communication, an interactive software and training courseware developer and The StayWell Company, a health improvement information company. The Company decided to sell these businesses in order to concentrate on its core strengths in newspaper publishing, flight information and magazine publishing. The Company has retained investment banking firms to advise it on the sale of these businesses. These dispositions are anticipated to be completed by the first quarter of 2000. The accompanying financial statements have been restated for all periods presented to reflect these businesses as discontinued operations.

                            THE TIMES MIRROR COMPANY

     During the second quarter of 1998, the Company reached agreements to divest Matthew Bender & Company, Incorporated (Matthew Bender), the Company's legal publisher, in a tax-free reorganization (see Note 4) and its 50% ownership interest in legal citation provider Shepard's. The two transactions were valued at $1,649,650,000 in the aggregate and were completed in the third quarter of 1998. The disposition of the Company's 50% interest in Shepard's was consummated by a transfer of the respective partnership interests owned by two subsidiaries of the Company to affiliates of Reed Elsevier plc for a cash consideration of $274,650,000. The Company recorded a net gain on these two transactions in the amount of $1,108,452,000, net of expenses and $163,585,000 of income taxes, primarily consisting of tax reserves as disclosed in Note 11. Also during the second quarter of 1998, the Company reached agreements to divest Mosby, Inc. (Mosby), the Company's health science/medical publisher, in a tax-free reorganization (see Note 4). The transaction was valued at $415,000,000 and was completed in the fourth quarter of 1998. The Company recorded a net gain on this transaction in the amount of $239,023,000, net of expenses and $55,635,000 of income taxes, primarily consisting of tax reserves as disclosed in Note 11. While the Company believes that the Matthew Bender and Mosby transactions were completed on a tax-free basis, this position may be subject to review by the Internal Revenue Service. These divestitures represent the final dispositions of the Company's professional and higher education publishing businesses and, as such, have been reflected as discontinued operations in the accompanying financial statements for all periods presented. The Company's Consolidated Statements of Income have been restated to reflect the operations and the related gains and losses associated with these and certain other previous dispositions as discontinued operations.

     During the third quarter of 1998, the Company decided to discontinue Apartment Search, Inc., its apartment location business. The Company anticipated selling the business in the first half of 1999 and has recorded an estimated loss on disposal including a provision for operating losses of $3,420,000 during the phase-out period. The total estimated loss of $47,623,000, or $28,217,000 after applicable tax benefit, is included in discontinued operations in "Net gain on disposal, net of income taxes" in the Consolidated Statements of Income. The Company subsequently completed the sale of Apartment Search, Inc. on March 31, 1999.

     During 1996, the Company recognized a gain of $121,649,000 on the exchange of its college publishing businesses and the sale of its Spanish-language medical book publisher, Doyma Libros, and recorded a writedown of $16,728,000 for the January 1997 disposal of certain net assets of CRC Press, Inc. The net gain on disposal of $104,921,000, or $32,047,000 after applicable taxes, which is primarily related to differences in the book and tax bases of the assets, is reflected in the Consolidated Statements of Income as discontinued during 1996.

     A summary of the combined results of operations and net gain on disposal for all discontinued entities for the years ended December 31, 1998, 1997 and 1996, are as follows (in thousands):

                                                       1998         1997        1996
                                                    ----------    --------    --------
Revenues..........................................  $  507,475    $673,393    $849,982
                                                    ==========    ========    ========
Income (loss) before income taxes(1)..............  $  (25,521)   $ 20,808    $ (1,186)
Income tax provision..............................       7,886       5,151       6,675
                                                    ----------    --------    --------
Income (loss) from discontinued operations........     (33,407)     15,657      (7,861)
Net gain on disposal, net of income taxes(2)......   1,316,686          --      32,047
                                                    ----------    --------    --------
          Total discontinued operations...........  $1,283,279    $ 15,657    $ 24,186
                                                    ==========    ========    ========

- ---------------
(1) It is the Company's policy to allocate interest expense among operating segments including discontinued operations. The allocation to discontinued operations is based on the ratio of net assets of discontinued operations plus consolidated debt, other than debt of the discontinued operations that will be assumed by the buyer and debt that can be directly attributed to the discontinued operations. Income (loss) before

                            THE TIMES MIRROR COMPANY
     income taxes includes a charge for interest expense of $18,097,000, $16,967,000 and $6,913,000 for the years ended December 31, 1998, 1997 and
     1996, respectively. The results of discontinued operations include pre-tax restructuring, one-time and other charges of $59,121,000, $12,790,000 and $50,924,000 for the years ended December 31, 1998, 1997 and 1996, respectively

(2) Net of income taxes of $198,045,000 and $72,874,000 in 1998 and 1996, respectively.

     The assets and liabilities of discontinued operations have been classified in the Consolidated Balance Sheets as net assets of discontinued operations and consist of the following (in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Accounts receivable, net....................................  $ 58,256    $200,238
Other current assets........................................    49,310      86,832
Property, plant and equipment, net..........................    14,838      76,435
Goodwill, net...............................................    62,861     147,794
Other intangibles, net......................................    68,256      85,591
Equity investments..........................................        --     249,123
Other assets................................................    21,986     100,371
                                                              --------    --------
          Total assets......................................   275,507     946,384
                                                              --------    --------
Current liabilities.........................................    77,164     247,813
Non-current liabilities.....................................     8,715      25,900
                                                              --------    --------
          Total liabilities.................................    85,879     273,713
                                                              --------    --------
Net assets of discontinued operations.......................  $189,628    $672,671
                                                              ========    ========

     The major components of cash flow for discontinued operations for the years ended December 31, 1998, 1997 and 1996 are as follows (in thousands):

                                                     1998        1997         1996
                                                   --------    ---------    ---------
Income (loss) from discontinued operations.......  $(33,407)   $  15,657    $  (7,861)
Depreciation and amortization....................    25,572       31,319       41,205
Amortization of product costs....................    16,550       22,655       49,245
Other, net.......................................    64,191      (71,333)      24,392
                                                   --------    ---------    ---------
Net cash provided by (used in) discontinued
  operating activities...........................  $ 72,906    $  (1,702)   $ 106,981
                                                   ========    =========    =========
Capitalization of product costs..................  $(16,852)   $ (21,490)   $ (74,740)
Acquisitions, net of cash acquired...............        --      (96,213)      (4,440)
Capital expenditures.............................   (11,485)     (16,836)     (59,593)
Other, net.......................................    (1,360)     (18,796)       3,239
                                                   --------    ---------    ---------
Net cash used in investing activities of
  discontinued operations........................  $(29,697)   $(153,335)   $(135,534)
                                                   ========    =========    =========

NOTE 4 -- REORGANIZATION

     During the third quarter of 1998, the Company completed the disposition of Matthew Bender in a tax-free reorganization with Reed Elsevier plc. The disposition of Matthew Bender was accomplished through the merger of an affiliate of Reed Elsevier with and into Matthew Bender with Matthew Bender as the surviving corporation in the merger. As a result of the merger, TMD, Inc., a wholly-owned subsidiary of Times Mirror, received all of the issued and outstanding common stock of CBM Acquisition Parent Co. (MB Parent). MB Parent is a holding company that owns controlling voting preferred stock of Matthew Bender with a stated

                            THE TIMES MIRROR COMPANY
value of $61,616,000 and participating stock of Matthew Bender. MB Parent is also the sole member of Eagle New Media Investments, LLC (Eagle New Media). Affiliates of Reed Elsevier own voting preferred stock of MB Parent with a stated value of $68,750,000 which affords them voting control over MB Parent, subject to certain rights held by Times Mirror with respect to Eagle New Media. Concurrently, with the closing of the merger, the Company became the sole manager of Eagle New Media and controls its operations and assets. At December 31, 1998, the assets of Eagle New Media were $605,786,000 of cash and cash equivalents, $752,956,000 (13,262,000 shares) of Series A common stock of Times Mirror, $14,952,000 of marketable securities and $22,270,000 of other assets. The consolidated financial statements of the Company include the accounts of Eagle New Media.

     During the fourth quarter of 1998, the Company completed the disposition of Mosby in a tax-free reorganization with Harcourt General, Inc. The disposition of Mosby was accomplished through the merger of an affiliate of Harcourt General, Inc. with and into Mosby, with Mosby as the surviving corporation in the merger. As a result of the merger, the Company received all of the issued and outstanding common stock of Mosby Parent Corp. (Mosby Parent). Mosby Parent is also the sole member of Eagle Publishing Investments, LLC (Eagle Publishing). An affiliate of Harcourt General, Inc. owns voting preferred stock of Mosby Parent with a stated value of $50,000,000 which affords it voting control over Mosby Parent, subject to certain rights held by the Company with respect to Eagle Publishing. Concurrently with the closing of the merger, the Company became the sole manager of Eagle Publishing and controls its operations and assets. At December 31, 1998, the assets of Eagle Publishing were $377,152,000 of cash and cash equivalents, $34,486,000 of marketable securities and $20,129,000 of other assets. The consolidated financial statements of the Company include the accounts of Eagle Publishing.

     The Company intends to deploy the assets of both LLCs to finance acquisitions and investments, including purchases of the Company's common stock, and does not intend to use those funds for the Company's general working capital purposes.

NOTE 5 -- ACQUISITIONS, DISPOSITIONS AND WRITEDOWNS

     On April 30, 1998, the Company acquired the Los Angeles area business of EZ Buy & EZ Sell Recycler Corporation (Recycler), consisting primarily of the Recycler publications in the Los Angeles, Orange, Riverside, San Bernardino and Ventura counties and a portion of Santa Barbara county for $188,696,000. This acquisition resulted in goodwill of $119,242,000 and other intangible assets of $69,430,000, which are being amortized primarily over 30 years. The Company also invested in preferred stock and provided a term loan to Target Media Partners, a new entity which owns all of the non-Los Angeles area assets of Recycler, for a total amount of $34,800,000. The Company also had several other small acquisitions during 1998. Goodwill of $13,776,000 related to these small acquisitions is being amortized primarily over 15 years.

     During the third and fourth quarters of 1997, the Company acquired Patuxent Publishing Company, a publisher of 13 community weeklies in Maryland and This Week Publications, Inc., a free weekly shopper distributed in Queens and Long Island, New York. These and several other small acquisitions resulted in goodwill of $69,467,000, which is being amortized over periods of 15 to 30 years. During 1996, the Company had several small acquisitions which resulted in goodwill of $8,402,000, which is being amortized over periods of 8 to 15 years.

     These acquisitions were accounted for by the purchase method with the results of operations included in the Company's financial statements from the dates of acquisition. Pro forma results for 1998 and 1997, assuming these acquisitions occurred on January 1 of the respective year, are not materially different from the results reported.

     During 1998, the Company sold 441,900 shares of its holdings in Netscape common stock and purchased an equal proportion of its 4 1/4% Premium Equity Participating Securities (PEPS) obligation in the open

                            THE TIMES MIRROR COMPANY
market. The PEPS hedge the Company's investment in Netscape. The sales resulted in a gain of $16,025,000, or $9,495,000 after applicable income taxes. Also, the Company disposed of various excess real estate and other assets for an aggregate gain of $16,110,000 or $9,554,000 after applicable income taxes. The total aggregate gain of $32,135,000 is included in "Other, net" in the Consolidated Statements of Income.

     During 1997, the Company sold certain equity investments, including Tejon Ranch Co.; WebTV Network, Inc.; Netscape Communications Corporation; Speedvision Network, LLC and Outdoor Life Network, LLC, for an aggregate gain of $75,584,000, or $47,689,000 after applicable income taxes. This gain was offset by $39,282,000, or $29,799,000 after applicable income taxes, for writedowns and expenses related to non-operating items as well as losses on the sale of Harry
N. Abrams, Inc.; National Journal, Inc. and other assets. The aggregate gain of $36,302,000 is included in "Other, net" in the Consolidated Statements of Income.

NOTE 6 -- RESTRUCTURING, ONE-TIME AND OTHER CHARGES

     In 1998, the Company undertook a comprehensive review of its business operations to determine areas where operational efficiencies could be achieved through either product and/or facility consolidation, headcount reductions, product abandonments, contract terminations or through other measures. The Company began this review in anticipation of the impact of its significant 1998 divestitures and to better align its overall cost structure and business configurations. The Company's review led to a major restructuring program that resulted in the recording of $34,850,000, $46,262,000 and $74,569,000 of charges in the second, third and fourth quarters of 1998, respectively. A summary of the significant components of the 1998 restructuring program is as follows (in thousands):

                              NEWSPAPER     PROFESSIONAL     MAGAZINE     CORPORATE
                              PUBLISHING    INFORMATION     PUBLISHING    AND OTHER     TOTAL
                              ----------    ------------    ----------    ---------    --------
Termination benefits........   $ 43,406        $2,021        $   156       $10,270     $ 55,853
Contract terminations.......     51,386            --          4,330            --       55,716
Goodwill impairments........        324            --         19,715            --       20,039
Lease termination costs.....      2,307         2,764          1,500         3,045        9,616
Technology asset
  write-offs................      4,772         1,378            100         1,504        7,754
Other costs.................        310         2,011          3,271         1,111        6,703
                               --------        ------        -------       -------     --------
                               $102,505        $8,174        $29,072       $15,930     $155,681
                               ========        ======        =======       =======     ========

     A discussion of the specific restructuring activities follows:

     Termination Benefits. Staff reductions were implemented at substantially all operating units with the majority of these actions performed within the Newspaper Publishing segment. The Los Angeles Times recorded severance charges related to 358 full-time and 534 part-time employees through either voluntary or involuntary programs, primarily occurring in the fourth quarter of 1998. The Baltimore Sun's termination charges included 81 full-time employees and Newsday determined that 23 full-time and 26 part-time employees would be released. The staff reductions within the Newspaper Publishing segment were the result of identified efficiencies from outsourcing opportunities, elimination of duplicate functions and technological improvements to the Company's processes. In total, termination benefits, which were largely severance costs, covered 576 full-time and 578 part-time employees company-wide of which 189 employees had been released by the end of 1998 with the majority of employees expected to be released by the second quarter of 1999. As of December 31, 1998, $4,780,000 has been paid out under this program with the remaining liability expected to be substantially paid by the end of 1999. Certain employees will, however, receive payments over a longer period of time.

                            THE TIMES MIRROR COMPANY

     Contract Terminations. In reviewing the Company's processes, supply contracts and strategic alliances, the Company identified certain long-term contracts and relationships which were no longer providing benefits to the Company's current operations. As a result, the Company recorded charges for contract terminations which included (i) the termination of a long-term contract related to Newsday's pre-print distribution business for $34,250,000; (ii) the termination of The Hartford Courant's long-standing bonus arrangement for $12,000,000 and (iii) the termination of 56 distribution contracts with outside agents at the Los Angeles Times for $4,904,000.

     Goodwill Impairments. In accordance with Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," impairment charges were taken related to goodwill associated with two of the Company's magazine titles. These charges were taken as the result of disappointing market penetration and operating results and were based on discounted estimated cash flows from future operations.

     Lease Termination Costs. In connection with the Company's downsizing and/or relocation of offices primarily at the Los Angeles Times and at Jeppesen Sanderson's German operation, the Company recorded charges for future operating lease payments and write-offs of leasehold improvements related to facilities it will vacate. The total lease payment accrual for periods through 2010 is net of estimated sublease income of $3,445,000. No amounts have been included for any period in which the operating units will continue to occupy the premises.

     Technology Asset Write-offs. During mid-1998, the Company determined that its long standing policy of allowing each operating unit to independently determine its technology requirements and make related equipment and software purchases was both inefficient as well as expensive in terms of maintenance, helpdesk, networking and other support costs. In connection with this decision, the Company established common hardware and software configurations to provide consistency across all business units. As a result, many operating units were required to dispose of a significant amount of technology resources to conform to the common platform. Total asset write-offs of technology-related equipment were taken in the quarter in which the equipment was replaced.

     Other Costs. In performing a review of its businesses and product offerings, expenses were recognized for the termination of an Internet venture in the Magazine Publishing segment, in addition to costs for the abandonment of certain projects at Jeppesen Sanderson, Inc.

     Other Program Charges. In addition to the charges listed above, the Company also recorded $18,689,000 for certain asset write-offs that did not meet the accounting criteria for classification as "restructuring and one-time charges." These charges, which principally included other operating asset write-offs, have been classified within "Selling, general and administrative expenses" in the Consolidated Statements of Income.

                            THE TIMES MIRROR COMPANY

     A summary of the activity in the restructuring liabilities for the three years ended December 31, 1998, 1997 and 1996 is as follows (in thousands):

                                                      1998             1995
                                                  RESTRUCTURING    RESTRUCTURING     TOTAL
                                                  -------------    -------------    --------
Balance at December 31, 1995....................          --         $122,426       $122,426
  Cash payments.................................          --          (68,827)       (68,827)
  Other(1)......................................          --            5,220          5,220
                                                    --------         --------       --------
Balance at December 31, 1996....................          --           58,819         58,819
  Cash payments.................................          --          (24,483)       (24,483)
  Other(2)......................................          --            8,719          8,719
                                                    --------         --------       --------
Balance at December 31, 1997....................          --           43,055         43,055
  Charged to costs and expenses.................    $155,681               --        155,681
  Cash payments.................................     (31,654)         (19,321)       (50,975)
  Asset write-offs..............................     (35,204)              --        (35,204)
  Other.........................................       1,176             (829)           347
                                                    --------         --------       --------
Balance at December 31, 1998....................    $ 89,999         $ 22,905       $112,904
                                                    ========         ========       ========

- ---------------
(1) Primarily includes transfers from discontinued operations.

(2) Primarily includes transfers from discontinued operations for restructuring liabilities not assumed by purchasers of discontinued operations.

     The balance sheet classification of restructuring liabilities is as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------    -------
Restructuring -- current liabilities
  1995 Restructuring........................................  $ 15,722    $17,476
  1998 Restructuring........................................    76,181         --
Other liabilities
  1995 Restructuring........................................     7,183     25,579
  1998 Restructuring........................................    13,818         --
                                                              --------    -------
                                                              $112,904    $43,055
                                                              ========    =======

     The current portion of restructuring liabilities relates primarily to severance and contract termination payments while the non-current portion principally relates to lease payments which will be paid over lease periods extending to 2010. The Company made severance payments under all programs which totaled $7,518,000, $5,593,000 and $37,054,000 during 1998, 1997 and 1996, respectively. At December 31, 1998, the remaining liability for severance costs aggregated $52,856,000.

     The Company periodically assesses the adequacy of its remaining restructuring liabilities and makes adjustments if required. During 1998 and 1997, these adjustments resulted in recoveries of prior year's restructuring reserves which were largely offset by restructuring requirements in those years. The net change in the restructuring liabilities as a result of these reviews was not significant.

                            THE TIMES MIRROR COMPANY

NOTE 7 -- SUPPLEMENTAL CASH FLOW INFORMATION

     Supplemental cash flow information is as follows (in thousands):

                                                       1998         1997        1996
                                                      -------    ----------    -------
Interest paid.......................................  $68,571    $   33,545    $24,055
Income taxes paid...................................   47,406       138,567     69,927
Merger with Chandis
  Times Mirror stock received.......................       --     1,116,058         --
  Other assets received.............................       --        21,050         --
  Times Mirror stock issued.........................       --     1,137,108         --
Fair value of properties contributed to TMCT........       --       225,850         --
Property financing obligation, net of original issue
  discount..........................................       --        57,829         --
Liabilities assumed in connection with
  acquisitions......................................    9,910        17,194     13,921
Notes issued in connection with an acquisition......       --        39,209         --

NOTE 8 -- FINANCIAL INSTRUMENTS

     Financial instruments consist of the following (in thousands):

                                                          DECEMBER 31,
                                        ------------------------------------------------
                                                  1998                      1997
                                        ------------------------    --------------------
                                         CARRYING        FAIR       CARRYING      FAIR
                                          VALUE         VALUE        VALUE       VALUE
                                        ----------    ----------    --------    --------
Short-term assets.....................  $1,414,350    $1,414,350    $344,198    $344,198
Long-term investments.................     129,364       129,364      47,738      47,738
Notes receivable......................      73,067        73,067       5,349       5,349
Short-term liabilities................     492,025       492,025     340,026     340,026
Long-term debt........................     941,423     1,017,245     925,404     982,647
Unrealized net gain on interest rate
  swaps...............................          --        43,246          --      27,583

     Short-Term Assets and Liabilities. The fair values of cash and cash equivalents, marketable securities, accounts receivable, accounts payable and short-term debt approximate their carrying values due to the short-term nature of these financial instruments.

     Long-Term Investments. Investments are primarily stated at fair value based on quoted market prices and are classified as available-for-sale securities. The investments are included in "Investments and other assets" in the Consolidated Balance Sheets. The cost of the investments was $55,764,000 and $18,865,000 at December 31, 1998 and 1997, respectively. The unrealized gain is included in accumulated other comprehensive income in the Consolidated Statements of Shareholders' Equity, net of applicable income taxes.

     Notes Receivable. The carrying value of notes receivable is estimated to approximate fair values. Although there are no quoted market prices available for these instruments, the fair value estimates were based on the changes in interest rates and risk related interest rate spreads since the notes origination dates.

     Long-Term Debt. The fair value of long-term debt is based primarily on the Company's current refinancing rates for publicly issued fixed rate debt with comparable maturities, except for the PEPS securities whose fair value is the current maturity value determined by a formula based on quoted market prices of the underlying common stock whose market risk it modifies.

     Interest Rate Swaps. Interest rate swap agreements outstanding at December 31, 1998 were for notional amounts of $148,000,000, $250,000,000, $170,111,000 and $100,000,000 expiring in 1999, 1999, 2002 and 2023, respectively, with the $170,111,000 and $100,000,000 notional amounts also outstanding at

                            THE TIMES MIRROR COMPANY

December 31, 1997. These swaps effectively convert a portion of the Company's long-term fixed rate debt to a variable rate obligation based on LIBOR or the Commercial Paper rate. The fair values of the interest rate swaps are the amounts at which they could be settled based on estimates of market rates.

     Commodity Price Hedging Contracts. The Company enters into various commodity hedging contracts to manage the Company's exposures to fluctuations in newsprint prices. As of December 31, 1998, the Company had newsprint swap agreements for a total notional amount of 261,000 metric tons per year expiring in 2002 and 2003 at a weighted average contract price of $609 per metric ton. Also, the Company has a newsprint option contract for a total notional amount of 30,000 metric tons per year expiring in 2001 at a contract price of $585 per metric ton. At December 31, 1998, the index rate used for these contracts was $585 per metric ton. This option contract limits the maximum payment to $115 per metric ton above the contract price on an annual basis. In addition to the newsprint hedging contracts, the Company has a swap contract for coated paper used in its Magazine Publishing activities for a total notional amount of 5,000 short tons per year expiring in 2000 at a contract price of $1,047 per short ton. As no liquid forward market for newsprint or coated paper exists, it was not practicable to estimate the fair value of the commodity hedging contracts.

     New Accounting Pronouncement. In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133), which the Company is required to adopt effective January 1, 2000. Subsequently, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" which deferred the effective date of SFAS 133 for one year. This standard is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. SFAS 133 will require the Company to record all derivatives as assets or liabilities at fair value. Changes in derivative fair values will either be recognized in earnings, offset against changes in the fair value of the related hedged assets, liabilities and firm commitments or, for forecasted transactions, recorded as a component of other comprehensive income in shareholders' equity until the hedged transactions occur and are recognized in earnings. The ineffective portion of a hedging derivative's change in fair value will be recognized in earnings immediately. The impact of SFAS 133 on the Company's financial statements will depend on a variety of factors, including, the extent of the Company's hedging activities, the types of hedging instruments used and the effectiveness of such instruments. The effect of adopting the Statement is currently being evaluated, however, the Company does not believe the effects of adoption will be material to its financial position or results of operations.

NOTE 9 -- INVENTORIES

     Inventories consist of the following (in thousands):

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------    -------
Newsprint, paper and other raw materials....................  $23,404    $27,561
Finished products...........................................    4,051      3,260
Work-in-progress............................................      983        726
                                                              -------    -------
                                                              $28,438    $31,547
                                                              =======    =======

     Inventories determined by the last-in, first-out method were $13,669,000 and $17,053,000 at December 31, 1998 and 1997, respectively, and would have been higher by $16,100,000 in 1998 and $17,271,000 in 1997 had the first-in, first-out method (which approximates current cost) been used.

                            THE TIMES MIRROR COMPANY

NOTE 10 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following (in thousands):

                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1997
                                                              ----------    ----------
Land........................................................  $   45,065    $   46,459
Buildings...................................................     433,860       425,683
Machinery and equipment.....................................   1,321,501     1,316,935
Leasehold improvements......................................      27,848        26,404
Construction-in-progress....................................      41,362        36,084
                                                              ----------    ----------
                                                               1,869,636     1,851,565
Less accumulated depreciation and amortization..............    (966,153)     (930,570)
                                                              ----------    ----------
                                                              $  903,483    $  920,995
                                                              ==========    ==========

     In March 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" (SOP 98-1). SOP 98-1 will require the capitalization of certain costs incurred after the date of adoption in connection with developing or obtaining software for internal use. The Company adopted SOP 98-1 on January 1, 1999 and does not believe the effects of adoption will be material to its financial position or results of operations.

NOTE 11 -- INCOME TAXES

     Income tax expense from continuing operations consists of the following (in thousands):

                                                       1998        1997        1996
                                                     --------    --------    --------
Current:
  Federal..........................................  $ 77,412    $ 94,422    $ 27,168
  State............................................     9,515      13,099      16,235
  Foreign..........................................    12,601      12,736      13,883
Deferred:
  Federal..........................................      (716)     29,898      51,140
  State............................................    12,133      11,689       9,570
                                                     --------    --------    --------
                                                     $110,945    $161,844    $117,996
                                                     ========    ========    ========

                            THE TIMES MIRROR COMPANY

     The difference between actual income tax expense and the U.S. Federal statutory income tax expense for continuing operations is reconciled as follows (in thousands):

                                                        1998        1997        1996
                                                      --------    --------    --------
Income from continuing operations before income
  taxes:
  United States.....................................  $220,235    $369,596    $271,919
  Foreign...........................................    24,769      26,903      28,335
                                                      --------    --------    --------
                                                      $245,004    $396,499    $300,254
                                                      ========    ========    ========
Federal statutory income tax rate...................        35%         35%         35%
Federal statutory income tax expense................  $ 85,751    $138,775    $105,089
Increase (decrease) in income taxes resulting from:
  State and local income tax expense, net of Federal
     effect.........................................    14,071      16,112      16,773
  Basis difference in asset sales...................    (2,193)      5,249          --
  Goodwill amortization not deductible for tax
     purposes.......................................     5,979       4,424       5,281
  Writedown of assets...............................     6,900          --          --
  Foreign tax differentials.........................    (1,474)      1,439       1,266
  Other.............................................     1,911      (4,155)    (10,413)
                                                      --------    --------    --------
                                                      $110,945    $161,844    $117,996
                                                      ========    ========    ========

     The tax effect of temporary differences results in deferred income tax assets (liabilities) and balance sheet classifications as follows (in thousands):

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                1998         1997
                                                              ---------    ---------
TEMPORARY DIFFERENCES
Depreciation and other property, plant and equipment
  differences...............................................  $(158,950)   $(171,851)
Retirement and health benefits..............................   (153,572)    (141,524)
Postretirement benefits.....................................     86,534      105,823
Valuation and other reserves................................      6,092          520
Other employee benefits.....................................     54,872       48,430
Unrealized investment gains.................................    (33,055)     (21,168)
State and local income taxes................................     25,801       24,404
Restructuring and one-time charges..........................     26,374       14,631
Intangible asset differences................................     (2,378)       2,551
Transaction tax reserve.....................................   (176,585)          --
Other deferred tax assets...................................      5,782       12,318
Other deferred tax liabilities..............................    (22,259)      (5,200)
                                                              ---------    ---------
                                                              $(341,344)   $(131,066)
                                                              =========    =========
BALANCE SHEET CLASSIFICATIONS
Current deferred tax assets.................................  $  32,279    $  48,443
Noncurrent deferred tax liabilities.........................   (373,623)    (179,509)
                                                              ---------    ---------
                                                              $(341,344)   $(131,066)
                                                              =========    =========

     In connection with the disposition of Matthew Bender and Mosby as discussed in Notes 3 and 4, the Company has recorded a tax reserve of $176,585,000. While the Company believes that these transactions were completed on a tax-free basis, this position may be subject to review by the Internal Revenue Service.

                            THE TIMES MIRROR COMPANY

The results of such a review are unpredictable and could result in a tax liability that is significantly higher or lower than that which has been provided by the Company.

NOTE 12 -- DEBT

     Debt consists of the following (dollars in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
Commercial paper at weighted average interest rates of 5.3%
  and 5.9%..................................................  $298,603    $ 86,448
Notes payable at 6.125% due January 2, 1998.................        --      39,209
Current maturities of long-term debt........................     7,440       7,671
Other notes payable at interest rates of 5.42% and 6.04%....     6,567       5,739
                                                              --------    --------
     Total short-term debt..................................  $312,610    $139,067
                                                              ========    ========

     Long-term debt consists of the following (dollars in thousands):

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
6.61% Debentures due September 15, 2027, net of unamortized
  discount of $98 and $101..................................  $249,902    $249,899
4.75% Liquid Yield Option Notes due April 15, 2017, net of
  unamortized discount of $288,129 and $297,845.............   211,871     202,155
7 1/4% Debentures due March 1, 2013.........................   148,215     148,215
7 1/4% Debentures due November 15, 2096, net of unamortized
  discount of $559 and $565.................................   147,441     147,435
7 1/2% Debentures due July 1, 2023..........................    98,750      98,750
Property financing obligation expiring on August 8, 2009,
  net of unamortized discount of $158,080 and $165,353, with
  an effective interest rate of 4.3%........................    47,088      54,743
4 1/4% PEPS due March 15, 2001; 863,100 and 1,305,000
  securities stated at fair value...........................    45,596      31,809
Others at various interest rates, maturing through 2001.....        --          69
                                                              --------    --------
                                                               948,863     933,075
Less current maturities.....................................    (7,440)     (7,671)
                                                              --------    --------
     Total long-term debt...................................  $941,423    $925,404
                                                              ========    ========

     Interest rate swaps outstanding at December 31, 1998 converted the weighted average interest rate on the 7 1/4% Debentures due November 15, 2096, the 6.61% Debentures, the 7 1/2% Debentures and the Liquid Yield Option Notes (LYONs) from 6.32% to 5.62% for the year ended December 31, 1998.

     In September 1997, the Company issued $250,000,000 of 6.61% Debentures due September 15, 2027 (Debentures) with interest payable semiannually commencing March 15, 1998. The Debentures are redeemable at the option of the Company, in whole or in part, at any time after September 15, 2004 at a redemption price equal to the greater of (a) 100% of the principal amount or (b) the sum of the present values of the remaining scheduled payments of principal and interest discounted to the redemption date. The Debentures may be put to the Company on September 15, 2004 at 100% of face value plus accrued interest.

     In April 1997, the Company received gross proceeds of $195,530,000 from the issuance of the LYONs. The LYONs are zero coupon subordinated notes with an aggregate face value of $500,000,000 and a yield to maturity of 4.75%. Each LYON has a $1,000 face value and is convertible at the option of the holder any time prior to maturity. If conversion is elected, the Company will, at its option, deliver (a) 5.828 shares of Series A

                            THE TIMES MIRROR COMPANY
common stock per each LYON or (b) cash equal to the market value of such shares. On or after April 15, 2002, the LYONs may be redeemed at any time by the Company for cash equal to the issuance price plus accrued original discount through the date of redemption. In addition, each LYON may be redeemed for cash at the option of the holder on April 15, 2002, 2007 or 2012. The cash payable for each LYON at these redemption dates is approximately $495, $625 and $791, respectively, which is equal to the issuance price plus accrued original discount through the date of redemption. The Company has an interest rate swap agreement for a notional amount of $170,111,000, expiring April 15, 2002, to exchange a fixed interest rate of 4.75% for a variable rate based on six-month LIBOR less 2.458%.

     The 4 1/4% PEPS hedge the Company's investment in the common stock of Netscape. The amount payable at maturity with respect to each PEPS will equal the average market price of one share of Netscape common stock for ten trading days ending on the second business day prior to the maturity date, subject to adjustment as a result of certain dilution events involving Netscape. Holders of the PEPS bear the full risk of a decline in the value of Netscape. The Company is not obligated to hold the Netscape stock for any period or sell the Netscape stock prior to the PEPS maturity or redemption date.

     The PEPS are redeemable at the option of the Company, in whole or in part, at any time after December 15, 2000. The redemption value is the product of the redemption ratio, as defined below, and the average market price of one share of Netscape common stock for the ten trading days ending on the second business day prior to the redemption date. The redemption ratio will equal (a) 100%, if the market value of one share of Netscape common stock is less than $39.25, or (b) a fraction, the numerator of which is $39.25 and the denominator of which is the market value of Netscape common stock, if such market value is equal to or exceeds $39.25 but less than or equal to $45.13, or (c) 86.96%, if the market value of Netscape common stock exceeds $45.13.

     The PEPS are recorded at fair market value as determined in the open market and will generally move in tandem with changes in the fair market value of Netscape common stock. The net unrealized (loss) gain on the PEPS at December 31, 1998 and 1997 is ($6,928,000) and $11,444,000, respectively, net of applicable income taxes, and is included in accumulated other comprehensive income. During 1998, the Company sold 441,900 shares of Netscape stock and purchased an equal proportion of its PEPS in the open market (see Note 5).

     The Company has an agreement with several domestic and foreign banks for unsecured long-term revolving lines of credit that expire in September 2000. This agreement provides for borrowings up to $400,000,000 at interest rates based on, at the Company's option, the banks' base rates, Eurodollar rates or competitive bid rates. The commitment fee is approximately 0.065% per annum. The lines of credit are used to support a commercial paper program. The Company's revolving lines of credit contain restrictive provisions relating primarily to interest expense coverage. The Company's earnings before interest expense, income taxes, depreciation and amortization, divided by interest expense, must be greater than or equal to 5.0. The weighted average interest rates and weighted average commercial paper borrowings were 5.3% and 5.6% and $243,095,000 and $72,561,000 during 1998 and 1997, respectively.

     At December 31, 1998, the Company had an uncommitted bank line of credit which provides for unsecured borrowings up to $250,000,000 of which there were no amounts outstanding. In February 1999, the Company borrowed $60,000,000 under this line of credit.

     The Company has $20,820,000 of undrawn standby letters of credit at December 31, 1998.

                            THE TIMES MIRROR COMPANY

     At December 31, 1998, the aggregate principal maturities of the Company's debt are as follows (in thousands):

1999........................................................  $  7,440
2000........................................................     7,150
2001........................................................    52,367
2002........................................................     6,292
2003........................................................     5,699
Thereafter..................................................   869,915
                                                              --------
                                                              $948,863
                                                              ========

NOTE 13 -- CAPITAL STOCK AND STOCK PURCHASE PROGRAM

     Preferred Stocks. Series A, Series C-1 and Series C-2 preferred stocks are cumulative, non-voting stocks with annual dividends of 8%, 5.8% and 5.8%, respectively, based on liquidation value. Series A was entitled to dividends effective March 1, 1995. Dividends on Series C-1 and Series C-2 may increase commencing in 2001 to a maximum annual dividend of 8.4%, based on the percentage increases, if any, in the dividends paid by the Company on its common stock. Series A, Series C-1 and Series C-2 are convertible into Series A common stock in 2025 at the earliest. The conversion factor is calculated by dividing $500 plus accrued and unpaid dividends by the average closing prices of Series A common stock for the 20 trading days immediately preceding the conversion date. The maximum number of shares of Series A common stock into which Series C-2 can be converted is limited to 2,957,000 shares.

     On February 28, 1997, the Series B preferred stock was called for redemption and was redeemed on April 2, 1997 for 4,446,000 shares of Series A common stock. The conversion ratio, determined pursuant to the original terms of the Series B, was .57083 of a share of Series A common stock. At the redemption date, the Company had forward purchase contracts for 3,900,000 shares of Series B preferred stock with a weighted average forward price of $28.475 per share. These contracts provided for early termination and, in May 1997, the termination of the contract resulted in the purchase by the Company of 2,226,000 shares of Series A common stock for an aggregate cost of $111,530,000.

     Preferred stock is issuable in series under such terms and conditions as the Board of Directors may determine.

     Common Stocks. Shares of Series A and Series C common stock are identical, except with respect to voting rights, restrictions on transfer of Series C shares and the right to convert Series C shares into Series A shares. Series A shares are entitled to one vote per share and Series C shares are entitled to ten votes per share. Series C shares are subject to mandatory conversion into Series A shares upon transfer to any person other than a "Permitted Transferee" as defined in the Company's Certificate of Incorporation or upon the occurrence of certain regulatory events. Series B common stock is entitled to one-tenth vote per share and is available for common stock issuance transactions, such as underwritten public offerings and acquisitions.

     Cash dividends of $.72 and $.55 per share of common stock were declared for the years ended December 31, 1998 and 1997, respectively. In February 1999, the Board of Directors approved an increase in the quarterly dividend on its common stock to $.20 per share, from $.18 per share, beginning with the March 10, 1999 payment date.

     Treasury Stock. Treasury stock includes shares of Series A common stock and Series A preferred stock owned by affiliates as well as Series A common stock purchased by the Company as part of the stock purchase program. Approximately 13,262,000, 4,001,000 and 18,238,000 shares of Series A common stock included in treasury stock are owned by Eagle New Media, TMCT and CAC, respectively, and $177,039,000 and

                            THE TIMES MIRROR COMPANY

$192,023,000 stated value of Series A preferred stock, which are owned by TMCT and CAC, respectively, are included in treasury stock at December 31, 1998.

     Stock Purchases. During 1998, the Company and Eagle New Media purchased 16,355,000 common shares for a total cost of $947,203,000. An additional 350,000 common shares were purchased for $17,472,000, net of premiums received, as a result of the exercise of put options. At December 31, 1998, the Company had 400,000 put options outstanding with a weighted average strike price of $56.40 per common share. The cash received from the issuance of put options during 1998 and 1997 was not significant. The put options entitle the holder to sell shares of Times Mirror Series A common stock to the Company at the strike price on the expiration date of the put option. The unexpired put options are at strike prices ranging from $55.81 to $58.00. These put options expire on various dates through April 1999.

     Included in the 1998 share purchases were 4,000,000 shares that were purchased in the fourth quarter of 1998 as part of an accelerated purchase agreement. The shares were purchased at the closing price on the date of the agreement for $54.69 per share. The agreement provides for a purchase price adjustment based on a pro-rata settlement over a one-year period. The agreement, which is due to mature in the fourth quarter of 1999, provides for settlement of the purchase price adjustment on a net share basis.

     In August 1998, the Company entered into a forward purchase agreement to acquire 1,000,000 shares of Series A common stock. The Company settled this agreement in February 1999 at a price of $63.35 per share in cash.

     During 1997, the Company purchased 8,882,000 shares of Series A common stock for a total cost of $464,781,000. An additional 120,000 shares of Series A common stock were purchased for $3,719,000, net of premiums received, as a result of the exercise of put options.

     In connection with the Company's ongoing stock purchase program, in October 1998, the Company's Board of Directors authorized the purchase over the next two years of an additional 6,000,000 shares of common stock. The aggregate remaining shares authorized for purchase at December 31, 1998 was approximately 1,100,000 shares. The Company believes that the purchase of shares of its common stock is an attractive investment for Eagle New Media which will enhance Times Mirror shareholder value as well as offset dilution from shares of common stock issued under the Company's stock-based employee compensation and benefit program. In February 1999, the Board of Directors authorized the purchase of an additional amount of up to 6,000,000 shares of its Series A common stock.

NOTE 14 -- STOCK OPTION AND AWARD PLANS

     The Company has various stock option plans under which options may be granted to purchase shares of Series A common stock at a price equal to the fair market value at the date of grant. Options that are not exercised expire ten years from the date of grant. Options granted to key employees generally vest over a four-year period. Grants made under a broad-based stock option plan, for employees not eligible for other stock option grants, are fully vested three years after the date of grant. Restricted stock is also awarded to key employees. The number of restricted stock awards, including matching awards in connection with the annual incentive bonus program, is not material.

                            THE TIMES MIRROR COMPANY

     Options granted, exercised and forfeited were as follows:

                                                                            WEIGHTED
                                                                NUMBER      AVERAGE
                                                                  OF        EXERCISE
                                                                SHARES       PRICE
                                                              ----------    --------
Options Outstanding December 31, 1995.......................   8,651,657     $23.29
  Granted...................................................   1,613,851      33.22
  Exercised.................................................  (1,911,082)     18.86
  Forfeited.................................................    (582,937)     26.61
                                                              ----------     ------
Options Outstanding December 31, 1996.......................   7,771,489      26.12
  Granted...................................................   4,686,643      47.85
  Exercised.................................................  (1,617,045)     22.47
  Forfeited.................................................    (571,732)     34.03
                                                              ----------     ------
Options Outstanding December 31, 1997.......................  10,269,355      36.17
  Granted...................................................   4,370,240      59.58
  Exercised.................................................  (2,145,260)     27.58
  Forfeited.................................................  (1,084,989)     50.00
                                                              ----------     ------
Options Outstanding December 31, 1998.......................  11,409,346     $45.44
                                                              ==========     ======

     Information regarding stock options outstanding and exercisable as of December 31, 1998 is as follows:

                                                          PRICE RANGE
                                      ---------------------------------------------------
                                       $11.43        $18.06        $30.06        $46.56
                                      TO $17.29    TO $23.94     TO $44.94     TO $64.22
                                      ---------    ----------    ----------    ----------
Options Outstanding:
  Number............................    45,979      1,170,163     2,452,916     7,740,288
  Weighted average exercise price...    $16.75         $18.57        $33.59        $53.43
  Weighted average remaining
     contractual life...............   3 years        5 years       7 years       9 years
Options Exercisable:
  Number............................    45,979        798,192     1,160,230       697,755
  Weighted average exercise price...    $16.75         $18.79        $34.67        $48.69

     At December 31, 1998 and 1997 shares reserved for future grants and awards were 9,707,503 and 13,057,372, respectively.

     If the Company recognized employee stock option-related compensation expense in accordance with SFAS 123 and used the Black-Scholes option valuation model for determining the weighted average fair value of options granted after December 31, 1994, its net income and earnings per share would have been as follows (in thousands, except per share amounts):

                                                       1998         1997        1996
                                                    ----------    --------    --------
Net income -- as reported.........................  $1,417,338    $250,312    $206,444
Pro forma stock compensation expense, net.........     (18,709)    (13,000)     (4,959)
                                                    ----------    --------    --------
Pro forma net income..............................  $1,398,629    $237,312    $201,485
                                                    ==========    ========    ========
Pro forma basic earnings per share................  $    15.86    $   2.18    $   1.54
                                                    ==========    ========    ========
Pro forma diluted earnings per share..............  $    15.48    $   2.11    $   1.49
                                                    ==========    ========    ========

     For purposes of the pro forma expense, the weighted average fair value of the options is amortized over the vesting period. The pro forma effect on net income for 1996 through 1998 may not be representative of

                            THE TIMES MIRROR COMPANY
future years' impact because options granted prior to 1995 are excluded from the pro forma calculations. Options are granted every year and the pro forma expense in future years will grow due to the added layers of amortization for succeeding grants. By 1999, however, the pro forma results will include a full four years' worth of option grants.

     The weighted average fair value of stock options on the date of grant, and the assumptions used to estimate the fair value using the Black-Scholes option valuation model, were as follows:

                                                         1998        1997        1996
                                                       --------    --------    --------
Weighted average fair value of stock options
  granted............................................    $12.78      $11.90       $8.87
Risk-free interest rate..............................       5.5%        6.2%        5.4%
Expected life........................................   5 years     5 years     5 years
Expected volatility..................................       .20         .22         .26
Expected dividend yield..............................      2.33%       2.33%       2.00%

     The Black-Scholes option valuation model was developed for use in estimating the fair value of traded options. The Company's employee stock options have characteristics significantly different from those of traded options such as vesting restrictions and lack of transferability. In addition, the assumptions used in option valuation models are highly subjective, particularly with respect to the expected stock price volatility for the underlying stock. Because changes in these subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not provide a reliable single measure of the fair value of its employee stock options.

NOTE 15 -- PENSION PLANS AND POSTRETIREMENT BENEFITS

     The Company has defined benefit pension plans and various other contributory and noncontributory retirement plans covering substantially all employees. In general, benefits under the defined benefit plans are based on years of service and the employee's compensation during the last five years of employment. The majority of the Company's employees are covered by one defined benefit plan. Funding for this plan is not expected to be required in the near future as the plan is overfunded.

     Postretirement health care benefits provided by the Company are unfunded and cover certain employees hired before January 1, 1993. The various plans have significantly different provisions for lifetime maximums, retiree cost-sharing, health care providers, prescription drug coverage and other benefits. Postretirement life insurance benefits are generally insured by life insurance policies and cover employees who retired on or before December 31, 1993. Life insurance benefits vary by plan, ranging from $1,000 to $250,000. Certain employees become eligible for the postretirement health care benefits if they meet minimum age and service requirements and retire from full-time, active service.

                            THE TIMES MIRROR COMPANY

     The following sets forth the changes in benefit obligations and in plan assets and the funded status of the plans (in thousands):

                                          PENSION PLANS          POSTRETIREMENT BENEFITS
                                     ------------------------    ------------------------
                                        1998          1997          1998          1997
                                     ----------    ----------    ----------    ----------
CHANGE IN PROJECTED BENEFIT
  OBLIGATIONS
Benefit obligations at January 1...  $  662,385    $  600,577    $ 132,601     $ 129,292
Service cost.......................      37,377        33,164        3,052         2,732
Interest cost......................      49,367        47,287        7,909         8,204
Plan amendments....................       2,813           957           --            --
Participant contributions..........          --            --        2,073         1,998
Actuarial losses (gains)(1)........      86,647        23,856        4,996          (879)
Curtailment gains..................      (8,898)           --         (327)           --
Benefits paid......................     (42,600)      (43,456)      (8,626)       (8,746)
                                     ----------    ----------    ---------     ---------
Benefit obligations at December
  31...............................  $  787,091    $  662,385    $ 141,678     $ 132,601
                                     ==========    ==========    =========     =========
CHANGE IN PLAN ASSETS
Fair value of plan assets at
  January 1........................  $1,080,160    $  975,384    $      --     $      --
Actual return on plan assets.......     102,355       148,056           --            --
Acquisitions.......................       3,310            --           --            --
Dispositions.......................          --        (3,328)          --            --
Company contributions..............       2,943         3,504        6,553         6,748
Participant contributions..........          --    --........        2,073         1,998
Benefits paid......................     (42,600)      (43,456)      (8,626)       (8,746)
                                     ----------    ----------    ---------     ---------
Fair value of plan assets at
  December 31......................  $1,146,168    $1,080,160    $      --     $      --
                                     ==========    ==========    =========     =========
FUNDED STATUS
Funded status (underfunded) at
  December 31......................  $  359,077    $  417,775    $(141,678)    $(132,601)
Unrecognized net actuarial losses
  (gains)(1).......................      40,896       (41,551)     (49,356)      (45,426)
Unrecognized prior service cost....      (4,309)       (8,677)     (34,984)      (56,348)
Unrecognized net transition
  asset............................      (3,656)      (25,216)          --            --
                                     ----------    ----------    ---------     ---------
Net amount recognized..............  $  392,008    $  342,331    $(226,018)    $(234,375)
                                     ==========    ==========    =========     =========

- ---------------
(1) The increases in actuarial losses relate primarily to changes in the assumed discount rate.

     Amounts applicable to the Company's pension plans with accumulated benefit obligations in excess of plan assets are (in thousands):

                                                              DECEMBER 31,
                                                           ------------------
                                                            1998       1997
                                                           -------    -------
Projected benefit obligations............................  $61,044    $49,267
Accumulated benefit obligations..........................   51,134     43,232
Fair value of plan assets................................   13,348     12,031

                            THE TIMES MIRROR COMPANY

     The following sets forth the amounts recognized in the Consolidated Balance Sheets (in thousands):

                                           PENSION PLANS        POSTRETIREMENT BENEFITS
                                        --------------------    ------------------------
                                            DECEMBER 31,              DECEMBER 31,
                                        --------------------    ------------------------
                                          1998        1997         1998          1997
                                        --------    --------    ----------    ----------
Prepaid pension cost..................  $419,471    $366,807    $      --     $      --
Accrued benefit liability.............   (40,319)    (29,923)    (226,018)     (234,375)
Intangible asset......................     5,545          --           --            --
Deferred income taxes.................     2,915       2,220           --            --
Accumulated other comprehensive
  income..............................     4,396       3,227           --            --
                                        --------    --------    ---------     ---------
Net amount recognized.................  $392,008    $342,331    $(226,018)    $(234,375)
                                        ========    ========    =========     =========

     Net periodic benefit cost (income) is as follows (in thousands):

                                             PENSION PLANS              POSTRETIREMENT BENEFITS
                                    -------------------------------   ---------------------------
                                      1998        1997       1996      1998      1997      1996
                                    ---------   --------   --------   -------   -------   -------
Service cost......................  $  37,377   $ 33,164   $ 36,866   $ 3,052   $ 2,732   $ 3,190
Interest cost.....................     49,367     47,287     47,552     7,909     8,204     9,361
Expected return on plan assets....   (103,857)   (93,753)   (88,731)       --        --        --
Amortization of transition
  asset...........................    (21,560)   (21,560)   (21,560)       --        --        --
Amortization of prior service
  cost............................        620        (44)       152    (6,992)   (6,992)   (7,368)
Recognized net actuarial loss
  (gain)..........................        241        (47)     1,413    (5,446)   (3,218)   (1,028)
                                    ---------   --------   --------   -------   -------   -------
Benefit cost (income).............    (37,812)   (34,953)   (24,308)   (1,477)      726     4,155
Curtailment gains.................     (8,898)        --         --      (327)       --        --
                                    ---------   --------   --------   -------   -------   -------
Benefit cost (income) after
  curtailments....................  $ (46,710)  $(34,953)  $(24,308)  $(1,804)  $   726   $ 4,155
                                    =========   ========   ========   =======   =======   =======

     Assumptions used in the actuarial computations were as follows:

                                              PENSION PLANS        POSTRETIREMENT BENEFITS
                                           --------------------    -----------------------
                                               DECEMBER 31,             DECEMBER 31,
                                           --------------------    -----------------------
                                           1998    1997    1996    1998     1997     1996
                                           ----    ----    ----    -----    -----    -----
Discount rate............................  6.75%   7.50%   8.00%   6.75%    7.50%    8.00%
Expected return on plan assets...........  9.75%   9.75%   9.75%    N/A      N/A      N/A
Rate of compensation increase............  5.00%   5.00%   5.00%   5.00%    5.00%    5.00%

     At December 31, 1998, the health care trend rate of 8.5% was assumed to ratably decline to 4.25% by 2011 and remain at that level. The assumed health care cost trend rate can significantly affect postretirement expense and liabilities. A change of 1% in the health care cost trend rate would have the following effects (in thousands):

                                                           1-PERCENTAGE-     1-PERCENTAGE-
                                                           POINT INCREASE    POINT DECREASE
                                                           --------------    --------------
Effect on total service and interest cost component......     $ 1,307           $ (1,319)
Effect on postretirement benefit obligation..............      13,579            (11,454)

     Benefits provided by the Employee Stock Option Plan (ESOP) are coordinated with certain pension benefits and, as a result, the defined benefit plan obligations are net of the actuarially equivalent value of the benefits earned under the ESOP, with the maximum offset equal to the value of the benefits earned under the defined benefit plan. The fair value of the ESOP assets was $264,715,000 and $307,188,000 as of December 31, 1998 and 1997, respectively. At
December 31, 1998, the ESOP held 3,148,000 shares of Series A common stock, and 1,507,000 shares of Series C common stock. The final contribution to the ESOP

                            THE TIMES MIRROR COMPANY
was in 1994 and the ESOP has been amended to discontinue contributions by the Company. There are no unallocated shares in the ESOP at December 31, 1998.

     Substantially all employees over age 21 with one year of service are eligible to participate in the Company's Savings Plus Plan. Eligible employees may contribute from 1% to 15% of their basic compensation. The Company makes matching contributions equal to 50% of employee before-tax contributions from 1% to 6%. Employees may choose among eight investment options, including a Company common stock fund, for investing their contributions and the Company's matching contribution. Defined contribution plan expense, primarily related to the Savings Plus Plan, was $15,088,000, $15,487,000, and $15,185,000 for the years ended December 31, 1998, 1997 and 1996, respectively.

     A Voluntary Employee Beneficiary Association (VEBA) trust funds certain health care benefits. Funding of the VEBA is generally made on a pay-as-you-go-basis, which leaves minimal cash in the VEBA trust.

NOTE 16 -- LEASES

     Rental expense under operating leases was $34,181,000, $36,930,000 and $37,910,000 for the years ended December 31, 1998, 1997 and 1996, respectively. Capital leases, contingent rentals and sublease income are not significant. The future net minimum lease payments as of December 31, 1998 for all noncancelable operating leases, excluding future obligations included in the restructuring liabilities on the Consolidated Balance Sheets, are as follows (in thousands):

1999........................................................  $ 26,112
2000........................................................    22,596
2001........................................................    21,752
2002........................................................    20,177
2003........................................................    17,503
Thereafter..................................................    72,353
                                                              --------
          Total.............................................  $180,493
                                                              ========

NOTE 17 -- SEGMENT INFORMATION

     The Company has three reportable operating segments, Newspaper Publishing, Professional Information and Magazine Publishing. The Newspaper Publishing segment publishes daily metropolitan newspapers in the east coast and west coast regions of the United States, as well as several weekly newspapers. The Professional Information segment publishes aeronautical charts and flight information. The Magazine Publishing segment publishes special interest and trade magazines.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies. The Company evaluates performance based on several factors, of which the primary financial measure is segment operating profit. Total revenue by industry segment includes sales to unaffiliated customers and intersegment sales, which are accounted at market price. Revenues are attributed to geographic areas based on the location of the assets producing the revenues.

     Corporate and Other includes operations not directly related to the operating segments and general corporate activities including corporate overhead expenses, corporate investment income, interest expense on corporate debt and the activities of the Company's affiliates, Eagle New Media and Eagle Publishing. The Corporate and Other assets are principally comprised of cash and cash equivalents, marketable securities and other investments. Substantially all of the Company's investments accounted for under the equity method are in Corporate and Other.

                            THE TIMES MIRROR COMPANY

     Financial data for the Company's segments is as follows (in thousands):

                                                         1998          1997          1996
                                                      ----------    ----------    ----------
REVENUES
  Newspaper Publishing..............................  $2,308,178    $2,179,244    $2,074,692
  Professional Information..........................     211,929       195,339       185,207
  Magazine Publishing...............................     262,683       248,712       234,192
                                                      ----------    ----------    ----------
    Total reportable segments.......................   2,782,790     2,623,295     2,494,091
  Corporate and Other...............................       1,198        21,845        56,938
  Intersegment Revenues.............................          --            (5)          (27)
                                                      ----------    ----------    ----------
                                                      $2,783,988    $2,645,135    $2,551,002
                                                      ==========    ==========    ==========
OPERATING PROFIT (LOSS)(1)
  Newspaper Publishing..............................  $  297,433    $  402,207    $  307,512
  Professional Information..........................      43,858        55,659        55,517
  Magazine Publishing...............................     (14,232)       18,309         8,753
                                                      ----------    ----------    ----------
    Total reportable segments.......................     327,059       476,175       371,782
  Corporate and Other...............................     (79,261)      (84,897)      (61,097)
                                                      ----------    ----------    ----------
                                                      $  247,798    $  391,278    $  310,685
                                                      ==========    ==========    ==========
IDENTIFIABLE ASSETS
  Newspaper Publishing..............................  $1,999,880    $1,792,286    $1,836,158
  Professional Information..........................      96,765        87,354        85,866
  Magazine Publishing...............................     271,457       263,521       244,254
                                                      ----------    ----------    ----------
    Total reportable segments.......................   2,368,102     2,143,161     2,166,278
  Corporate and Other...............................   1,600,199       355,996       444,845
  Discontinued Operations...........................     189,628       672,671       568,272
                                                      ----------    ----------    ----------
                                                      $4,157,929    $3,171,828    $3,179,395
                                                      ==========    ==========    ==========
DEPRECIATION AND AMORTIZATION
  Newspaper Publishing..............................  $  116,116    $  106,919    $  104,743
  Professional Information..........................       6,852         6,648         6,675
  Magazine Publishing...............................       7,740         7,040         6,050
                                                      ----------    ----------    ----------
    Total reportable segments.......................     130,708       120,607       117,468
  Corporate and Other...............................       4,467         3,457         2,990
                                                      ----------    ----------    ----------
                                                      $  135,175    $  124,064    $  120,458
                                                      ==========    ==========    ==========
CAPITAL EXPENDITURES
  Newspaper Publishing..............................  $  107,479    $   78,760    $   63,698
  Professional Information..........................      15,825         9,535         7,790
  Magazine Publishing...............................       1,651         2,243        10,849
                                                      ----------    ----------    ----------
    Total reportable segments.......................     124,955        90,538        82,337
  Corporate and Other...............................       6,593        22,543         4,989
                                                      ----------    ----------    ----------
                                                      $  131,548    $  113,081    $   87,326
                                                      ==========    ==========    ==========

- ---------------
(1) Includes restructuring, one-time and other charges as follows (in thousands):

                                                         1998          1997
                                                      ----------    ----------
Newspaper Publishing................................  $  116,388    $   18,000
Professional Information............................      11,889            --
Magazine Publishing.................................      29,072            --
                                                      ----------    ----------
  Total reportable segments.........................     157,349        18,000
Corporate and Other.................................      17,021            --
                                                      ----------    ----------
                                                      $  174,370    $   18,000
                                                      ==========    ==========

     The pre-tax charges in 1998 are comprised of restructuring and one-time charges of $155,681 and other charges that did not qualify for accounting classification as restructuring charges of $18,689.

                            THE TIMES MIRROR COMPANY

     Substantially all revenue and assets of the Company's reportable segments are attributed to or located in the United States. Non-U.S. revenues represent less than 3% of total revenues and are principally related to the Company's flight information business in Germany.

     Significant non-cash items excluding depreciation and amortization, were non-cash restructuring, one time and other charges in 1998 as follows (in thousands):

                                                              1998
                                                             -------
Newspaper Publishing.......................................  $19,043
Professional Information...................................    6,967
Magazine Publishing........................................   20,718
                                                             -------
  Total reportable segments................................   46,728
Corporate and Other........................................    6,055
                                                             -------
                                                             $52,783
                                                             =======

     A reconciliation of operating profit to income from continuing operations before income taxes is set forth in the Company's Consolidated Statements of Income on page 5.

     The Company does not have a single external customer who represents 10% or more of its revenue.

NOTE 18 -- USE OF ESTIMATES AND OTHER UNCERTAINTIES

     Financial statements prepared in accordance with generally accepted accounting principles require management to make estimates and judgments that affect amounts and disclosures reported in the financial statements. Actual results could differ from those estimates, although management does not believe that any differences would materially affect the Company's financial position or reported results.

     The Company's future results could be adversely affected by a number of factors, including (a) an increase in paper, printing and distribution costs over the levels anticipated; (b) increased consolidation among major retailers or other events depressing the level of display advertising; (c) an economic downturn in the Company's principal newspaper markets or other occurrences leading to decreased circulation and diminished revenues from both display and classified advertising; (d) an increase in the use of alternate media such as the Internet for classified and other advertising; (e) an increase in expenses related to new initiatives and product improvement efforts in the flight information operating units; (f) unfavorable foreign currency fluctuations; and
(g) a general economic downturn resulting in decreased consumer and corporate spending on discretionary items such as magazines or newspapers.

                            THE TIMES MIRROR COMPANY

NOTE 19 -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     A summary of the unaudited quarterly results of operations restated for discontinued operations (see Note 3) follows (in thousands, except per share amounts):

                                                       1998 QUARTERS ENDED
                                       ---------------------------------------------------
                                       MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31
                                       --------    --------    ------------    -----------
Revenues.............................  $658,767    $698,007     $  677,128      $750,086
Costs and expenses:
  Cost of sales......................   366,130     369,804        368,140       340,449
  Selling, general and administrative
     expenses........................   206,812     206,789        216,303       306,082
  Restructuring and one-time
     charges.........................        --      34,850         46,262        74,569
                                       --------    --------     ----------      --------
Operating profit.....................    85,825      86,564         46,423        28,986
Interest expense, net................    (8,001)    (13,831)        (5,008)       (1,755)
Equity income (loss).................    (4,884)     (2,204)         1,223        (2,326)
Other, net...........................     4,397      10,015          7,950        11,630
                                       --------    --------     ----------      --------
Income from continuing operations
  before income taxes................    77,337      80,544         50,588        36,535
Income tax provision.................    31,915      31,928         31,293        15,809
                                       --------    --------     ----------      --------
Income from continuing operations....    45,422      48,616         19,295        20,726
Discontinued operations, net.........      (161)        585      1,057,254       225,601
                                       --------    --------     ----------      --------
Net income...........................  $ 45,261    $ 49,201     $1,076,549      $246,327
                                       ========    ========     ==========      ========
Basic earnings per share:
  Continuing operations..............  $    .45    $    .49     $      .16      $    .19
  Discontinued operations............        --         .01          12.55          2.86
                                       --------    --------     ----------      --------
Basic earnings per share.............  $    .45    $    .50     $    12.71      $   3.05
                                       ========    ========     ==========      ========
Diluted earnings per share:
  Continuing operations..............  $    .44    $    .48     $      .16      $    .19
  Discontinued operations............        --         .01          12.26          2.80
                                       --------    --------     ----------      --------
Diluted earnings per share...........  $    .44    $    .49     $    12.42      $   2.99
                                       ========    ========     ==========      ========

                            THE TIMES MIRROR COMPANY

                                                      1997 QUARTERS ENDED
                                      ---------------------------------------------------
                                      MARCH 31    JUNE 30     SEPTEMBER 30    DECEMBER 31
                                      --------    --------    ------------    -----------
Revenues............................  $627,368    $658,771      $643,514       $715,482
Costs and expenses:
  Cost of sales.....................   334,756     338,811       350,113        371,980
  Selling, general and
     administrative expenses........   206,806     206,667       200,985        243,739
                                      --------    --------      --------       --------
Operating profit....................    85,806     113,293        92,416         99,763
Interest expense, net...............    (5,791)     (6,641)       (9,164)       (11,681)
Equity income (loss)................      (974)       (160)          336         (1,080)
Other, net..........................     3,247      19,260         8,053          9,816
                                      --------    --------      --------       --------
Income from continuing operations
  before income taxes...............    82,288     125,752        91,641         96,818
Income tax provision................    36,513      56,275        35,361         33,695
                                      --------    --------      --------       --------
Income from continuing operations...    45,775      69,477        56,280         63,123
Discontinued operations, net........      (542)     (3,491)       10,644          9,046
                                      --------    --------      --------       --------
Net income..........................  $ 45,233    $ 65,986      $ 66,924       $ 72,169
                                      ========    ========      ========       ========
Basic earnings (loss) per share:
  Continuing operations.............  $    .37    $    .63      $    .53       $    .65
  Discontinued operations...........        --        (.03)          .11            .11
                                      --------    --------      --------       --------
Basic earnings per share............  $    .37    $    .60      $    .64       $    .76
                                      ========    ========      ========       ========
Diluted earnings (loss) per share:
  Continuing operations.............  $    .36    $    .61      $    .51       $    .63
  Discontinued operations...........        --        (.03)          .11            .10
                                      --------    --------      --------       --------
Diluted earnings per share..........  $    .36    $    .58      $    .62       $    .73
                                      ========    ========      ========       ========

NOTE 20 -- COMMITMENTS AND CONTINGENCIES

     The Company and its subsidiaries are defendants in actions for matters arising out of their business operations. In addition, from time to time, the Company and its subsidiaries are involved as parties in various governmental and administrative proceedings. The Company does not believe that any such proceedings currently pending will have a material adverse effect on its consolidated financial position, although an adverse resolution in any reporting period of one or more of these matters could have a material impact on results of operations for that period.

     To assure a long-term supply of newsprint for the Los Angeles Times, the Company has an agreement with a supplier to purchase specified quantities of newsprint at prevailing market prices. The specified quantities represent a majority of The Times' newsprint requirements.

NOTE 21 -- SUBSEQUENT EVENTS

     In February 1999, Eagle New Media Investments, Inc. LLC, an investment affiliate of the Company, acquired Newport Media, Inc., a publisher of shopper publications in the Long Island and New Jersey areas, for approximately $132,000,000.

     The Company completed an agreement in May 1999, to merge Hollywood Online, Inc., and its Web site, hollywood.com, into Big Entertainment, Inc., in exchange for newly-issued restricted stock of Big Entertainment, Inc. and a note with a then combined current value of approximately $31,500,000.

                            THE TIMES MIRROR COMPANY

     In September 1999, the Company completed a transaction (1999 Transaction) involving agreements with its largest shareholders, the Chandler Trusts. The 1999 Transaction resulted in the formation of a new limited liability company, TMCT II, LLC (TMCT II), by the Chandler Trusts, the Company and the Company's affiliates, Eagle New Media Investments, LLC and Eagle Publishing Investments, LLC (Eagle Companies).

     Pursuant to the TMCT II contribution agreement, the Company, the Eagle Companies and the Chandler Trusts made the following capital contributions to TMCT II:

     1. the Company contributed preferred units issued by the operating partnerships of 8 unrelated real estate investment trusts (OP REIT Interests) with an aggregate purchase price of $600,000,000 and $2,000,000 in cash;

     2. the Eagle Companies contributed a total of $633,252,000 in cash or cash equivalents;

     3. the Chandler Trusts contributed 9,306,000 shares of the Company's Series A common stock, 6,236,000 shares of the Company's Series C common stock, 381,000 shares of the Company's Series C-1 preferred stock and 245,000 shares of the Company's Series C-2 preferred stock (TMCT II Contributed Shares).

     The Company's purchase of the OP REIT Interests was funded with the proceeds of a $550,000,000 short-term bank line of credit provided by Citibank and its commercial paper line. The Company is considering various alternatives with respect to refinancing the line of credit which matures on November 30, 1999. The cash contributed by the Company and the Eagle Companies was used by TMCT II to purchase a portfolio of securities (TMCT II Portfolio).

     The Company, the Eagle Companies and the Chandler Trusts share in the cash flow, profits and losses of the various assets held by TMCT II. The cash flow from the OP REIT Interests and the TMCT II Portfolio is largely allocated to the Chandler Trusts with the remaining portion of the cash flow from the OP REIT Interests and the TMCT II Portfolio primarily allocated to the Eagle Companies. The cash flow from the TMCT II Contributed Shares is largely allocated to the Company with the remaining portion of that cash flow primarily allocated to the Chandler Trusts. Due to the allocations of the economic benefits in TMCT II, for financial reporting purposes, 80% of the TMCT II Contributed Shares will be included in treasury stock, 80% of the preferred dividends on the Series C-1 and C-2 preferred stock will be excluded from the preferred dividend requirements and 80% of the dividends on the common stock will be effectively eliminated. The Company and the Eagle Companies will account for their investment in TMCT II under the equity method.

     In connection with the 1999 Transaction, the Company agreed to use its reasonable best efforts to replace the outstanding Series C-1 and C-2 preferred stocks (which are now owned by TMCT II) with new Series D-1 and D-2 preferred stocks. The new Series D-1 and D-2 preferred stocks will be identical to the existing Series C-1 and C-2 preferred stocks except that the increases in the dividend rate on the new Series D-1 and D-2 preferred stocks will be pursuant to a fixed and certain schedule.

     As a result of the 1999 Transaction, for financial reporting purposes, the following number of shares will be included as treasury stock and excluded from earnings per share calculations:

     1. the number of shares of Series A and C common stocks was reduced by 12,433,000;

     2. the number of shares of Series C-1 preferred stock was reduced by 305,000;

     3. the number of shares of Series C-2 preferred stock was reduced by 196,000;

     The annual preferred dividend requirements will be reduced to $8,055,000 beginning in 2000, assuming the replacement of the Series C-1 and C-2 preferred stocks with the new Series D-1 and D-2 preferred stocks is completed.

                            THE TIMES MIRROR COMPANY

     In September 1999, the Company also announced its decision to sell the properties of The Sporting News, a sports related magazine, including sportingnews.com. The Company has retained an investment banking firm to advise it on the sale, which is anticipated to be completed by the first quarter of 2000. Additionally, the Company announced its decision to sell certain other businesses as further described in Note 3 to the Consolidated Financial Statements.

                            THE TIMES MIRROR COMPANY

         SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                                 (IN THOUSANDS)

                                                    CHARGED TO
                                                     COSTS AND     CHARGED
                                      BALANCE AT     EXPENSES         TO         DEDUCTIONS    BALANCE AT
                                      BEGINNING         OR          OTHER           FROM         END OF
                                      OF PERIOD      REVENUES      ACCOUNTS       RESERVES       PERIOD
                                      ----------    -----------    --------      ----------    ----------
Year ended December 31, 1998
  Allowance for doubtful accounts...   $27,708        $19,240       $1,610        $(22,602)     $25,956
  Allowance for returns.............    11,131         59,191          (15)        (58,874)      11,433
                                       -------        -------       ------        --------      -------
                                       $38,839        $78,431       $1,595(A)     $(81,476)     $37,389
                                       =======        =======       ======        ========      =======
Year ended December 31, 1997
  Allowance for doubtful accounts...   $25,659        $22,307       $  836        $(21,094)     $27,708
  Allowance for returns.............    13,699         53,905       (1,506)        (54,967)      11,131
                                       -------        -------       ------        --------      -------
                                       $39,358        $76,212       $ (670)(A)    $(76,061)     $38,839
                                       =======        =======       ======        ========      =======
Year ended December 31, 1996
  Allowance for doubtful accounts...   $23,366        $23,293       $   60        $(21,060)     $25,659
  Allowance for returns.............    12,125         58,822           --         (57,248)      13,699
                                       -------        -------       ------        --------      -------
                                       $35,491        $82,115       $   60        $(78,308)     $39,358
                                       =======        =======       ======        ========      =======

- ---------------
(A) Primarily allowances of businesses acquired and sold.

Note: A detailed schedule of restructuring liabilities has been provided in Note
      6 of the notes to consolidated financial statements.

                            SELECTED FINANCIAL DATA

     The following selected financial data has been derived from the Consolidated Financial Statements that have been audited by Ernst & Young LLP, independent auditors. The information set forth below is not necessarily indicative of results of future operations, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes thereto included elsewhere in this current report on Form 8-K.

           SELECTED CONSOLIDATED FINANCIAL DATA AND OTHER INFORMATION

                                       1998           1997            1996             1995             1994
                                    -----------    -----------    -------------    -------------    -------------
                                    (IN THOUSANDS OF DOLLARS EXCEPT PER COMMON SHARE, FINANCIAL RATIOS AND OTHER)
OPERATING RESULTS
  Revenues........................  $2,783,988     $2,645,135     $  2,551,002     $  2,528,673     $  2,498,565
  Restructuring and one-time
    charges.......................     155,681             --               --          412,778               --
  Operating profit (loss).........     247,798        391,278          310,685         (268,208)         181,632
  Interest income (expense),
    net...........................     (28,595)       (33,277)         (13,939)           6,473          (48,334)
  Income (loss) from continuing
    operations before income
    taxes.........................     245,004        396,499          300,254         (253,421)         132,241
  Income (loss) from continuing
    operations....................     134,059        234,655          182,258         (209,367)          72,074
  Net income(1)...................   1,417,338        250,312          206,444        1,226,751          173,117
PER COMMON SHARE
  Basic earnings (loss) from
    continuing operations.........  $     1.32     $     2.18     $       1.36     $      (2.61)    $        .56
  Basic earnings..................       16.46           2.35             1.59            10.02             1.35
  Diluted earnings (loss) from
    continuing operations(2)......        1.29           2.12             1.32            (2.61)             .56
  Diluted earnings................       16.06           2.29             1.54            10.02             1.34
  Dividends declared(3)...........         .72            .55              .30              .24             1.08
  Dividends paid..................         .72            .55              .36              .45             1.08
FINANCIAL DATA
  Current assets(4)(5)............  $1,543,486     $  474,833     $    544,335     $    745,314     $    464,403
  Property, plant and equipment,
    net...........................     903,483        920,995        1,080,642        1,085,341        1,196,900
  Total assets(5).................   4,157,929      3,171,828        3,179,395        3,444,641        3,972,885
  Long-term debt..................     941,423        925,404          459,007          247,062          245,522
  Shareholders' equity............   1,342,453        875,999        1,498,810        1,806,236        1,957,043
  Capital expenditures(6).........     131,548        113,081           87,326           90,819           96,242
  Operating profit margin(7)......        15.2%          15.5%            12.2%             7.5%             7.3%
  Total debt as a % of adjusted
    capitalization................        48.3%          54.9%            23.5%            12.1%            31.3%
  Shareholders' equity per common
    share(8)......................  $    13.45     $     5.90     $       9.54     $      11.64     $      15.06
OTHER
  Adjusted price range of
    common........................  $65 13/16 to   $61 3/4 to     $      56 to     $  35 1/4 to     $26 11/16 to
      stock(9)....................    48 15/16         46 1/8           30 5/8           17 1/4          18 5/16
  Number of employees at end of
    year..........................      20,619         21,567           20,803           21,877           26,902
  Weighted average shares:
    Basic.........................  84,813,581     92,571,618      102,113,298      113,797,192      128,611,404
    Diluted.......................  86,927,815     97,013,301      105,372,495      113,797,192      128,810,745
  Common shares outstanding at end
    of year(10)...................  73,381,279     87,903,444       96,729,785      105,698,043      128,617,570

- ---------------
     This summary should be read in conjunction with the consolidated financial statements and notes thereto.

 (1) Includes the following after-tax gains (charges) related to discontinued operations (in thousands):

                                         1998        1997        1996         1995
                                      ----------    -------    --------    ----------
Restructuring, one-time and other
  charges...........................  $  (47,206)   $(7,842)   $(30,305)   $ (210,381)
Net gain on disposal................   1,316,686         --      32,047     1,634,294
                                      ----------    -------    --------    ----------
                                      $1,269,480    $(7,842)   $  1,742    $1,423,913
                                      ==========    =======    ========    ==========

 (2) Includes the $.38 per share impact of the cash paid in excess of liquidation value on Series B preferred stock repurchases in 1995.

 (3) During 1996, the Company began declaring and paying common stock dividends in the same quarter; previously, dividends were declared in the quarter prior to payment. As a result, in the third quarter of 1996, no dividends were declared in order to change to the new procedure.

 (4) Excludes net assets of discontinued operations.

 (5) Includes proceeds from reorganization in 1998 as described in Notes 3 and 4 to the consolidated financial statements.

 (6) Excludes capital expenditures related to discontinued operations.

 (7) Excludes restructuring, one-time and other charges as follows (in thousands): 1998 -- $174,370; 1997 -- $18,000; 1995 -- $458,607.

 (8) Based on the common shares outstanding as described in (10) below.

 (9) On February 1, 1995, Times Mirror common shareholders received distributions having a value of $10.45 per Times Mirror common share. The trading prices prior to February 1, 1995 have been adjusted to reflect these distributions.

(10) Excludes treasury shares of 38,707,883, 24,151,014 and 1,345,075 at
     December 31, 1998, 1997 and 1994, respectively.

               FIVE-YEAR SUMMARY OF BUSINESS SEGMENT INFORMATION

                                      1998         1997         1996         1995         1994
                                   ----------   ----------   ----------   ----------   ----------
                                                     (IN THOUSANDS OF DOLLARS)
REVENUES
  Newspaper Publishing...........  $2,308,178   $2,179,244   $2,074,692   $2,057,596   $2,062,954
  Professional Information.......     211,929      195,339      185,207      170,849      147,965
  Magazine Publishing............     262,683      248,712      234,192      242,864      236,183
  Corporate and Other............       1,198       21,845       56,938       57,928       51,961
  Intersegment Revenues..........          --           (5)         (27)        (564)        (498)
                                   ----------   ----------   ----------   ----------   ----------
                                   $2,783,988   $2,645,135   $2,551,002   $2,528,673   $2,498,565
                                   ==========   ==========   ==========   ==========   ==========
OPERATING PROFIT (LOSS)(1)
  Newspaper Publishing...........  $  297,433   $  402,207   $  307,512   $ (109,483)  $  194,772
  Professional Information.......      43,858       55,659       55,517       55,742       53,075
  Magazine Publishing............     (14,232)      18,309        8,753      (73,904)       3,884
  Corporate and Other............     (79,261)     (84,897)     (61,097)    (140,563)     (70,099)
                                   ----------   ----------   ----------   ----------   ----------
                                   $  247,798   $  391,278   $  310,685   $ (268,208)  $  181,632
                                   ==========   ==========   ==========   ==========   ==========
IDENTIFIABLE ASSETS
  Newspaper Publishing...........  $1,999,880   $1,792,286   $1,836,158   $1,840,058   $1,987,752
  Professional Information.......      96,765       87,354       85,866       77,524       21,748
  Magazine Publishing............     271,457      263,521      244,254      255,358      279,884
  Corporate and Other............   1,600,199      355,996      444,845      606,428      353,915
  Discontinued Operations........     189,628      672,671      568,272      665,273    1,329,586
                                   ----------   ----------   ----------   ----------   ----------
                                   $4,157,929   $3,171,828   $3,179,395   $3,444,641   $3,972,885
                                   ==========   ==========   ==========   ==========   ==========
DEPRECIATION AND AMORTIZATION
  Newspaper Publishing...........  $  116,116   $  106,919   $  104,743   $  110,299   $  114,115
  Professional Information.......       6,852        6,648        6,675        5,307        4,845
  Magazine Publishing............       7,740        7,040        6,050        8,112        8,140
  Corporate and Other............       4,467        3,457        2,990        2,824        2,305
                                   ----------   ----------   ----------   ----------   ----------
                                   $  135,175   $  124,064   $  120,458   $  126,542   $  129,405
                                   ==========   ==========   ==========   ==========   ==========
CAPITAL EXPENDITURES
  Newspaper Publishing...........  $  107,479   $   78,760   $   63,698   $   63,014   $   79,922
  Professional Information.......      15,825        9,535        7,790       10,568       11,428
  Magazine Publishing............       1,651        2,243       10,849        1,060          800
  Corporate and Other............       6,593       22,543        4,989       16,177        4,092
                                   ----------   ----------   ----------   ----------   ----------
                                   $  131,548   $  113,081   $   87,326   $   90,819   $   96,242
                                   ==========   ==========   ==========   ==========   ==========

- ---------------
(1) Includes restructuring, one-time and other charges as follows (in thousands):

                                      1998         1997                      1995
                                   ----------   ----------                ----------
    Newspaper Publishing.........  $  116,388   $   18,000                $  316,216
    Professional Information.....      11,889           --                     1,913
    Magazine Publishing..........      29,072           --                    71,672
    Corporate and Other..........      17,021           --                    68,806
                                   ----------   ----------                ----------
                                   $  174,370   $   18,000                $  458,607
                                   ==========   ==========                ==========

     The pre-tax charges in 1998 are comprised of restructuring and one-time charges of $155,681 and other charges that did not qualify for accounting classification as restructuring charges of $18,689.

     The pre-tax charges in 1995 are comprised of restructuring and one-time charges of $412,778 and other charges that did not qualify for accounting classification as restructuring charges of $45,829.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company achieved record earnings in 1998 with net income of $1.42 billion, or $16.06 per share on a diluted basis, compared with 1997 net income of $250.3 million, or $2.29 per share. The 1998 results reflect:

     - An after-tax gain of $1.35 billion, or $15.50 per share, on the disposition of Matthew Bender/Shepard's and Mosby and $30.8 million, or $.35 per share, of after-tax losses associated with discontinuance of certain other businesses.

     - Completion of the Company's business operations review which resulted in pre-tax charges of $155.7 million, or $1.17 per share, and additional pre-tax charges of $18.7 million, or $.13 per share, that did not qualify for accounting classification as restructuring charges.

     - Income from continuing operations for 1998 of $246.5 million, or $2.59 per share, excluding these charges. Including the charges, income from continuing operations was $134.1 million, or $1.29 per share.

     - Growth in revenues at all three of the Company's business segments contributing to an increase in revenues of 5.2% to $2.78 billion in 1998 compared with $2.65 billion in the prior year.

     - Loss from discontinued operations for 1998, net of taxes, of $33.4 million, or $.38 per share, compared to income from discontinued operations for 1997, net of taxes, of $15.7 million, or $.17 per share.

     - Share purchases in 1998 which reduced the number of shares of common stock outstanding for financial reporting purposes to 73.4 million at December 31, 1998 compared with 87.9 million at December 31, 1997.

     The Company's operating performance improved modestly in 1998, with growth in both revenues and operating profit, excluding restructuring, one-time and other charges. The Company's performance reflects an increasing focus on its core Newspaper Publishing segment, which represents more than 80% of the Company's revenues and operating profit, following the restatement for discontinued operations described below. In 1998, revenues and operating profit at the Company's Eastern Newspapers, excluding restructuring, one-time and other charges, reached record highs and offset slow revenue growth and a decline in operating earnings at the Los Angeles Times, the Company's largest newspaper. To address these issues at The Times, significant changes were initiated in the second half of 1998 to improve operating performance.

     For 1998, income from continuing operations rose to $246.5 million, or $2.59 per share, excluding restructuring, one-time and other charges. In 1997, the Company reported income from continuing operations of $234.7 million, or $2.12 per share, including fourth-quarter pre-tax charges of $18.0 million, or $.11 per share, for specifically identified cost reduction programs that were not classified as restructuring charges. Excluding these charges, income from continuing operations for 1997 was $245.3 million, or $2.23 per share. The increase in earnings per share was due largely to share purchases in 1998 that reduced the number of average shares outstanding for financial reporting purposes, as well as a reduction in preferred dividend requirements due to a recapitalization in the third quarter of 1997 and the Company's redemption of its Series B preferred stock.

DISCONTINUED OPERATIONS

     On September 3, 1999, Times Mirror announced its decision to sell AchieveGlobal, Inc., a professional training company; Allen Communication, an interactive software and training courseware developer and The StayWell Company, a health improvement information company. The Company decided to sell these businesses in order to concentrate on its core strengths in newspaper publishing, flight information and magazine publishing. The Company has retained investment banking firms to advise it on the sale of these

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

businesses. These dispositions are anticipated to be completed by the first quarter of 2000. The accompanying financial statements have been restated for all periods presented to reflect these businesses as discontinued operations.

     On July 31, 1998, the Company completed the divestiture of Matthew Bender & Company, Incorporated and its 50% ownership in legal citation provider Shepard's to an affiliate of Reed Elsevier, Inc. in a transaction valued at $1.65 billion. Additionally, on October 9, 1998, the Company completed the divestiture of Mosby, Inc., its health science and medical publisher, to Harcourt General, Inc. in a transaction valued at $415.0 million.

     On August 26, 1998, the Company determined that Apartment Search, Inc., its apartment location business, would be discontinued and recorded an estimated loss on disposal of $28.2 million, including a provision for operating losses through the expected date of disposal. The total estimated loss is included in discontinued operations within "Net gain on disposal, net of income taxes." The Company subsequently sold Apartment Search in March 1999. Results of discontinued operations primarily include AchieveGlobal, Allen Communication, StayWell, Matthew Bender, Mosby, the Shepard's joint venture and Apartment Search (See Note 3 to the Consolidated Financial Statements for further information).

SHARE PURCHASES

     Share purchases continued in 1998 through open market transactions, accelerated purchases and purchases by an affiliated limited liability company. A total of 16.7 million Series A common shares were acquired during 1998 which more than offset 2.1 million shares issued as a result of the exercise of stock options.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

CONSOLIDATED RESULTS OF OPERATIONS

     The following table summarizes the Company's financial results (in millions, except per share amounts):

                                                         1998        1997        1996
                                                       --------    --------    --------
Revenues.............................................  $2,784.0    $2,645.1    $2,551.0
Restructuring and one-time charges...................     155.7          --          --
Operating profit.....................................     247.8       391.3       310.7
Interest expense, net................................     (28.6)      (33.3)      (13.9)
Other, net...........................................      25.8        38.5         3.5
Income from continuing operations, net of income
  taxes..............................................     134.1       234.7       182.3
Discontinued operations:
  Income (loss) from operations, net of income
     taxes...........................................     (33.4)       15.7        (7.9)
  Net gain on disposal, net of income taxes..........   1,316.7          --        32.0
Net income...........................................   1,417.3       250.3       206.4
Preferred dividend requirements......................      21.7        32.5        43.6
Earnings applicable to common shareholders...........   1,395.6       217.8       162.8
Basic earnings per share:
  Continuing operations..............................  $   1.32    $   2.18    $   1.36
  Discontinued operations............................     15.14         .17         .23
                                                       --------    --------    --------
Basic earnings per share.............................  $  16.46    $   2.35    $   1.59
                                                       ========    ========    ========
Diluted earnings per share:
  Continuing operations..............................  $   1.29    $   2.12    $   1.32
  Discontinued operations............................     14.77         .17         .22
                                                       --------    --------    --------
Diluted earnings per share...........................  $  16.06    $   2.29    $   1.54
                                                       ========    ========    ========
Weighted average shares (in thousands):
  Basic..............................................    84,814      92,572     102,113
                                                       ========    ========    ========
  Diluted............................................    86,928      97,013     105,372
                                                       ========    ========    ========

1998 COMPARED WITH 1997

     Revenues in 1998 reached record highs, increasing 5.2% over the prior year due to higher revenues in all of the Company's business segments (See further discussion of segment results under the caption "Analysis by Segment"). The rate of growth slowed in the second half, reflecting some weakening in certain markets and advertising categories.

     Operating profit totaled $422.2 million in 1998 compared to $409.3 million in 1997, excluding restructuring, one-time and other charges. The increase in 1998 operating profit was primarily due to reduced expense levels in Corporate and Other, which was partially offset by decreases in operating profit in the Newspaper and Magazine Publishing segments (See further discussion of segment results under the caption "Analysis by Segment"). Including restructuring, one-time and other charges, operating profit decreased to $247.8 million in 1998.

     Earnings per share for 1998 benefited principally from the net gain on divestitures, as well as a reduction in the average number of common shares outstanding and lower preferred dividend requirements. Preferred dividend requirements in 1998 declined due to the 1997 recapitalization and the Company's redemption of its Series B preferred stock.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Net interest expense declined in 1998 due to an increase in interest income resulting from investment activity of the affiliated limited liability companies created as part of the Matthew Bender and Mosby transactions. Higher interest income more than offset a rise in interest expense primarily due to increased debt levels attributable to common stock purchases, the 1997 third quarter recapitalization and new acquisitions.

1997 COMPARED WITH 1996

     The Company's revenues grew 3.7% in 1997 due to revenue growth in all of the Company's business segments (See further discussion of segment results under the caption "Analysis by Segment").

     Operating profit increased 31.7% in 1997, excluding 1997 charges for specifically identified cost reduction programs, reflecting improvements primarily in the Newspaper and Magazine Publishing segments (See further discussion of segment results under the caption "Analysis by Segment"). Including these charges, operating profit increased 25.9% in 1997 compared to the prior year.

     Net income in 1997 rose $43.9 million, or 21.2%, from 1996. The 1996 net income included a $32.0 million net gain on the sale of the college publishing businesses and certain other professional information companies. The results of the Company's college publishing businesses are included as discontinued operations for 1996.

     Earnings per share in 1997 benefited from higher earnings and lower preferred dividend requirements, as well as a reduction in average number of common shares outstanding due to share repurchases and the 1997 recapitalization.

     Net interest expense rose to $33.3 million in 1997, an increase of $19.3 million, primarily due to the issuance of commercial paper and long-term debt which generated proceeds of $537.6 million in 1997 as well as lower interest income compared to 1996.

ANALYSIS BY SEGMENT

     The following sections discuss the segment results of the Company's principal lines of business excluding restructuring, one-time and other charges of $174.4 million and $18.0 million for 1998 and 1997, respectively, unless specifically stated otherwise.

NEWSPAPER PUBLISHING

     Newspaper Publishing revenues and operating profit were as follows (dollars in millions):

                                  1998      CHANGE        1997      CHANGE        1996
                                --------    ------      --------    ------      --------
Revenues
  Advertising.................  $1,787.3      6.2%      $1,682.8      6.9%      $1,574.4
  Circulation.................     434.4      (.2)         435.3     (2.7)         447.6
  Other.......................      86.5     41.6           61.1     16.0           52.7
                                --------                --------                --------
                                $2,308.2      5.9%      $2,179.2      5.0%      $2,074.7
                                ========                ========                ========
Operating profit..............  $  297.4    (26.0)%     $  402.2     30.8%      $  307.5
                                ========                ========                ========
Operating profit excluding
  restructuring, one-time and
  other charges...............  $  413.8     (1.5)%     $  420.2     36.6%      $  307.5
                                ========                ========                ========

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

1998 Results

     In 1998, the Eastern Newspapers, including Newsday and The Baltimore Sun, achieved record high revenues and operating profit results, but the Newspaper Publishing segment's operating profit overall was reduced by sluggish advertising revenues and higher expense levels at the Los Angeles Times related to ongoing growth initiatives. Accordingly, the Newspaper Publishing's operating profit margin decreased to 17.9% in 1998 from 19.3% in 1997.

     Newspaper Publishing revenues rose to a record high in 1998 due primarily to classified advertising revenue growth at the Eastern Newspapers as well as incremental revenues from acquisitions. Excluding incremental revenues related to the acquisitions of This Week in October 1997 and The Recycler in May 1998, advertising revenues rose 3.9%.

     For 1998, newsprint expense rose 15.1%, as the average price per ton increased by 8.1%. In addition, daily circulation gains at the Company's largest newspapers and acquisitions contributed to an increase in newsprint consumption of 6.5%. Non-newsprint expense rose 2.4% for 1998, excluding acquisitions as well as restructuring, one-time and other charges.

     Total circulation averages for the Newspaper Publishing segment for the six-month period ended September 30, 1998, as reported by the Company to the Audit Bureau of Circulations, were 2,335,767 daily, an increase of 22,235, or 1.0%, and 3,043,004 Sunday, an increase of 3,550, or 0.1%. At The Times, average daily circulation for the six-month period ended September 30, 1998 was 1,067,540, an increase of 17,364, or 1.7%, and Sunday, 1,361,201, basically even with the level reported for the six-month period ended September 30, 1997. At Newsday, average daily circulation was 572,444, an increase of 3,603, or 0.6%, and Sunday was 671,214, an increase of 6,226, or 0.9%. Circulation revenues for 1998 were slightly lower compared to 1997 as marketing strategies involving pricing and promotional discounts reduced circulation revenues but resulted in circulation volume gains.

     In 1998, the Newspaper Publishing segment recorded $102.5 million of restructuring and one-time charges and $13.9 million of additional charges that did not qualify for accounting classification as restructuring charges. These charges consisted primarily of termination benefits, contract termination costs and asset write-offs.

1997 Results

     The Newspaper Publishing segment achieved steady growth in 1997 with gains in total revenues and operating profit led by strong advertising revenues. In addition, average circulation increases were achieved at The Times, Newsday, The Baltimore Sun, The Hartford Courant, The (Stamford) Advocate and Greenwich Time for the six-month period ended September 30, 1997, as reported by the Company to the Audit Bureau of Circulations. The operating profit margin for 1997 expanded to 19.3%, up from 14.8% in the prior year.

     Newspaper Publishing segment revenues in 1997 rose on the strength of higher advertising revenues. Advertising revenues were up in every category, with particular strength in national and classified advertising. Higher advertising revenues in 1997 were partly offset by a modest decline in circulation revenue as the marketing strategies involving pricing and promotional discounts helped stimulate circulation volume gains but resulted in lower overall circulation revenues.

     Newsprint expense declined 9.7% in 1997 compared to 1996, as lower average newsprint prices were partly offset by increased consumption resulting from gains in circulation and advertising volume.

     In 1997, the Newspaper Publishing segment's operating profit was impacted by $18.0 million of charges that were not classified as restructuring charges. These charges primarily related to the reorganization of the

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

circulation department and the absorption of the corporate human resources and information systems functions at The Times.

PROFESSIONAL INFORMATION

     Professional Information revenues and operating profit were as follows (dollars in millions):

                                          1998     CHANGE     1997     CHANGE     1996
                                         ------    ------    ------    ------    ------
Revenues...............................  $211.9      8.5%    $195.3     5.5%     $185.2
                                         ======              ======              ======
Operating profit.......................  $ 43.9    (21.2)%   $ 55.7      .3%     $ 55.5
                                         ======              ======              ======
Operating profit excluding
  restructuring, one-time and other
  charges..............................  $ 55.7       .2%    $ 55.7      .3%     $ 55.5
                                         ======              ======              ======

1998 Results

     The Professional Information segment's results reflect the discontinuation of AchieveGlobal, Allen Communication, StayWell, Matthew Bender/Shepard's and Mosby, which are included in discontinued operations. Results have been restated accordingly. The Professional Information segment represents the operating results of Jeppesen Sanderson, the Company's flight information provider. Revenue for 1998 increased primarily due to higher revenues for navigation and standard airway manual services. Operating profit was essentially even with the prior year due to continued higher expenses related to revision activity and technology initiatives.

     In 1998, the Company recorded $8.2 million of restructuring and one-time charges which consisted primarily of termination benefits, lease termination and other costs. The Company recorded additional charges of $3.7 million that did not qualify for accounting classification as restructuring charges. These charges were primarily to write-off capitalized software costs related to an abandoned project.

1997 Results

     Revenues increased largely due to improvements from Jeppesen Sanderson's charting and data services. Operating profit was essentially even with the prior year due to higher expenses for revision activity and technology initiatives.

MAGAZINE PUBLISHING

     Magazine Publishing revenues and operating profit (loss) were as follows (dollars in millions):

                                            1998    CHANGE       1997    CHANGE     1996
                                           ------   ------      ------   ------    ------
Revenues
  Advertising............................  $171.9     7.6%      $159.7    11.0%    $143.9
  Circulation............................    76.2     1.1         75.4    (3.0)      77.7
  Other..................................    14.6     7.3         13.6     7.8       12.6
                                           ------               ------             ------
                                           $262.7     5.6%      $248.7     6.2%    $234.2
                                           ======               ======             ======
Operating profit (loss)..................  $(14.2)   (100+)%    $ 18.3     100+%   $  8.8
                                           ======               ======             ======
Operating profit excluding restructuring,
  one-time and other charges.............  $ 14.8   (18.9)%     $ 18.3     100+%   $  8.8
                                           ======               ======             ======

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

1998 Results

     Revenues increased in 1998 due to higher advertising revenues at most of the magazines. The acquisitions of TransWorld SKATEboarding and Warp in April 1997, Ride BMX and SNAP in January 1998, InterZine Productions, Inc. in February 1998 and Senior Golfer in October 1998 also contributed to higher advertising revenues. Excluding incremental revenues related to acquisitions, revenues rose 4.2%. Magazine Publishing segment's 1998 operating profit decreased from 1997 due to ongoing investment in the relaunch of The Sporting News, higher paper costs, as well as the acquisitions of InterZine and Senior Golfer.

     Magazine Publishing segment's 1998 restructuring and one-time charges totaled $29.1 million which consisted primarily of goodwill impairment related to two titles acquired in 1977 and 1987.

1997 Results

     For 1997, Magazine Publishing segment's operating profit more than doubled due to strong advertising revenues at nearly all magazines as well as operating improvements at Outdoor Life and The Skiing Company. The acquisitions of TransWorld SKATEboarding and Warp in April 1997 also contributed to higher revenues.

CORPORATE AND OTHER

     Corporate and Other revenues and operating loss were as follows (dollars in millions):

                                          1998     CHANGE     1997     CHANGE     1996
                                         ------    ------    ------    ------    ------
Revenues...............................  $  1.2    (94.5)%   $ 21.8    (61.6)%   $ 56.9
                                         ======              ======              ======
Operating loss.........................  $(79.3)    (6.6)%   $(84.9)    39.0%    $(61.1)
                                         ======              ======              ======
Operating loss excluding restructuring,
  one-time and other charges...........  $(62.2)   (26.7)%   $(84.9)    39.0%    $(61.1)
                                         ======              ======              ======

1998 Results

     For 1998, revenues declined due to the disposition of Harry N. Abrams, Incorporated and National Journal, Inc. in the second and third quarters of 1997, respectively. Operating loss decreased in 1998 from 1997 primarily due to lower employee benefit costs. Additionally, information systems costs were lower in 1998 due to substantial completion of the Company's conversion to common financial systems in 1997.

     Corporate and Other's 1998 restructuring and one-time charges totaled $15.9 million and $1.1 million for other charges that did not qualify for accounting classification as restructuring charges. These charges consisted primarily of termination benefits and lease termination costs.

1997 Results

     Revenues for 1997 are lower compared to the prior year due to the divestitures of Harry N. Abrams, Incorporated and National Journal, Inc. For 1997, Corporate and Other operating loss increased primarily due to higher severance, employee benefits and information systems conversion costs.

OTHER, NET

1998 Results

     In the second half of 1998, the Company sold 441,900 shares of its holdings in Netscape Communications Corporation (Netscape) stock and purchased an equal proportion of its 4 1/4% Premium Equity Participating Securities (PEPS) obligation in the open market. The PEPS hedge the Company's investment

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

in Netscape. A $16.0 million pre-tax gain, previously included as a separate component of shareholders' equity, was recognized on these transactions. Such transactions may continue from time to time in the future.

     For 1998, the Company recorded gains on the disposition of excess real estate and other assets which were partially offset by equity losses related to new media and other partnership investments.

1997 Results

     During 1997, the Company sold certain equity investments, including Tejon Ranch Co.; WebTV Network, Inc.; Netscape Communications Corporation; Speedvision Network, LLC and Outdoor Life Network, LLC, which were partially offset by writedowns and expenses related to non-operating items as well as losses on the sale of Harry N. Abrams Inc.; National Journal, Inc. and other assets.

RESTRUCTURING, ONE-TIME AND OTHER CHARGES

     In 1998, the Company undertook a comprehensive review of its business operations to determine areas where operational efficiencies could be achieved through either product and/or facility consolidation, headcount reductions, product abandonments, contract terminations or through other measures. The Company began this review in anticipation of the impact of its significant 1998 divestitures and to better align its overall cost structure and business configurations. The Company's review led to a major restructuring program that resulted in the recording of $34.8 million, $46.3 million, and $74.6 million of charges in the second, third and fourth quarters of 1998, respectively. A summary of the significant components of the 1998 restructuring program is as follows (dollars in millions):

                                        NEWSPAPER     PROFESSIONAL     MAGAZINE     CORPORATE
                                        PUBLISHING    INFORMATION     PUBLISHING    AND OTHER    TOTAL
                                        ----------    ------------    ----------    ---------    ------
    Termination benefits..............    $ 43.4          $2.0          $  .2         $10.2      $ 55.8
    Contract terminations.............      51.4            --            4.3            --        55.7
    Goodwill impairments..............        .3            --           19.7            --        20.0
    Lease termination costs...........       2.3           2.8            1.5           3.1         9.7
    Technology asset write-offs.......       4.8           1.4             .1           1.5         7.8
    Other costs.......................        .3           2.0            3.3           1.1         6.7
                                          ------          ----          -----         -----      ------
              Total...................    $102.5          $8.2          $29.1         $15.9      $155.7
                                          ======          ====          =====         =====      ======

     The Company anticipates that the restructuring and one-time charges will result in future annual expense reductions of at least $25.0 million, beginning in 1999. These savings are predominately due to reductions in wage-related and contract payment costs, carrying costs of property and equipment, rent charges, and a decrease in goodwill amortization. Cost savings may be partially offset by costs of outsourcing. However, the Company does not believe that the restructuring plan will result in a significant increase in other expenses or a reduction in revenues. There are no significant costs that have not been recognized related to the Company's plans. A discussion of the specific restructuring activities follows:

TERMINATION BENEFITS

     Staff reductions were implemented at substantially all operating units with the majority of these actions performed within the Newspaper Publishing segment. The Times recorded severance charges related to 358 full-time and 534 part-time employees through either voluntary or involuntary programs, primarily occurring in the fourth quarter of 1998. The Baltimore Sun's termination charges included 81 full-time employees and Newsday determined that 23 full-time and 26 part-time employees would be released. The staff reductions within the Newspaper Publishing segment were the result of identified efficiencies from outsourc-

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

ing opportunities, elimination of duplicate functions and technological improvements to the Company's processes. In total, termination benefits, which were largely severance costs, covered 576 full-time and 578 part-time employees company-wide, of which 189 employees had been released by the end of 1998 with the majority of employees expected to be released by the second quarter of 1999. As of December 31, 1998, $4.8 million has been paid out under this program with the remaining liability (shown below) expected to be substantially paid by the end of 1999. Certain employees will, however, receive payments over a longer period of time.

CONTRACT TERMINATIONS

     In reviewing the Company's processes, supply contracts and strategic alliances, the Company identified certain long-term contracts and relationships which were no longer providing benefits to the Company's current operations. As a result, the Company recorded charges for contract terminations which included
(i) the termination of a long-term contract related to Newsday's pre-print distribution business for $34.3 million, (ii) the termination of The Hartford Courant's long-standing bonus arrangement for $12.0 million and (iii) the termination of 56 distribution contracts with outside agents at The Times for $4.9 million.

GOODWILL IMPAIRMENTS

     In accordance with Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," impairment charges were taken related to goodwill associated with two of the Company's magazine titles. These charges were taken as the result of disappointing market penetration and operating results and were based on discounted estimated cash flows from future operations.

LEASE TERMINATION COSTS

     In connection with the Company's downsizing and/or relocation of offices primarily at The Times and at Jeppesen Sanderson's German operation, the Company recorded charges for future operating lease payments and write-offs of leasehold improvements related to facilities it will vacate. The total lease payment accrual for periods through 2010 is net of estimated sublease income of $3.4 million. No amounts have been included for any period in which the operating units will continue to occupy the premises.

TECHNOLOGY ASSET WRITE-OFFS

     During mid-1998, the Company determined that its long standing policy of allowing each operating unit to independently determine its technology requirements and make related equipment and software purchases was both inefficient as well as expensive in terms of maintenance, helpdesk, networking and other support costs. In connection with this decision, the Company established common hardware and software configurations to provide consistency across all business units. As a result, many operating units were required to dispose of a significant amount of technology resources to conform to the common platform. Total asset write-offs of technology-related equipment were taken in the quarter in which the equipment was replaced.

OTHER COSTS

     In performing a review of its businesses and product offerings, expenses were recognized for the termination of an Internet venture in the Magazine Publishing segment, in addition to costs for the abandonment of certain projects at Jeppesen Sanderson.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The following table summarizes the restructuring charges by cash versus non-cash charges and provides information as to 1998 activity in the restructuring liability account as well as estimated cash flows for the following years (dollars in millions):

                                                                              ESTIMATED CASH FLOWS
                                                                            -------------------------
                                    CASH      1998      1998     BALANCE                    2001 AND
            DESCRIPTION           NON-CASH   CHARGE   ACTIVITY   12/31/98   1999    2000   THEREAFTER
            -----------           --------   ------   --------   --------   -----   ----   ----------
    Termination benefits........  Cash       $ 55.8    $ (4.6)    $51.2     $47.2   $ .4      $3.6
    Contract terminations.......  Cash         55.7     (24.4)     31.3      22.8    3.7       4.8
    Goodwill impairments........  Non-cash     20.0     (20.0)       --        --     --        --
    Lease termination costs.....  Cash          6.2        --       6.2       5.0     .4        .8
                                  Non-cash      3.5      (3.5)       --        --     --        --
    Technology asset
      write-offs................  Cash           .8       (.2)       .6        .6     --        --
                                  Non-cash      7.0      (7.0)       --        --     --        --
    Other costs.................  Cash          2.8      (2.1)       .7        .7     --        --
                                  Non-cash      3.9      (3.9)       --        --     --        --
                                             ------    ------     -----     -----   ----      ----
              Total.............             $155.7    $(65.7)    $90.0     $76.3   $4.5      $9.2
                                             ======    ======     =====     =====   ====      ====

     The Company believes that cash flows from operations will be adequate to cover future cash outflows under the restructuring program.

OTHER PROGRAM CHARGES

     In addition to the charges listed above, the Company also recorded $18.7 million for certain asset write-offs that did not meet the accounting criteria for classification as "restructuring and one-time charges." These charges, which principally included other operating asset write-offs, have been classified within "Selling, general and administrative expenses" in the Consolidated Statements of Income.

PRIOR YEAR RESTRUCTURING AND OTHER CHARGES

     In the fourth quarter of 1997, the Company recorded pre-tax charges of $18.0 million for specifically identified cost reduction programs that were not classified as restructuring charges. As of December 31, 1998, these efforts were substantially complete.

     In 1995, the Company recorded restructuring, impairment and one-time charges. A summary of the activity with respect to the 1995 restructuring liability is as follows (dollars in millions):

                                            DECEMBER 31,        1998           1998      DECEMBER 31,
                                                1997        CASH PAYMENTS    OTHER(1)        1998
                                            ------------    -------------    --------    ------------
    1995 Restructuring....................     $43.1           $(19.3)        $ (.9)        $22.9

- ---------------
(1) Represents transfers to 1998 restructuring liability.

     The remaining 1995 restructuring liability relates primarily to lease payments on unoccupied properties which will be paid over lease periods extending to 2010.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's operating cash requirements are funded primarily by its operations. Cash generated from operating activities and proceeds from borrowings have been used primarily to fund acquisitions and capital expenditures.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     At December 31, 1998, the Company had a $400.0 million long-term revolving line of credit through a group of domestic and international banks. This line of credit is used to support a commercial paper program which is available for short-term cash requirements. The Company had $298.6 million of commercial paper outstanding at December 31, 1998 under this credit facility. At March 10, 1999, the Company had $321.0 million of commercial paper outstanding under this credit facility. Additionally, the Company has a shelf registration statement for $300.0 million of securities which has not been utilized. There is no assurance that the Company will be able to utilize the shelf registration on terms acceptable to the Company.

     During the second quarter of 1998, the Company entered into an uncommitted bank line of credit which provides for unsecured borrowings up to $250.0 million of which there were no amounts outstanding at December 31, 1998. At March 10, 1999, the Company had $60.0 million of borrowings outstanding under this line of credit.

ACQUISITIONS

     In February 1999, Eagle New Media acquired Newport Media, Inc., a publisher of shopper publications in the Long Island and New Jersey areas, for approximately $132.0 million.

     On April 30, 1998, the Company acquired the Los Angeles area business of EZ Buy & EZ Sell Recycler Corporation (Recycler), consisting primarily of the Recycler publications in the Los Angeles, Orange, Riverside, San Bernardino and Ventura counties and a portion of Santa Barbara County for $188.7 million. The Company also invested in preferred stock and provided a term loan to Target Media Partners, a new entity that owns all of the non-Los Angeles area assets of Recycler for a total amount of $34.8 million.

DISPOSITIONS

     On September 3, 1999, Times Mirror announced its decision to sell AchieveGlobal, Inc., a professional training company; Allen Communication, an interactive software and training courseware developer and The StayWell Company, a health improvement information company. The Company decided to sell these businesses in order to concentrate on its core strengths in newspaper publishing, flight information and magazine publishing. The Company has retained investment banking firms to advise it on the sale of these businesses. These dispositions are anticipated to be completed by the first quarter of 2000. The accompanying financial statements have been restated for all periods presented to report these businesses as discontinued operations.

     On September 3, 1999, the Company also announced its decision to sell the properties of The Sporting News, a sports related magazine, including sportingnews.com. The Company has retained an investment banking firm to advise it on the sale, which is anticipated to be completed by the first quarter of 2000.

     The Company signed a definitive agreement on January 10, 1999, to merge Hollywood Online, Inc., and its Web site, hollywood.com, into Big Entertainment, Inc., in exchange for newly-issued restricted stock of Big Entertainment, Inc. at a value to be determined as of the closing date of the merger. This merger was completed in May 1999 at a then combined current value of approximately $31.5 million. Additionally, the Company completed the sale of Apartment Search, Inc. on March 31, 1999.

     On July 31, 1998, the Company completed the divestiture of Matthew Bender in a tax-free reorganization and the sale of the Company's 50% ownership interest in Shepard's to Reed Elsevier plc. The two transactions were valued at $1.65 billion in the aggregate. Proceeds from the sale of Shepard's were used to pay down commercial paper and short-term borrowings of $222.4 million. Concurrently with the closing of the Matthew Bender transaction, the Company became the sole manager of Eagle New Media Investments, LLC (Eagle New Media). At December 31, 1998, the assets of Eagle New Media were $605.8 million of cash and cash equivalents, $753.0 million of Times Mirror stock, $15.0 million of marketable securities and $22.3 million of

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

other assets. On October 9, 1998, the Company completed the divestiture of Mosby, Inc. to Harcourt General, Inc. in a transaction valued at $415.0 million. Concurrently with the closing of the Mosby, Inc. transaction, the Company became the sole manager of Eagle Publishing Investments, LLC (Eagle Publishing). At December 31, 1998, the assets of Eagle Publishing were $377.2 million of cash and cash equivalents, $34.5 million of marketable securities and $20.1 million of other assets. While the Company believes that the Matthew Bender and Mosby transactions were completed on a tax-free basis, this position may be subject to review by the Internal Revenue Service. The Company intends to deploy the assets of both LLCs to finance acquisitions and investments, including purchases of the Company's common stock, and does not intend to use those funds for the Company's general working capital purposes. For financial reporting purposes, Eagle New Media and Eagle Publishing are consolidated with the financial results of the Company.

     During the 1996 fourth quarter, the Company completed the exchange of its college publishing businesses for Shepard's, a primary legal citation service. The Company recognized a gain of $121.6 million on the exchange of its college publishing businesses and the sale of its Spanish-language medical book publisher, Doyma Libros, and recorded a writedown of $16.7 million for the January 1997 disposal of certain net assets of CRC Press, Inc. The pre-tax net gain on disposal of $104.9 million amounted to $32.0 million after applicable taxes, primarily related to differences in the book and tax bases of the assets, and is included within "Net gain on disposal, net of income taxes."

COMMON SHARE PURCHASES

     Share purchases of the Company's Series A common shares continued in 1998 through a combination of open market transactions, accelerated purchases and purchases by Eagle New Media. The Company and Eagle New Media purchased 16.7 million shares of its Series A common stock during 1998. In 1997, the Company purchased 9.0 million shares of its Series A common stock.

     Included in the 1998 purchases are 13.3 million shares of Series A common stock acquired by Eagle New Media. The 1998 share purchases also include 4.0 million shares that were purchased by Eagle New Media in the fourth quarter of 1998 as part of an accelerated purchase agreement. The shares were purchased at the closing price on the date of the agreement for $54.69 per share. The agreement provides for a purchase price adjustment based on a pro-rata settlement over a one-year period. The agreement, which is due to mature in the fourth quarter of 1999, provides for settlement of the purchase price adjustment on a net share basis. Additionally, in February 1999, the Company purchased 1.0 million Series A common stock at a price of $63.35 per share in connection with a forward purchase agreement entered into in 1998.

     The Company believes that the purchase of shares of its common stock is an attractive investment for Eagle New Media which will also enhance Times Mirror shareholder value as well as offset dilution from shares of common stock issued under the Company's stock-based employee compensation and benefit programs. In October 1998, the Board of Directors authorized the purchase of an additional amount of up to 6.0 million shares of its Series A common stock either directly or in the Company's capacity as manager of affiliated limited liability companies. In February 1999, the Board of Directors authorized the purchase of an additional amount of up to 6.0 million shares of its Series A common stock. As of March 10, 1999, the Company and its affiliates are authorized to purchase
5.8 million shares of Series A common stock. The purchases by the Company and its affiliates are expected to be made during the next two years in the open market or in private transactions, depending on market conditions, and may be discontinued at any time. In connection with this program, the Company from time to time sells put options on its common stock. At December 31, 1998, on a consolidated basis for financial reporting purposes, the number of shares of common stock outstanding totaled 73.4 million compared with 87.9 million at December 31, 1997.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

1999 RECAPITALIZATION

     In September 1999, the Company completed a recapitalization transaction with its largest shareholders, the Chandler Trusts. The 1999 recapitalization resulted in a net effective reduction, for financial reporting purposes, in the number of shares of the Series A and C common stocks by 12.4 million shares and in Series C-1 and C-2 preferred stocks by .5 million shares. Also, in connection with the 1999 recapitalization, the Company agreed to use its reasonable best efforts to replace the outstanding Series C-1 and C-2 preferred stocks with new Series D-1 and D-2 preferred stocks. The new Series D-1 and D-2 preferred stocks will be identical to the existing Series C-1 and C-2 preferred stocks except that the increases in the dividend rate on the new Series D-1 and D-2 preferred stocks will be pursuant to a fixed and certain schedule. As a result of the effective reduction of preferred stock and the intended replacement of the preferred stock, the preferred dividend requirements will be reduced to $8.1 million annually. Additionally, the Company entered into an agreement with Citibank for a $550.0 million bank line of credit maturing on November 30, 1999. Currently, the Company expects to refinance this line of credit in October 1999. (See Note 21 to the Consolidated Financial Statements for further information).

1997 RECAPITALIZATION

     In August 1997, the Company completed a recapitalization transaction with its largest shareholders, the Chandler Trusts. The 1997 transaction resulted in a net effective reduction in the number of shares of Series A common stock by
6.0 million shares and in the stated value of Series A preferred stock by $367.5 million, as well as the issuance of two new series of preferred stock, Series C-1 and Series C-2. The changes in preferred stock resulted in a reduction of preferred dividend requirements to $21.7 million annually. In connection with the 1997 recapitalization transaction, the Company entered into a property financing arrangement, which added net debt of $57.8 million, and issued $250.0 million of 6.61% Debentures due September 15, 2027 (See Note 2 to the Consolidated Financial Statements for further information).

CASH FLOW

     The following table sets forth certain items from the Consolidated Statements of Cash Flows (dollars in millions):

                                                                1998       1997
                                                              --------    ------
Net cash provided by operating activities of continuing
  operations................................................  $  268.7    $355.1
Proceeds from reorganization as described in Notes 3 and
  4.........................................................   2,022.2        --
Acquisitions, net of cash acquired..........................    (200.8)    (37.6)
Capital expenditures........................................    (131.5)   (113.1)
Purchase of Times Mirror's common stock, including exercise
  of put options, net of premiums received..................    (964.7)   (468.5)
Net issuance of commercial paper, short-term borrowings and
  long-term debt............................................     213.0     537.6

     Cash generated by operating activities of continuing operations for 1998 was lower compared to 1997 due primarily to restructuring expenditures as well as lower operating profit.

     Capital expenditures for 1998 were higher compared to 1997 largely reflecting building renovations in the Newspaper Publishing segment and costs related to Year 2000 requirements. Capital expenditures for 1999 are expected to be $190.0 million due to the Company's continuing investments for future growth, particularly in the Newspaper Publishing segment, which includes facility renovations and conversion to a 50-inch web at The Times. In addition, the Company expects to increase spending related to information technology projects, including Year 2000 requirements.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Total debt at December 31, 1998 rose to $1.25 billion from $1.06 billion at December 31, 1997 primarily due to the issuance of commercial paper.

DIVIDENDS

     Cash dividends of $.72 and $.55 per share of common stock were declared for the years ended December 31, 1998 and 1997, respectively. In February 1999, the Board of Directors approved an increase in the quarterly dividend on its common stock to $.20 per share, from $.18 per share, beginning with the March 10, 1999 payment date.

MARKET RISK

     The Company enters into contractual agreements in the ordinary course of business to hedge its exposure to changes in interest rates, the value of foreign currencies relative to the U.S. dollar and newsprint prices. Counterparties to these agreements are major institutions. Such agreements are not entered into for trading purposes.

     The Company's debt portfolio is managed to maintain a balance of fixed and variable rate obligations. The Company utilizes interest rate swap agreements to help maintain the overall interest rate parameters set by management. During 1998, the Company entered into interest rate swap agreements on the 6.61% Debentures and 7 1/4% Debentures for notional amounts of $250.0 million and $148.0 million, respectively, to match potential exposure related to over $1.0 billion of variable rate investments held by Eagle New Media and Eagle Publishing. As a result of this interest rate mix, a hypothetical 10% change in interest rates would not have a material impact on the Company's results of operations or the fair values of its market risk sensitive financial instruments for the years ended December 31, 1998 and 1997.

     The Company periodically enters into foreign exchange forward contracts or uses other hedging strategies to substantially limit its exposure to changes in foreign currency rates. As such, changes in currency rates would not have a material impact on the Company's results of operations for the years ended December 31, 1998 and 1997.

     The Company periodically enters into newsprint hedging contracts not exceeding five years to manage the Company's exposure to newsprint price fluctuations. A hypothetical 10% change in newsprint prices would not have a material impact on the Company's results of operations, financial position or cash flows for the years ended December 31, 1998 and 1997.

IMPACT OF YEAR 2000

     The Company is preparing for the impact of the arrival of the Year 2000 on its business, as well as on the businesses of its customers, suppliers and business partners. The "Year 2000 Issue" is the result of computer programs written using two digits rather than four to define the applicable year. The Company's computer equipment and software and devices with embedded technology that are time-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000 or process dates prior to or after the year 2000 in error. This could result in a system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to receive and process advertising orders, prepare editorial content, operate press facilities, package and deliver products, issue invoices, or engage in similar normal business activities.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

STATE OF READINESS

     The Company has instituted a comprehensive program to address potential Year 2000 impacts for information technology and non-information technology systems. This program involves the following phases:

     Inventory -- This phase entails a comprehensive inventory of all items that may be affected by the Year 2000 issue. These items include hardware and software (e.g., business and operational applications, operating systems and third-party products), production facilities that may be at risk, and key third-party services whose Year 2000 failures may significantly impact the Company. The Inventory phase is substantially complete.

     Assessment/Planning -- Items identified in the inventory phase are assessed based on criticality to the Company's business operations and potential impact of failure. This phase is targeted to be substantially complete by March 31, 1999.

     Remediation -- This phase involves reprogramming or replacing inventoried items to ensure they are Year 2000 ready in accordance with the plans identified during the Assessment/Planning phase. For those systems that are not expected to be operational after January 1, 2000, detailed manual workaround plans will be developed. Remediation is targeted to be substantially complete by June 30, 1999.

     Testing -- This phase includes defining test plans, establishing a test environment, developing test cases, performing testing (with third parties if necessary), and certifying and documenting the results. The certification process entails having subject matter experts (users) review test results, including computer screens and printouts against pre-established criteria to ensure system compliance. Testing and production implementation is targeted to be substantially complete by September 30, 1999.

     Contingency Planning -- This phase focuses on reducing the risk of Year 2000-induced business disruptions to help ensure the Company's ability to produce a minimum acceptable level of outputs and services in the event of internal or external critical systems failures. The Company has begun to develop contingency plans aimed at ensuring the continuity of critical business functions before and after December 31, 1999. The plans include increasing levels of consumable inventory, such as newsprint, ink and printing plates. Furthermore, the Company has begun to develop reasonably likely failure scenarios for its critical information technology systems, external relationships and the embedded systems in its critical facilities. Once these scenarios are identified, the Company will develop plans that are designed to reduce the impact on the Company, and provide methods of returning to normal operations, if one or more of those scenarios occur. Contingency Planning is targeted to be substantially complete by September 30, 1999.

     The Company believes that its Year 2000 project is on schedule. The table below lists the percentage complete for each project phase as of December 31, 1998. The project has been designated as the highest priority of the Company's information technology departments.

                                                       PERCENT COMPLETE AS OF      TARGETED DATE FOR
                      PROJECT PHASE                      DECEMBER 31, 1998       SUBSTANTIAL COMPLETION
                      -------------                    ----------------------    ----------------------
    Inventory........................................           99%              March 1999
    Assessment/Planning..............................           95%              March 1999
    Remediation......................................           66%              June 1999
    Testing..........................................           43%              September 1999
    Contingency Planning.............................           14%              September 1999

EXTERNAL RELATIONSHIPS

     The Company also faces the risk that one or more of its significant suppliers or other third-party businesses ("external relationships") will not be able to interact with the Company due to the third party's inability to resolve its own Year 2000 issues. The Company has completed its inventory of external

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

relationships and is evaluating each relationship based upon the potential business impact, available alternatives and cost of substitution. The Company is also attempting to determine the overall Year 2000 readiness of its external relationships. In the case of mission critical suppliers such as newsprint, banks, telecommunications providers and other utilities and information technology vendors, the Company is engaged in discussions with such third parties and is attempting to obtain detailed information as to their Year 2000 plans and state of readiness. The Company is pursuing written assurances from its significant suppliers and significant other third-party businesses that they will be Year 2000 compliant. However, the Company has no means of ensuring that such suppliers or third parties will be Year 2000 ready. The inability of these third parties to complete their Year 2000 resolution process in a timely fashion could have a material adverse effect on the Company. Risk assessment, readiness evaluation and action plans related to these third parties are expected to be completed in the second quarter of 1999.

YEAR 2000 COSTS

     Internal and external resources have been utilized to perform all phases of the Year 2000 project. Total capital costs are estimated at $32.8 million for the purchase of systems and total expenses, excluding internal costs of employees listed below, are estimated at $9.7 million. These estimates include information technology and non-information technology systems including costs associated with planned replacements that have been accelerated due to the Year 2000 issue. Through December 31, 1998, the Company had capitalized $15.8 million for the replacement of mainframe computers, editorial and advertising systems, and expensed $3.8 million for project management, contract programming, and consulting services. An average of 70 employees worked on Year 2000 efforts during 1998. This represents estimated internal costs of $4.8 million. During 1999, the Company expects an average of 85 employees will work on the project with related costs expected to approximate $6.4 million. Year 2000 costs are funded through operating cash flows. Although priorities have been realigned, the Company has not deferred significant systems enhancements to become Year 2000 ready.

YEAR 2000 RISKS

     Management believes that it has an effective program in place to address its Year 2000 issues in a timely manner and anticipates the necessary modifications, replacement and testing of critical systems to be substantially complete in the third quarter of 1999, subject to uncertainties as discussed below. As a result, the Year 2000 issue is not expected to pose significant operational or financial issues for the Company. The Company's expectations regarding its Year 2000 efforts are subject to various uncertainties that could cause the actual results to differ materially from the discussion above. These uncertainties include the success of the Company in identifying systems that are not Year 2000 ready; the nature and amount of programming required to upgrade or replace each of the affected systems; the availability, rate and magnitude of related labor and consulting costs; and the success of vendors, suppliers and other third parties with which the Company interacts in addressing the Year 2000 issue. If the Company, its vendors, suppliers or such other parties are unable to resolve the Year 2000 issue on schedule, the Company may not be able to prepare and distribute its publications in a timely manner, which may have a material adverse effect on the Company's results of operations.

CERTAIN FACTORS AFFECTING FORWARD-LOOKING STATEMENTS

     In 1998, the Company divested Matthew Bender & Company, Incorporated and Mosby, Inc. While the Company believes that these divestitures were completed on a tax-free basis, this position may be subject to review by the Internal Revenue Service. The Company estimated deferred taxes of $176.6 million based on its assessment of the risks inherent in a contested challenge by the Internal Revenue Service. To the extent that the estimate of such deferred taxes is adjusted in the course of resolving such a challenge, the adjustment will

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

be recorded within discontinued operations. If it is ultimately determined that these transactions were not completed on a tax-free basis, the Company's results of operations, financial position and cash flow may be materially adversely affected.

     Certain statements set forth above and elsewhere in this current report on Form 8-K are forward-looking in nature and related to trends and events that may affect the Company's future financial position and operating results. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The term "expect," "anticipate," and "intend" and similar words or expressions are intended to identify forward-looking statements. These statements speak only as of the date of this report. These statements are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. For example, there can be no assurances that the statements contained herein with respect to the Company's Year 2000 efforts and the satisfactory resolution of contingent liabilities will be achieved. Actual results and experience may differ materially from the forward-looking statements and could be adversely affected by a number of factors. Some of these factors are described in Note 18 to the Consolidated Financial Statements. It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statements.

DISCUSSIONS EXCLUDING RESTRUCTURING, ONE-TIME AND OTHER CHARGES

     Management's discussion and analysis of its results of operations presents information regarding operating profit as well as operating profit excluding the impact of restructuring, one-time and other charges. The Company believes that the financial information which excludes restructuring, one-time and other charges is necessary to an understanding of its operations and provides for a more comparable analysis of historical results as well as indications of future financial performance.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     This information is presented in Management's Discussion and Analysis of Financial Condition and Results of Operations under the caption "Liquidity and Capital Resources -- Market Risk."

                      (This page intentionally left blank)

                            THE TIMES MIRROR COMPANY

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                              FIRST QUARTER ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
REVENUES....................................................  $699,207    $658,767
COSTS AND EXPENSES:
  Cost of sales.............................................   391,037     366,130
  Selling, general and administrative expenses..............   215,869     206,812
                                                              --------    --------
                                                               606,906     572,942
OPERATING PROFIT............................................    92,301      85,825
Interest expense............................................   (19,804)    (13,141)
Interest income.............................................    13,503       5,140
Other, net..................................................     1,035        (487)
                                                              --------    --------
Income from continuing operations before income tax
  provision.................................................    87,035      77,337
Income tax provision........................................    36,986      31,915
                                                              --------    --------
Income from continuing operations...........................    50,049      45,422
Loss from discontinued operations, net of income tax
  benefit...................................................    (1,236)       (161)
                                                              --------    --------
NET INCOME..................................................    48,813      45,261
Preferred dividend requirements.............................     5,424       5,424
                                                              --------    --------
Earnings applicable to common shareholders..................  $ 43,389    $ 39,837
                                                              ========    ========
Basic earnings (loss) per share:
  Continuing operations.....................................  $    .61    $    .45
  Discontinued operations...................................      (.02)         --
                                                              --------    --------
Basic earnings per share....................................  $    .59    $    .45
                                                              ========    ========
Diluted earnings (loss) per share:
  Continuing operations.....................................  $    .60    $    .44
  Discontinued operations...................................      (.02)         --
                                                              --------    --------
Diluted earnings per share..................................  $    .58    $    .44
                                                              ========    ========
Weighted average shares:
  Basic.....................................................    73,076      88,335
                                                              ========    ========
  Diluted...................................................    77,434      90,740
                                                              ========    ========

           See notes to condensed consolidated financial statements.

                            THE TIMES MIRROR COMPANY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                               MARCH 31,     DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  880,607      $1,052,999
  Marketable securities.....................................      34,540          49,438
  Accounts receivable, less allowance for doubtful accounts
     and returns of $41,466 and $37,389.....................     317,192         311,913
  Inventories...............................................      35,269          28,438
  Deferred income taxes.....................................      31,970          32,279
  Prepaid expenses..........................................      44,786          30,141
  Net assets of discontinued operations.....................     201,643         189,628
  Other current assets......................................      20,455          38,278
                                                              ----------      ----------
          Total current assets..............................   1,566,462       1,733,114
Property, plant and equipment, net..........................     918,340         903,483
Goodwill, net...............................................     531,790         501,463
Other intangibles, net......................................     187,830         100,373
Deferred charges............................................     116,136         113,244
Equity investments..........................................     150,391         141,454
Prepaid pension costs.......................................     425,330         419,471
Investments and other assets................................     300,307         245,327
                                                              ----------      ----------
          Total assets......................................  $4,196,586      $4,157,929
                                                              ==========      ==========

           See notes to condensed consolidated financial statements.

                            THE TIMES MIRROR COMPANY

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               MARCH 31,     DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   176,289    $   179,415
  Short-term debt...........................................      432,027        312,610
  Employees' compensation...................................       76,716         93,145
  Unearned income...........................................      149,508        146,323
  Restructuring.............................................       46,977         91,903
  Other current liabilities.................................      128,283         98,106
                                                              -----------    -----------
          Total current liabilities.........................    1,009,800        921,502
Long-term debt..............................................      991,269        941,423
Deferred income taxes.......................................      344,198        373,623
Postretirement benefits.....................................      224,966        226,018
Unearned income.............................................       73,134         72,457
Other liabilities...........................................      253,495        257,893
                                                              -----------    -----------
          Total liabilities.................................    2,896,862      2,792,916
Common stock subject to put options.........................       39,740         22,560
Commitments and contingencies
Shareholders' equity
  Preferred stock, $1 par value; stated at liquidation
     value; convertible to
     Series A common stock:
       Series A: 900,000 shares authorized; 824,000 shares
        issued and outstanding..............................      411,784        411,784
       Series C-1: 381,000 shares authorized, issued and
        outstanding.........................................      190,486        190,486
       Series C-2: 245,000 shares authorized, issued and
        outstanding.........................................      122,550        122,550
  Preferred stock, $1 par value; 23,035,000 shares
     authorized; no shares issued or outstanding
  Common stock, $1 par value:
     Series A: 500,000,000 shares authorized; 86,943,000 and
      86,831,000 shares issued and outstanding..............       86,943         86,831
     Series B: 100,000,000 shares authorized; no shares
      issued or outstanding
     Series C: Convertible to Series A common stock;
      300,000,000 shares authorized; 25,176,000 and
      25,258,000 shares issued and outstanding..............       25,176         25,258
  Additional paid-in capital................................    1,263,988      1,278,916
  Retained earnings.........................................    1,661,445      1,653,736
  Accumulated other comprehensive income....................       17,673         26,491
                                                              -----------    -----------
                                                                3,780,045      3,796,052
  Less treasury stock at cost:
     Series A common stock: 39,822,000 and 38,708,000 shares
      and Series A preferred stock: 735,000 shares..........   (2,520,061)    (2,453,599)
                                                              -----------    -----------
          Total shareholders' equity........................    1,259,984      1,342,453
                                                              -----------    -----------
          Total liabilities and shareholders' equity........  $ 4,196,586    $ 4,157,929
                                                              ===========    ===========

           See notes to condensed consolidated financial statements.

                            THE TIMES MIRROR COMPANY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               FIRST QUARTER ENDED
                                                                    MARCH 31,
                                                              ----------------------
                                                                 1999         1998
                                                              ----------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net cash provided by operating activities of continuing
     operations.............................................  $    8,010    $ 36,176
  Net cash provided by (used in) operating activities of
     discontinued operations................................      (5,188)     11,618
                                                              ----------    --------
          Net cash provided by operating activities.........       2,822      47,794
                                                              ----------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions, net of cash acquired........................    (138,710)    (12,487)
  Capital expenditures......................................     (35,593)    (22,774)
  Purchases of investments..................................     (25,420)     (3,400)
  Sale of marketable securities, net........................      14,898          --
  Proceeds from sales of assets.............................       9,139       5,253
  Notes receivable..........................................          --     (47,600)
  Other, net................................................          --     (10,769)
                                                              ----------    --------
     Net cash used in investing activities of continuing
      operations............................................    (175,686)    (91,777)
     Net cash used in investing activities of discontinued
      operations............................................      (2,074)     (7,247)
                                                              ----------    --------
          Net cash used in investing activities.............    (177,760)    (99,024)
                                                              ----------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net proceeds of commercial paper and short-term
     borrowings.............................................     119,482      82,684
  Proceeds from exercise of stock options...................      19,795      20,669
  Purchases of Times Mirror common stock....................     (94,639)       (320)
  Dividends paid............................................     (19,928)    (21,338)
  Exercise of put options, net of premiums received.........     (11,361)        627
  Principal repayments of other debt........................     (10,847)    (39,621)
  Other, net................................................          44         (30)
                                                              ----------    --------
          Net cash provided by financing activities.........       2,546      42,671
                                                              ----------    --------
Decreases in cash and cash equivalents......................    (172,392)     (8,559)
Cash and cash equivalents at beginning of year..............   1,052,999      44,794
                                                              ----------    --------
Cash and cash equivalents at end of period..................  $  880,607    $ 36,235
                                                              ==========    ========

           See notes to condensed consolidated financial statements.

                            THE TIMES MIRROR COMPANY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PREPARATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

     In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the fiscal year. The balance sheet at December 31, 1998 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the consolidated financial statements and accompanying notes included in this current report on Form 8-K which restates certain information for the year ended December 31, 1998.

     Certain amounts in previously issued financial statements have been reclassified to conform to the 1999 presentation. Financial information in the accompanying notes to Condensed Consolidated Financial Statements exclude discontinued operations, except where noted.

NOTE 2 -- COMPREHENSIVE INCOME

     During the first quarters of 1999 and 1998, total comprehensive income amounted to $39,995,000 and $45,380,000, respectively. Comprehensive income for the 1999 first quarter differs from net income primarily due to reclassification adjustments for realized gains that are recognized in net income, which were previously included as part of comprehensive income.

NOTE 3 -- DISCONTINUED OPERATIONS

     On September 3, 1999, Times Mirror announced its decision to sell AchieveGlobal, Inc., a professional training company; Allen Communication, an interactive software and training courseware developer and The StayWell Company, a health improvement information company. The Company decided to sell these businesses in order to concentrate on its core strengths in newspaper publishing, flight information and magazine publishing. The Company has retained investment banking firms to advise it on the sale of these businesses. These dispositions are anticipated to be completed by the first quarter of 2000. The accompanying financial statements have been restated for all periods presented to reflect these businesses as discontinued operations.

     During 1998, the Company completed the divestitures of Matthew Bender & Company, Incorporated, its 50% interest in the Shepard's joint venture and Mosby, Inc. Additionally, the Company determined that Apartment Search, Inc. would be treated as discontinued operations in 1998 and subsequently sold the business on March 31, 1999. Results for discontinued operations include AchieveGlobal, Allen Communica-

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

tion, StayWell, Apartment Search, Inc., as well as, Matthew Bender, Mosby, and the Shepard's joint venture which were 1998 divestitures. Income from discontinued operations is summarized as follows (in thousands):

                                                                 FIRST QUARTER ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                1999           1998
                                                              ---------    ------------
Revenues....................................................  $ 49,731       $145,133
                                                              --------       --------
Income (loss) before income taxes...........................    (1,082)           393
Income taxes................................................       154            554
                                                              --------       --------
Loss from discontinued operations...........................  $ (1,236)      $   (161)
                                                              ========       ========

     The assets and liabilities of discontinued operations have been classified in the Condensed Consolidated Balance Sheets as net assets of discontinued operations and consist of the following (in thousands):

                                                              MARCH 31,    DECEMBER 31,
                                                                1999           1998
                                                              ---------    ------------
Accounts receivable, net....................................  $ 45,452       $ 58,256
Other current assets........................................    30,597         49,310
Goodwill, net...............................................    62,228         62,861
Other intangibles, net......................................    67,455         68,256
Other assets................................................    33,253         36,824
                                                              --------       --------
          Total assets......................................   238,985        275,507
Current liabilities.........................................    30,717         77,164
Non-current liabilities.....................................     6,625          8,715
                                                              --------       --------
          Total liabilities.................................    37,342         85,879
                                                              --------       --------
          Net assets of discontinued operations.............  $201,643       $189,628
                                                              ========       ========

     The major components of cash flow for discontinued operations are as follows (in thousands):

                                                                 FIRST QUARTER ENDED
                                                                      MARCH 31,
                                                              -------------------------
                                                                1999           1998
                                                              ---------    ------------
Loss from discontinued operations...........................  $ (1,236)      $   (161)
Depreciation and amortization...............................     2,429          8,246
Provision for deferred income taxes.........................      (116)        26,511
Other, net..................................................    (6,265)       (22,978)
                                                              --------       --------
  Net cash provided by (used in) operating activities of
     discontinued operations................................  $ (5,188)      $ 11,618
                                                              ========       ========
Capitalization of product costs.............................  $ (1,280)      $ (3,926)
Capital expenditures........................................      (799)        (2,819)
Other, net..................................................         5           (502)
                                                              --------       --------
  Net cash used in investing activities of discontinued
     operations.............................................  $ (2,074)      $ (7,247)
                                                              ========       ========

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

NOTE 4 -- RESTRUCTURING LIABILITY

     A summary of the activity in the restructuring liabilities is as follows (in thousands):

                                                      1998             1995
                                                  RESTRUCTURING    RESTRUCTURING     TOTAL
                                                  -------------    -------------    --------
Balance at December 31, 1998....................     $89,999          $22,905       $112,904
  Cash payments.................................     (44,761)          (2,834)       (47,595)
                                                     -------          -------       --------
Balance at March 31, 1999.......................     $45,238          $20,071       $ 65,309
                                                     =======          =======       ========

     During the quarter ended March 31, 1999, cash spent on restructuring efforts was primarily for severance payments of $25,976,000, contract termination costs of $17,010,000, and lease payments of $4,093,000. At March 31, 1999, the remaining liability for severance costs aggregated $26,880,000.

     The balance sheet classification of restructuring liabilities is as follows (in thousands):

                                                              MARCH 31,    DECEMBER 31,
                                                                1999           1998
                                                              ---------    ------------
Restructuring -- current liabilities:
  1995 Restructuring........................................   $14,821       $ 15,722
  1998 Restructuring........................................    32,156         76,181
Other liabilities:
  1995 Restructuring........................................     5,250          7,183
  1998 Restructuring........................................    13,082         13,818
                                                               -------       --------
                                                               $65,309       $112,904
                                                               =======       ========

     The current portion of restructuring is comprised primarily of severance and lease payments while the non-current portion is comprised primarily of contract termination and extended payout of severance arrangements, as well as lease payments which will be paid over lease periods extending to 2010. The Company periodically assesses the adequacy of its remaining restructuring liabilities and makes adjustments, if required. The net change in the restructuring liabilities as a result of these reviews was not significant.

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

NOTE 5 -- DEBT

     Debt consists of the following (dollars in thousands):

                                                              MARCH 31,    DECEMBER 31,
                                                                1999           1998
                                                              ---------    ------------
Short-term debt:
  Commercial paper at weighted average interest rates of
     4.9% and 5.3%..........................................  $292,940       $298,603
  Short-term borrowings at a weighted average interest rate
     of 5.0%................................................   125,000             --
  Current maturities of long-term debt......................     7,375          7,440
  Other notes payable at interest rates of 5.1% and 5.4%....     6,712          6,567
                                                              --------       --------
          Total short-term debt.............................  $432,027       $312,610
                                                              ========       ========

Long-term debt:
  6.61% Debentures due September 15, 2027, net of
     unamortized discount of $97 and $98....................  $249,903       $249,902
  4.75% Liquid Yield Option Notes due April 15, 2017, net of
     unamortized discount of $285,638 and $288,129..........   214,362        211,871
  7 1/4% Debentures due March 1, 2013.......................   148,215        148,215
  7 1/4% Debentures due November 15, 2096, net of
     unamortized discount of $558 and $559..................   147,442        147,441
  7 1/2% Debentures due July 1, 2023........................    98,750         98,750
  Property financing obligation expiring on August 8, 2009,
     net of unamortized discount of $156,128 and $158,080,
     with an effective interest rate of 4.3%................    45,206         47,088
  4 1/4% PEPS due March 15, 2001; 803,100 and 863,100
     securities stated at fair value........................    94,766         45,596
                                                              --------       --------
                                                               998,644        948,863
  Less current maturities...................................    (7,375)        (7,440)
                                                              --------       --------
          Total long-term debt..............................  $991,269       $941,423
                                                              ========       ========

     Interest rate swaps outstanding at March 31, 1999 converted the weighted average interest rate on the 7 1/4% Debentures due November 15, 2096, the 6.61% Debentures, the 7 1/2% Debentures and the Liquid Yield Option Notes (LYONs(TM)) from 6.3% to 5.3% for the quarter ended March 31, 1999.

     The 4 1/4% Premium Equity Participating Securities (PEPS) hedge the Company's investment in the common stock of America Online, Inc. (AOL) which acquired Netscape Communications Corporation (Netscape) in the first quarter of 1999. As a result of that acquisition, each share of Netscape common stock was converted into 0.9 of a share of AOL common stock. The amount payable at maturity with respect to each PEPS will equal 90% of the average market price of one share of AOL common stock for the ten trading days ending on the second business day prior to the maturity date, subject to adjustment as a result of certain dilution events involving AOL. Holders of the PEPS bear the full risk of a decline in the value of AOL. The Company is not obligated to hold the AOL stock for any period or sell the AOL stock prior to the PEPS maturity or redemption date.

     The PEPS are redeemable at the option of the Company, in whole or in part, at any time after December 15, 2000. The redemption value of each PEPS is the product of (a) the redemption ratio, as defined below, (b) 90% and (c) the average market price of one share of AOL common stock for the ten trading days ending on the second business day prior to the redemption date, plus cash in an amount equal to all unpaid interest, whether or not accrued, that would have been payable on the PEPS through the maturity

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

date. The redemption ratio will equal (a) 100%, if the market value of one share of AOL common stock is less than $43.61, or (b) a fraction, the numerator of which is $43.61 and the denominator of which is the market value of AOL common stock, if such market value is equal to or exceeds $43.61 but less than or equal to $50.16, or (c) 86.96%, if the market value of AOL common stock exceeds $50.16.

     The PEPS are recorded at fair market value as determined in the open market and will generally move in tandem with changes in the fair market value of AOL common stock. The net unrealized loss on the PEPS at March 31, 1999 and December 31, 1998 is $37,472,000 and $6,928,000, respectively, net of applicable income taxes, and is included in accumulated other comprehensive income. During the 1999 first quarter, the Company sold 54,000 shares of AOL stock and purchased a proportionate share of its PEPS in the open market for a total pre-tax gain of $3,110,000.

NOTE 6 -- EARNINGS AND DIVIDENDS PER SHARE

     The following table sets forth the calculation of basic and diluted earnings per share (in thousands, except per share amounts):

                                                              FIRST QUARTER ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
Earnings:
  Income from continuing operations.........................  $50,049     $45,422
  Preferred stock dividends.................................   (5,424)     (5,424)
                                                              -------     -------
  Earnings applicable to common shareholders for basic
     earnings per share.....................................   44,625      39,998
  LYONs interest expense, net of tax........................    1,476          --
                                                              -------     -------
  Earnings applicable to common shareholders for diluted
     earnings per share.....................................  $46,101     $39,998
                                                              =======     =======

Shares:
  Weighted average shares for basic earnings per share......   73,076      88,335
  Effect of convertible securities:
     Stock options..........................................    1,444       2,405
     LYONs convertible debt.................................    2,914          --
                                                              -------     -------
                                                                4,358       2,405
                                                              -------     -------
  Adjusted weighted average shares and assumed conversions
     for diluted earnings per share.........................   77,434      90,740
                                                              =======     =======
  Basic earnings per share from continuing operations.......  $   .61     $   .45
                                                              =======     =======
  Diluted earnings per share from continuing operations.....  $   .60     $   .44
                                                              =======     =======

     The Company has convertible securities that are not included in the calculation of diluted earnings per share because the effects are antidilutive.

     Cash dividends of $.20 and $.18 per share of common stock were declared for the quarters ended March 31, 1999 and 1998, respectively.

NOTE 7 -- CAPITAL STOCK AND STOCK PURCHASE PROGRAM

     The Company's stock purchase program, which includes the issuance of put options from time to time, is described in Note 13 to the Consolidated Financial Statements in this current report on Form 8-K which restate certain information for the year ended December 31, 1998. Share purchases of the Company's Series A

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

common shares continued in the first quarter of 1999 through a combination of a forward purchase agreement, put options and open market purchases by Eagle New Media Investments, LLC (Eagle New Media), an investment affiliate of the Company. The Company and Eagle New Media purchased 1,784,000 shares of its Series A common stock during the quarter ended March 31, 1999, which more than offset shares issued as a result of the exercise of stock options.

     At March 31, 1999, the Company had 700,000 put options outstanding with an average strike price of approximately $56.65. The put options, which have various expiration dates primarily in the second quarter of 1999, entitle the holder to sell shares of Times Mirror common stock to the Company at the strike price on the expiration date of the put option. The potential obligation under these put options has been transferred from shareholders' equity to "Common stock subject to put options."

NOTE 8 -- STOCK OPTIONS

     During the quarter ended March 31, 1999, the Company issued 666,000 shares of its common stock as a result of the exercise of stock options.

     The Company has various stock option plans under which options may be granted to key employees to purchase shares of Series A common stock at a price equal to the fair market value at the date of grant. During the 1999 first quarter, the Company granted 2,276,000 options under these plans. The Company also granted each eligible employee 100 stock options on March 1, 1999. This grant resulted in the issuance of approximately 1,700,000 stock options at an option price of $56.3125, which was equal to fair value at the date of grant. These options will be fully vested on March 1, 2002 for employees still employed by the Company at that date.

NOTE 9 -- USE OF ESTIMATES AND OTHER UNCERTAINTIES

     Financial statements prepared in accordance with generally accepted accounting principles require management to make estimates and judgments that affect amounts and disclosures reported in the financial statements. Actual results could differ from those estimates, although management does not believe that any differences would materially affect the Company's financial position or reported results.

     The Company's future results could be adversely affected by a number of factors, including (a) an increase in paper, printing and distribution costs over the levels anticipated; (b) increased consolidation among major retailers or other events depressing the level of display advertising; (c) an economic downturn in the Company's principal newspaper markets or other occurrences leading to decreased circulation and diminished revenues from both display and classified advertising; (d) an increase in the use of alternate media such as the Internet for classified and other advertising; (e) an increase in expenses related to new initiatives and product improvement efforts in the flight information operating unit; (f) unfavorable foreign currency fluctuations; (g) material changes in tax liability due to unfavorable reviews by taxing authorities; (h) the inability of the Company, its vendors, suppliers or other third parties with which the Company interacts to resolve the Year 2000 issue in a timely manner; and (i) a general economic downturn resulting in decreased consumer and corporate spending on discretionary items such as magazines or newspapers.

NOTE 10 -- CONTINGENT LIABILITIES

     The Company and its subsidiaries are defendants in actions for matters arising out of their business operations. In addition, from time to time, the Company and its subsidiaries are involved as parties in various governmental and administrative proceedings. The Company does not believe that any such proceedings currently pending will have a material adverse effect on its consolidated financial position, although an adverse

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

resolution in any reporting period of one or more of these matters could have a material impact on results of operations for that period.

NOTE 11 -- ACQUISITION AND DISPOSITIONS

     On February 12, 1999, Eagle New Media acquired Newport Media, Inc., a publisher of shopper publications in the Long Island and New Jersey areas, for approximately $132,000,000. The acquisition was accounted for by the purchase method with the results of operations included in the Company's financial statements from the date of acquisition. The purchase price has been allocated primarily to goodwill and other intangible assets based on a preliminary valuation of Newport Media. Pro forma results for the quarters ended March 31, 1999 and 1998, assuming the acquisition occurred on January 1 of the respective year, would not be materially different from the results reported.

     The Company signed a definitive agreement on January 10, 1999, to merge Hollywood Online, Inc., and its Web site, hollywood.com, into Big Entertainment, Inc., in exchange for newly-issued restricted stock of Big Entertainment, Inc. at a value to be determined as of the closing date of the merger. This merger was completed in May 1999 at a then combined current value of approximately $31.5 million. Additionally, the Company completed the sale of Apartment Search, Inc. in March 1999. The estimated loss on sale of Apartment Search, including a provision for operating losses through the date of disposal was recorded in the third quarter of 1998.

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

NOTE 12 -- SEGMENT INFORMATION

     Financial data for the Company's segments is as follows (in thousands):

                                                              FIRST QUARTER ENDED
                                                                   MARCH 31,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
REVENUES
  Newspaper Publishing......................................  $573,546    $542,921
  Professional Information..................................    56,297      50,000
  Magazine Publishing.......................................    68,839      65,645
                                                              --------    --------
          Total Reportable Segments.........................   698,682     658,566
  Corporate and Other.......................................       525         201
                                                              --------    --------
                                                              $699,207    $658,767
                                                              ========    ========

OPERATING PROFIT (LOSS)
  Newspaper Publishing......................................  $ 91,672    $ 90,154
  Professional Information..................................    15,733      12,836
  Magazine Publishing.......................................         3        (223)
                                                              --------    --------
          Total Reportable Segments.........................   107,408     102,767
  Corporate and Other.......................................   (15,107)    (16,942)
                                                              --------    --------
                                                              $ 92,301    $ 85,825
                                                              ========    ========

DEPRECIATION AND AMORTIZATION
  Newspaper Publishing......................................  $ 31,632    $ 28,965
  Professional Information..................................     1,717       1,722
  Magazine Publishing.......................................     1,992       1,945
                                                              --------    --------
          Total Reportable Segments.........................    35,341      32,632
  Corporate and Other.......................................     1,161       1,054
                                                              --------    --------
                                                              $ 36,502    $ 33,686
                                                              ========    ========

CAPITAL EXPENDITURES
  Newspaper Publishing......................................  $ 30,046    $ 17,232
  Professional Information..................................     2,863       3,168
  Magazine Publishing.......................................       846         433
                                                              --------    --------
          Total Reportable Segments.........................    33,755      20,833
  Corporate and Other.......................................     1,838       1,941
                                                              --------    --------
                                                              $ 35,593    $ 22,774
                                                              ========    ========

     A reconciliation of operating profit to income from continuing operations before income taxes is set forth in the Company's Condensed Consolidated Statements of Income on page 63.

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

     Identifiable assets of the Company's segments are as follows (in thousands):

                                                             MARCH 31,     DECEMBER 31,
                                                                1999           1998
                                                             ----------    ------------
Newspaper Publishing.......................................  $2,162,265     $1,999,880
Professional Information...................................      93,751         96,765
Magazine Publishing........................................     278,511        271,457
                                                             ----------     ----------
          Total Reportable Segments........................   2,534,527      2,368,102
Corporate and Other........................................   1,460,416      1,600,199
Discontinued Operations....................................     201,643        189,628
                                                             ----------     ----------
                                                             $4,196,586     $4,157,929
                                                             ==========     ==========

NOTE 13 -- SUBSEQUENT EVENTS

     In September 1999, the Company completed a transaction (1999 Transaction) involving agreements with its largest shareholders, Chandler Trust No. 1 and Chandler Trust No. 2 (Chandler Trusts). The 1999 Transaction resulted in the formation of a new limited liability company, TMCT II, LLC (TMCT II), by the Chandler Trusts, the Company and the Company's affiliates, Eagle New Media Investments, LLC and Eagle Publishing Investments, LLC (Eagle Companies).

     Pursuant to the TMCT II contribution agreement, the Company, the Eagle Companies and the Chandler Trusts made the following capital contributions to TMCT II:

     1. the Company contributed preferred units issued by the operating partnerships of 8 unrelated real estate investment trusts (OP REIT Interests) with an aggregate purchase price of $600,000,000 and $2,000,000 in cash;

     2. the Eagle Companies contributed a total of $633,252,000 in cash or cash equivalents;

     3. the Chandler Trusts contributed 9,306,000 shares of the Company's Series A common stock, 6,236,000 shares of the Company's Series C common stock, 381,000 shares of the Company's Series C-1 preferred stock and 245,000 shares of the Company's Series C-2 preferred stock (TMCT II Contributed Shares).

     The Company's purchase of the OP REIT Interests was funded with the proceeds of a $550,000,000 short-term bank line of credit provided by Citibank and its commercial paper line. The Company is considering various alternatives with respect to refinancing the line of credit which matures on November 30, 1999. The cash contributed by the Company and the Eagle Companies was used by TMCT II to purchase a portfolio of securities (TMCT II Portfolio).

     The Company, the Eagle Companies and the Chandler Trusts share in the cash flow, profits and losses of the various assets held by TMCT II. The cash flow from the OP REIT Interests and the TMCT II Portfolio is largely allocated to the Chandler Trusts with the remaining portion of the cash flow from the OP REIT Interests and the TMCT II Portfolio primarily allocated to the Eagle Companies. The cash flow from the TMCT II Contributed Shares is largely allocated to the Company with the remaining portion of that cash flow primarily allocated to the Chandler Trusts. Due to the allocations of the economic benefits in TMCT II, for financial reporting purposes, 80% of the TMCT II Contributed Shares will be included in treasury stock, 80% of the preferred dividends on the Series C-1 and C-2 preferred stock will be excluded from the preferred dividend requirements and 80% of the dividends on the common stock will be effectively eliminated. The Company and the Eagle Companies will account for their investment in TMCT II under the equity method.

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

     In connection with the 1999 Transaction, the Company agreed to use its reasonable best efforts to replace the outstanding Series C-1 and C-2 preferred stocks (which are now owned by TMCT II) with new Series D-1 and D-2 preferred stocks. The new Series D-1 and D-2 preferred stocks will be identical to the existing Series C-1 and C-2 preferred stocks except that the increases in the dividend rate on the new Series D-1 and D-2 preferred stocks will be pursuant to a fixed and certain schedule.

     As a result of the 1999 Transaction, for financial reporting purposes, the following number of shares will be included as treasury stock and excluded from earnings per share calculations:

     1. the number of shares of Series A and C common stocks was reduced by 12,433,000;

     2. the number of shares of Series C-1 preferred stock was reduced by 305,000;

     3. the number of shares of Series C-2 preferred stock was reduced by 196,000;

     The annual preferred dividend requirements will be reduced to $8,055,000 beginning in 2000 assuming the replacement of the Series C-1 and C-2 preferred stocks with the new Series D-1 and D-2 preferred stocks is completed.

     In September 1999, the Company also announced its decision to sell the properties of The Sporting News, a sports related magazine, including sportingnews.com. The Company has retained an investment banking firm to advise it on the sale, which is anticipated to be completed by the first quarter of 2000. Additionally, the Company announced its decision to sell certain other businesses as further described in Note 3 to the Condensed Consolidated Financial Statements.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONSOLIDATED RESULTS OF OPERATIONS

     The following table summarizes the Company's consolidated financial results (in thousands, except per share amounts):

                                                       FIRST QUARTER ENDED MARCH 31,
                                                       ------------------------------
                                                         1999        1998      CHANGE
                                                       --------    --------    ------
Revenues.............................................  $699,207    $658,767       6.1%
Operating profit.....................................    92,301      85,825       7.5
Interest expense, net................................     6,301       8,001     (21.2)
Other, net...........................................     1,035        (487)   (100.0)+
Income from continuing operations....................    50,049      45,422      10.2
Loss from discontinued operations, net of income tax
  benefit............................................    (1,236)       (161)    100.0+
Net income...........................................    48,813      45,261       7.8
Preferred dividend requirements......................     5,424       5,424        --
Earnings applicable to common shareholders...........    43,389      39,837       8.9
Basic earnings (loss) per share:
  Continuing operations..............................  $    .61    $    .45      35.6
  Discontinued operations............................      (.02)         --    (100.0)+
                                                       --------    --------
Basic earnings per share.............................  $    .59    $    .45      31.1
                                                       ========    ========
Diluted earnings (loss) per share:
  Continuing operations..............................  $    .60    $    .44      36.4
  Discontinued operations............................      (.02)         --    (100.0)+
                                                       --------    --------
Diluted earnings per share...........................  $    .58    $    .44      31.8
                                                       ========    ========
Weighted average shares:
  Basic..............................................    73,076      88,335     (17.3)
                                                       ========    ========
  Diluted............................................    77,434      90,740     (14.7)
                                                       ========    ========

     Revenues for the 1999 first quarter rose compared to the prior year first quarter due to higher revenues in all of the Company's business segments, including the effects of acquisitions (See further discussion of segment results under the caption "Analysis by Segment").

     Operating profit for the 1999 first quarter was higher compared to the 1998 first quarter, reflecting increases in the Newspaper Publishing and Professional Information segments and lower Corporate and Other expenses (See further discussion of segment results under the caption "Analysis by Segment"). The 1999 first quarter operating profit was affected by lower pension income as a result of a $4.0 million reduction in the amortization of the transition asset.

     Earnings per share for the first quarter of 1999 increased compared to the first quarter of 1998 due to a reduction in the weighted average number of shares outstanding, higher operating profit and lower net interest expense.

     Net interest expense declined for the first quarter of 1999 compared to the prior year first quarter due to an increase in interest income resulting from investment activity of the Company's affiliated limited liability companies. Higher interest income more than offset a rise in interest expense primarily due to higher debt levels for share purchases and prior year acquisitions.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

ANALYSIS BY SEGMENT

NEWSPAPER PUBLISHING

     Newspaper Publishing revenues and operating profit were as follows (dollars in thousands):

                                                        FIRST QUARTER ENDED MARCH 31,
                                                        ------------------------------
                                                          1999        1998      CHANGE
                                                        --------    --------    ------
Revenues:
  Advertising.........................................  $455,851    $424,353      7.4%
  Circulation.........................................   105,505     106,853     (1.3)
  Other...............................................    12,190      11,715      4.1
                                                        --------    --------
                                                        $573,546    $542,921      5.6%
                                                        ========    ========
Operating profit......................................  $ 91,672    $ 90,154      1.7%
                                                        ========    ========

     Newspaper Publishing operating profit increased in the 1999 first quarter compared to the prior year first quarter due largely to strong gains at the Company's Eastern newspapers, including the effects of acquisitions. Double-digit operating profit gains at Newsday and The Baltimore Sun more than offset a small expected decline in operating profit at the Los Angeles Times, where all the expected annual expense reductions contemplated in the 1998 restructuring program have not yet been realized.

     Newspaper Publishing revenues rose in the 1999 first quarter compared to the 1998 first quarter reflecting the additions of the Recycler, acquired in April 1998; Newport Media, Inc., acquired in February 1999; and ValuMail, acquired in March 1999. Excluding acquisitions, revenues in the 1999 first quarter rose 2.0%, with Eastern newspapers up 2.8% and The Times up 1.1% from the prior year's quarter. Advertising revenues increased in the 1999 first quarter compared to the prior year first quarter, led by the Eastern newspapers. Excluding acquisitions, 1999 first quarter advertising revenues rose 3.3%, with Eastern newspapers up 4.3% and The Times up 2.3%. For The Times, growth in national advertising as well as real estate and automotive classified advertising helped offset continued weakness in the classified help-wanted category.

     The Newspaper Publishing segment achieved steady improvements in both average daily and Sunday circulations at the Company's largest newspapers, according to the six-month period ended March 31, 1999 publisher's statements to the Audit Bureau of Circulations. Circulation revenue, however, declined slightly as marketing strategies involving pricing and promotional discounts, largely at The Times, helped stimulate circulation volume gains but resulted in lower overall circulation revenues. Excluding acquisitions, circulation revenues declined 3.2% for the first quarter of 1999 compared to the first quarter of 1998.

     Newsprint expense for the 1999 first quarter remained level with the prior year first quarter as price declines offset consumption increases due to higher circulation and advertising volume. Additionally, newsprint expense was only partially affected by newsprint price declines due to the Company's use of newsprint hedging contracts. For the remainder of 1999, increases in newsprint consumption from higher circulation and advertising volume are expected to be modestly offset by less consumption due to the conversion of The Times printing presses from a 54-inch newsprint web to a 50-inch newsprint web. The Times will convert its printing presses throughout the year, which is expected to reduce its newsprint consumption by as much as 7.0% on an annual basis. Including the effects of acquisitions, other expenses for the segment were up 8.1%. Excluding newsprint and acquisitions, other expenses for the segment rose 3.1%, due in part to higher benefit costs and increased information technology expense.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

PROFESSIONAL INFORMATION

     Professional Information revenues and operating profit were as follows (dollars in thousands):

                                                           FIRST QUARTER ENDED MARCH 31,
                                                          -------------------------------
                                                            1999        1998      CHANGE
                                                          --------    --------    -------
Revenues................................................  $56,297     $50,000      12.6%
                                                          =======     =======      ====
Operating profit........................................  $15,733     $12,836      22.6%
                                                          =======     =======      ====

     The Professional Information segment's results reflect the discontinuation of AchieveGlobal, Allen Communication, StayWell, Matthew Bender/Shepard's and Mosby, which are included in discontinued operations. Results have been restated accordingly. The Professional Information segment represents the operating results of Jeppesen Sanderson, the Company's flight information provider. Revenues and operating profit at Jeppesen Sanderson rose primarily due to higher revenues for charting and data services.

MAGAZINE PUBLISHING

     Magazine Publishing revenues and operating profit (loss) were as follows (dollars in thousands):

                                                        FIRST QUARTER ENDED MARCH 31,
                                                        -----------------------------
                                                         1999       1998      CHANGE
                                                        -------    -------    -------
Revenues:
  Advertising.........................................  $45,316    $42,835       5.8%
  Circulation.........................................   20,040     19,601       2.2%
  Other...............................................    3,483      3,209       8.5%
                                                        -------    -------    -------
                                                        $68,839    $65,645       4.9%
                                                        =======    =======    =======
Operating profit (loss)...............................  $     3    $  (223)   (100.0+)%
                                                        =======    =======    =======

     Magazine Publishing achieved advertising revenue gains at most of the magazines in the first quarter of 1999. The acquisition of Senior Golfer in October 1998 and the special publication of The Best Things in Golf, also contributed to higher revenues. The Magazine Publishing segment's first quarter operating profit improved slightly to break-even compared to the prior year's modest first quarter operating loss. In the 1999 first quarter, the segment incurred expenses related to two new publications, Outdoor Explorer and TransWorld SURF, in addition to ongoing investments in the relaunch of The Sporting News and Today's Homeowner.

CORPORATE AND OTHER

     Corporate and Other revenues and operating loss were as follows (dollars in thousands):

                                                        FIRST QUARTER ENDED MARCH 31,
                                                        ------------------------------
                                                          1999        1998      CHANGE
                                                        --------    --------    ------
Revenues..............................................  $    525    $    201    100.0+%
                                                        ========    ========    =====
Operating loss........................................  $(15,107)   $(16,942)   (10.8)%
                                                        ========    ========    =====

     Operating loss for the 1999 first quarter decreased from the 1998 first quarter due primarily to lower employee related costs.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

RESTRUCTURING LIABILITY

     A summary of the activity in restructuring liabilities is as follows (in thousands):

                                                    DECEMBER 31,    1999 CASH    MARCH 31,
                   DESCRIPTION                          1998        PAYMENTS       1999
                   -----------                      ------------    ---------    ---------
1998 Restructuring:
  Termination benefits............................    $51,169       $(25,850)     $25,319
  Contract terminations...........................     31,264        (17,010)      14,254
  Lease termination costs.........................      6,203         (1,617)       4,586
  Technology asset costs..........................        640           (251)         389
  Other costs.....................................        723            (33)         690
                                                      -------       --------      -------
          Total...................................    $89,999       $(44,761)     $45,238
                                                      =======       ========      =======
1995 Restructuring................................    $22,905       $ (2,834)     $20,071
                                                      =======       ========      =======

     The remaining 1998 restructuring liability is expected to be substantially paid by the end of 1999. Annual expense reductions resulting from the 1998 restructuring program are in line with management's expectations. The 1995 restructuring liability relates primarily to lease payments on unoccupied properties. The Company believes that cash flows from operations will be adequate to cover future cash outflows under the restructuring programs.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's operating cash requirements are funded primarily by its operations. Proceeds from borrowings have been used primarily to fund capital expenditures and share purchases. At March 31, 1999, the Company had a $400.0 million long-term revolving line of credit through a group of domestic and international banks. This line of credit is used to support a commercial paper program that is available for short-term cash requirements. The Company had $292.9 million and $278.5 million of commercial paper outstanding at March 31, 1999 and May 7, 1999, respectively. Additionally, the Company has a shelf registration statement for $300.0 million of securities which has not been utilized. There is no assurance that the Company will be able to utilize the shelf registration on terms acceptable to the Company.

     The Company also has an uncommitted bank line of credit, which provides for unsecured borrowings up to $250.0 million, of which $125.0 million was outstanding at March 31, 1999. At May 7, 1999, borrowings outstanding under this line of credit remained unchanged from March 31, 1999.

ACQUISITION AND DISPOSITIONS

     In February 1999, Eagle New Media Investments, LLC (Eagle New Media), an investment affiliate of the Company, acquired Newport Media, Inc., a publisher of shopper publications in the Long Island and New Jersey areas for approximately $132.0 million.

     The Company signed a definitive agreement on January 10, 1999, to merge Hollywood Online, Inc., and its Web site, hollywood.com, into Big Entertainment, Inc., in exchange for newly-issued restricted stock of Big Entertainment, Inc. at a value to be determined as of the closing date of the merger. This merger was completed in May 1999 at a then combined current value of approximately $31.5 million. Additionally, the Company completed the sale of Apartment Search, Inc. in March 1999. The estimated loss on sale of Apartment Search, including a provision for operating losses through the date of disposal was recorded in the third quarter of 1998.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     On September 3, 1999, Times Mirror announced its decision to sell AchieveGlobal, Inc., a professional training company; Allen Communication, an interactive software and training courseware developer and The StayWell Company, a health improvement information company. The Company decided to sell these businesses in order to concentrate on its core strengths in newspaper publishing, flight information and magazine publishing. The Company has retained investment banking firms to advise it on the sale of these businesses. These dispositions are anticipated to be completed by the first quarter of 2000. The accompanying financial statements have been restated for all periods presented to reflect these businesses as discontinued operations.

     On September 3, 1999, the Company also announced its decision to sell the properties of The Sporting News, a sports related magazine, including sportingnews.com. The Company has retained an investment banking firm to advise it on the sale, which is anticipated to be completed by the first quarter of 2000.

COMMON SHARE PURCHASES

     Share purchases of the Company's Series A common shares continued in the first quarter of 1999 through a combination of a forward purchase agreement, put options and open market purchases by Eagle New Media. The Company and Eagle New Media purchased 1.8 million shares of its Series A common stock during the quarter ended March 31, 1999, which more than offset 0.7 million shares issued as a result of the exercise of stock options.

     The Company believes that the purchase of shares of its common stock is an attractive investment for Eagle New Media which will also enhance Times Mirror shareholder value as well as offset dilution from shares of common stock issued under the Company's stock-based employee compensation and benefit programs. Purchases by the Company and its affiliates are expected to be made during the next two years in the open market or in private transactions, depending on market conditions, and may be discontinued at any time. In connection with this program, the Company from time to time sells put options on its common stock. As of March 31, 1999, the Company and its affiliates are authorized to purchase 5.3 million shares of Series A common stock. On a consolidated basis for financial reporting purposes, the number of shares of common stock outstanding totaled
72.3 million at March 31, 1999 compared with 88.7 million at March 31, 1998.

1999 RECAPITALIZATION

     In September 1999, the Company completed a recapitalization transaction with its largest shareholders, the Chandler Trusts. The 1999 recapitalization resulted in a net effective reduction, for financial reporting purposes, in the number of shares of the Series A and C common stocks by 12.4 million shares and in Series C-1 and C-2 preferred stocks by .5 million shares. Also, in connection with the 1999 recapitalization, the Company agreed to use its reasonable best efforts to replace the outstanding Series C-1 and C-2 preferred stocks with new Series D-1 and D-2 preferred stocks. The new Series D-1 and D-2 preferred stocks will be identical to the existing Series C-1 and C-2 preferred stocks except that the increases in the dividend rate on the new Series D-1 and D-2 preferred stocks will be pursuant to a fixed and certain schedule. As a result of the effective reduction of preferred stock and the intended replacement of the preferred stock, the preferred dividend requirements will be reduced to $8.1 million annually. Additionally, the Company entered into an agreement with Citibank for a $550.0 million bank line of credit maturing on November 30, 1999. Currently, the Company expects to refinance this line of credit in October 1999 (See Note 13 to the Condensed Consolidated Financial Statements for further information).

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

CASH FLOW

     The following table sets forth certain items from the Condensed Consolidated Statements of Cash Flows (in thousands):

                                                               FIRST QUARTER ENDED
                                                                    MARCH 31,
                                                              ---------------------
                                                                1999         1998
                                                              ---------    --------
Net cash provided by operating activities of continuing
  operations................................................  $   8,010    $ 36,176
Acquisitions, net of cash acquired..........................   (138,710)    (12,487)
Capital expenditures........................................    (35,593)    (22,774)
Purchase of Times Mirror common stock, including exercise of
  put options, net of premiums received.....................   (106,000)        307
Net issuance of commercial paper and short-term
  borrowings................................................    119,482      82,684

     Cash generated by operating activities of continuing operations for the first quarter of 1999 was lower compared to the first quarter of 1998 due primarily to restructuring payments which were accrued in 1998.

     On February 12, 1999, Eagle New Media acquired Newport Media, Inc. for approximately $132.0 million.

     Capital expenditures for the first quarter of 1999 were higher compared to the same period in 1998 due primarily to the Company's continuing investments for future growth which included facility renovations within the Newspaper Publishing segment and commencement of a conversion project to a 50-inch web at The Times. Additionally, the Company increased capital spending related to information technology projects, including Year 2000 requirements. Capital expenditures are currently expected to be $190.0 million for 1999.

     Total debt at March 31, 1999 rose to $1.42 billion from $1.25 billion at December 31, 1998 due primarily to short-term borrowings.

IMPACT OF YEAR 2000

     As more fully described in this current report on Form 8-K which restates certain information for the year ended December 31, 1998, the Company is modifying or replacing significant portions of its software as well as certain hardware to enable continued operations beyond December 31, 1999. As of March 31, 1999, the Company estimates its progress toward completion of its Year 2000 remediation plan as follows:

                                                       PERCENT COMPLETE AS OF      TARGETED DATE FOR
                    PROJECT PHASE                          MARCH 31, 1999        SUBSTANTIAL COMPLETION
                    -------------                      ----------------------    ----------------------
Inventory............................................            99%             March 1999
Assessment/Planning..................................            97%             March 1999
Remediation..........................................            88%             June 1999
Testing..............................................            62%             September 1999
Contingency Planning.................................            61%             September 1999

     The Company also faces the risk that one or more of its significant suppliers or other third-party businesses ("external relationships") will not be able to interact with the Company due to the third party's inability to resolve its own Year 2000 issues. The Company has completed its inventory of external relationships and is evaluating each relationship based upon the potential business impact, available alternatives and cost of substitution. The Company is also attempting to determine the overall Year 2000 readiness of its external relationships. In the case of mission critical suppliers such as newsprint, banks, telecommunications providers and other utilities and information technology vendors, the Company is engaged in discussions with such third parties and is attempting to obtain detailed information as to their Year 2000

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

plans and state of readiness. The Company is pursuing written assurances from its significant suppliers and significant other third-party businesses that they will be Year 2000 compliant. However, the Company has no means of ensuring that such suppliers or third parties will be Year 2000 ready. The inability of these third parties to complete their Year 2000 resolution process in a timely fashion could have a material adverse effect on the Company. Risk assessment, readiness evaluation and action plans related to these third parties are expected to be completed in the second quarter of 1999.

     To date, the Company has incurred costs of $22.4 million for the Year 2000 project, of which $17.4 million was capitalized and $5.0 million was expensed. These costs include 1999 first quarter capital expenditures of $1.6 million and expenses of $1.1 million. Total project costs are estimated to be $42.5 million, excluding internal costs for employees working on the project. Except as noted above, management's assessment of the status of the Year 2000 project and its contingency plans are unchanged from that described in this current report on Form 8-K which restates certain information for the year ended December 31, 1998.

     The Company's plans to address the Year 2000 issue are based on management's current estimates and are subject to various uncertainties that could cause the actual results to differ materially from these plans. These uncertainties include, but are not limited to, the success of the Company in identifying systems that are not Year 2000 ready; the nature and amount of programming required to upgrade or replace each of the affected systems; the availability, rate and magnitude of related labor and consulting costs; and the success of vendors, suppliers and other third parties with which the Company interacts in addressing the Year 2000 issue. If the Company, its vendors, suppliers or such other parties are unable to resolve the Year 2000 issue on schedule, the Company may not be able to prepare and distribute its publications or provide its services in a timely manner, which may have a material adverse effect on the Company's results of operations.

DIVIDENDS

     Cash dividends of $.20 and $.18 per share of common stock were declared for the quarters ended March 31, 1999 and 1998, respectively. In February 1999, the Board of Directors approved an increase in quarterly cash dividends to $.20 per share for an annualized rate of $.80 per share, representing the fourth consecutive year of dividend increases for common shareholders.

CERTAIN FACTORS AFFECTING FORWARD-LOOKING STATEMENTS

     In 1998, the Company divested Matthew Bender & Company, Incorporated and Mosby, Inc. While the Company believes that these divestitures were completed on a tax-free basis, this position may be subject to review by the Internal Revenue Service. The Company estimated deferred taxes of $176.6 million based on its assessment of the risks inherent in a contested challenge by the Internal Revenue Service. To the extent that the estimate of such deferred taxes is adjusted in the course of resolving such a challenge, the adjustment will be recorded within discontinued operations. If it is ultimately determined that these transactions were not completed on a tax-free basis, the Company's results of operations, financial position and cash flows may be materially adversely affected.

     Certain statements set forth above and elsewhere in this current report on Form 8-K are forward-looking in nature and related to trends and events that may affect the Company's future financial position and operating results. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The term "expect," "anticipate," and "intend" and similar words or expressions are intended to identify forward-looking statements. These statements speak only as of the date of this report. These statements are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. For example, there can be no assurances that the statements contained herein with respect to the Company's Year 2000 efforts and the satisfactory resolution of contingent liabilities will be achieved. Actual results and experience may differ materially from the forward-looking statements and

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

could be adversely affected by a number of factors. Some of these factors are described above and in Note 9 to the Condensed Consolidated Financial Statements. It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

                            THE TIMES MIRROR COMPANY

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                               SECOND QUARTER ENDED       YEAR TO DATE ENDED
                                                     JUNE 30,                  JUNE 30,
                                               --------------------    ------------------------
                                                 1999        1998         1999          1998
                                               --------    --------    ----------    ----------
REVENUES.....................................  $753,751    $698,007    $1,452,958    $1,356,774
COSTS AND EXPENSES:
  Cost of sales..............................   417,759     369,804       808,796       735,934
  Selling, general and administrative
     expenses................................   202,483     206,789       418,352       413,601
  Restructuring and one-time charges.........        --      34,850            --        34,850
                                               --------    --------    ----------    ----------
                                                620,242     611,443     1,227,148     1,184,385
                                               --------    --------    ----------    ----------
OPERATING PROFIT.............................   133,509      86,564       225,810       172,389
Interest expense.............................   (20,734)    (16,260)      (40,538)      (29,401)
Interest income..............................    10,306       2,429        23,809         7,569
Other, net...................................    20,983       7,811        22,018         7,324
                                               --------    --------    ----------    ----------
Income from continuing operations before
  income tax provision.......................   144,064      80,544       231,099       157,881
Income tax provision.........................    59,505      31,928        96,491        63,843
                                               --------    --------    ----------    ----------
Income from continuing operations............    84,559      48,616       134,608        94,038
Income (loss) from discontinued operations,
  net of income taxes........................       755         585          (481)          424
                                               --------    --------    ----------    ----------
NET INCOME...................................    85,314      49,201       134,127        94,462
Preferred dividend requirements..............     5,424       5,424        10,848        10,848
                                               --------    --------    ----------    ----------
Earnings applicable to common shareholders...  $ 79,890    $ 43,777    $  123,279    $   83,614
                                               ========    ========    ==========    ==========
Basic earnings (loss) per common share:
  Continuing operations......................  $   1.10    $    .49    $     1.71    $      .94
  Discontinued operations....................       .01         .01          (.01)          .01
                                               --------    --------    ----------    ----------
Basic earnings per share.....................  $   1.11    $    .50    $     1.70    $      .95
                                               ========    ========    ==========    ==========
Diluted earnings (loss) per common share:
  Continuing operations......................  $   1.04    $    .48    $     1.65    $      .92
  Discontinued operations....................       .01         .01          (.01)           --
                                               --------    --------    ----------    ----------
Diluted earnings per share...................  $   1.05    $    .49    $     1.64    $      .92
                                               ========    ========    ==========    ==========
Weighted average shares:
  Basic......................................    71,970      87,844        72,520        88,088
                                               ========    ========    ==========    ==========
  Diluted....................................    82,128      90,277        82,505        90,507
                                               ========    ========    ==========    ==========
Dividends declared per common share..........  $    .20    $    .18    $      .40    $      .36
                                               ========    ========    ==========    ==========

           See notes to condensed consolidated financial statements.

                            THE TIMES MIRROR COMPANY

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                               JUNE 30,      DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  810,765      $1,052,999
  Marketable securities.....................................      34,540          49,438
  Accounts receivable, less allowance for doubtful accounts
     and returns of $39,264 and $37,389.....................     325,369         311,913
  Inventories...............................................      40,789          28,438
  Deferred income taxes.....................................      33,267          32,279
  Prepaid expenses..........................................      38,065          30,141
  Net assets of discontinued operations.....................     189,356         189,628
  Other current assets......................................      16,481          38,278
                                                              ----------      ----------
          Total current assets..............................   1,488,632       1,733,114
Property, plant and equipment, net of accumulated
  depreciation and amortization of $1,016,120 and
  $966,153..................................................     922,567         903,483
Goodwill, net of accumulated amortization of $114,928 and
  $105,976..................................................     606,855         501,463
Other intangibles, net of accumulated amortization of
  $68,633 and $61,657.......................................     187,305         100,373
Investments.................................................     306,501         270,818
Prepaid pension costs.......................................     431,959         419,471
Other assets................................................     248,129         229,207
                                                              ----------      ----------
          Total assets......................................  $4,191,948      $4,157,929
                                                              ==========      ==========

           See notes to condensed consolidated financial statements.

                            THE TIMES MIRROR COMPANY

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                               JUNE 30,      DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   161,358    $   179,415
  Short-term debt...........................................      372,877        312,610
  Other current liabilities.................................      377,506        429,477
                                                              -----------    -----------
          Total current liabilities.........................      911,741        921,502
Long-term debt..............................................      956,108        941,423
Deferred income taxes.......................................      418,002        373,623
Postretirement benefits.....................................      223,825        226,018
Other liabilities...........................................      364,895        330,350
                                                              -----------    -----------
          Total liabilities.................................    2,874,571      2,792,916
Common stock subject to put options.........................        8,455         22,560
Commitments and contingencies
Shareholders' equity
  Preferred stock, $1 par value; stated at liquidation
     value; convertible to Series A common stock:
       Series A: 900,000 shares authorized; 824,000 shares
        issued and outstanding..............................      411,784        411,784
       Series C-1: 381,000 shares authorized, issued and
        outstanding.........................................      190,486        190,486
       Series C-2: 245,000 shares authorized, issued and
        outstanding.........................................      122,550        122,550
  Preferred stock, $1 par value; 23,035,000 shares
     authorized; no shares issued or outstanding
  Common stock, $1 par value:
     Series A: 500,000,000 shares authorized; 87,033,000 and
      86,831,000 shares issued and outstanding..............       87,033         86,831
     Series B: 100,000,000 shares authorized; no shares
      issued or outstanding
     Series C: Convertible to Series A common stock;
      300,000,000 shares authorized; 25,087,000 and
      25,258,000 shares issued and outstanding..............       25,087         25,258
  Additional paid-in capital................................    1,295,657      1,278,916
  Retained earnings.........................................    1,709,217      1,653,736
  Accumulated other comprehensive income....................        9,662         26,491
  Less treasury stock at cost:
     Series A common stock: 40,242,000 and 38,708,000 shares
      and Series A preferred stock: 735,000 shares..........   (2,542,554)    (2,453,599)
                                                              -----------    -----------
          Total shareholders' equity........................    1,308,922      1,342,453
                                                              -----------    -----------
          Total liabilities and shareholders' equity........  $ 4,191,948    $ 4,157,929
                                                              ===========    ===========

           See notes to condensed consolidated financial statements.

                            THE TIMES MIRROR COMPANY

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                YEAR TO DATE ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                 1999         1998
                                                              ----------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net cash provided by operating activities of continuing
     operations.............................................  $  122,757    $  91,173
  Net cash provided by operating activities of discontinued
     operations.............................................       9,962       27,472
                                                              ----------    ---------
          Net cash provided by operating activities.........     132,719      118,645
                                                              ----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisitions, net of cash acquired........................    (154,610)    (196,850)
  Capital expenditures......................................     (79,038)     (54,017)
  Purchases of investments..................................     (50,996)     (24,679)
  Proceeds from sales of assets.............................      20,930       19,259
  Sale of marketable securities, net........................      14,898           --
  Decreases (increases) in notes receivable.................      12,500      (67,858)
  Other, net................................................          --      (11,270)
                                                              ----------    ---------
     Net cash used in investing activities of continuing
      operations............................................    (236,316)    (335,415)
     Net cash used in investing activities of discontinued
      operations............................................      (5,081)     (16,502)
                                                              ----------    ---------
          Net cash used in investing activities.............    (241,397)    (351,917)
                                                              ----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES
  Purchases of Times Mirror common stock....................    (152,689)    (130,565)
  Dividends paid............................................     (39,717)     (42,389)
  Principal repayments of debt..............................     (27,950)     (46,654)
  Exercise of put options, net of premiums received.........     (16,839)       1,347
  Net proceeds of commercial paper and short-term
     borrowings.............................................      60,402      434,055
  Proceeds from exercise of stock options...................      43,197       27,412
  Other, net................................................          40          (87)
                                                              ----------    ---------
          Net cash provided by (used in) financing
            activities......................................    (133,556)     243,119
                                                              ----------    ---------
Increase (decrease) in cash and cash equivalents............    (242,234)       9,847
Cash and cash equivalents at beginning of year..............   1,052,999       44,794
                                                              ----------    ---------
Cash and cash equivalents at end of period..................  $  810,765    $  54,641
                                                              ==========    =========
NONCASH INVESTING ACTIVITIES
  Liabilities assumed in connection with acquisitions.......  $   49,310    $  11,431
  Stock and notes receivable received from divestiture......  $   31,503    $      --

           See notes to condensed consolidated financial statements.

                            THE TIMES MIRROR COMPANY

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1 -- BASIS OF PREPARATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For financial reporting purposes, the condensed consolidated financial statements include the accounts of the Company's affiliated limited liability companies, Eagle New Media Investments, LLC (Eagle New Media) and Eagle Publishing Investments, LLC (Eagle Publishing).

     In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The results of operations for interim periods are not necessarily indicative of the results that may be expected for the fiscal year. The balance sheet at December 31, 1998 has been derived from the audited financial statements at that date but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. For further information, refer to the consolidated financial statements and accompanying notes included in this current report on Form 8-K which restates certain information for the year ended December 31, 1998.

     Certain amounts in previously issued financial statements have been reclassified to conform to the 1999 presentation. Financial information in the accompanying notes to the Condensed Consolidated Financial Statements exclude discontinued operations, except where noted.

NOTE 2 -- COMPREHENSIVE INCOME

     Total comprehensive income amounted to $77,303,000 and $47,977,000 for the second quarters of 1999 and 1998, respectively, and $117,298,000 and $93,357,000 for the year to date periods ended June 30, 1999 and 1998, respectively. Comprehensive income differs from net income primarily due to the timing of recognizing realized and unrealized gains or losses.

NOTE 3 -- DISCONTINUED OPERATIONS

     On September 3, 1999, Times Mirror announced its decision to sell AchieveGlobal, Inc., a professional training company; Allen Communication, an interactive software and training courseware developer and The StayWell Company, a health improvement information company. The Company decided to sell these businesses in order to concentrate on its core strengths in newspaper publishing, flight information and magazine publishing. The Company has retained investment banking firms to advise it on the sale of these businesses. These dispositions are anticipated to be completed by the first quarter of 2000. The accompanying financial statements have been restated for all periods presented to reflect these businesses as discontinued operations.

     During 1998, the Company completed the divestitures of Matthew Bender & Company, Incorporated, its 50% interest in the Shepard's joint venture and Mosby, Inc. Additionally, the Company determined that Apartment Search, Inc. would be treated as discontinued operations in 1998 and subsequently sold the business on March 31, 1999. Results for discontinued operations include AchieveGlobal, Allen Communica-

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

tion, StayWell, Apartment Search, Inc., as well as Matthew Bender, Mosby, and the Shepard's joint venture which were 1998 divestitures. Income from discontinued operations is summarized as follows (in thousands):

                                           SECOND QUARTER ENDED       YEAR TO DATE ENDED
                                                 JUNE 30,                  JUNE 30,
                                           ---------------------    -----------------------
                                             1999        1998        1999          1998
                                           --------    ---------    -------    ------------
Revenues.................................  $44,626     $157,854     $94,357      $302,987
                                           -------     --------     -------      --------
Income (loss) before income taxes........      391        4,483        (691)        4,876
Income taxes.............................     (364)       3,898        (210)        4,452
                                           -------     --------     -------      --------
Income (loss) from discontinued
  operations.............................  $   755     $    585     $  (481)     $    424
                                           =======     ========     =======      ========

     The assets and liabilities of discontinued operations have been classified in the Condensed Consolidated Balance Sheets as net assets of discontinued operations and consist of the following (in thousands):

                                                              JUNE 30,    DECEMBER 31,
                                                                1999          1998
                                                              --------    ------------
Accounts receivable, net....................................  $ 36,708      $ 58,256
Other current assets........................................    27,478        49,310
Goodwill, net...............................................    58,521        62,861
Other intangibles, net......................................    66,654        68,256
Other assets................................................    34,348        36,824
                                                              --------      --------
          Total assets......................................   223,709       275,507
Current liabilities.........................................    28,045        77,164
Non-current liabilities.....................................     6,308         8,715
                                                              --------      --------
          Total liabilities.................................    34,353        85,879
                                                              --------      --------
          Net assets of discontinued operations.............  $189,356      $189,628
                                                              ========      ========

     The major components of cash flow for discontinued operations are as follows (in thousands):

                                                                YEAR TO DATE ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                               1999          1998
                                                              -------    ------------
Income (loss) from discontinued operations..................  $  (481)     $    424
Depreciation and amortization...............................    4,830        16,804
Provision for deferred income taxes.........................     (274)       18,066
Other, net..................................................    5,887        (7,822)
                                                              -------      --------
  Net cash provided by operating activities of discontinued
     operations.............................................  $ 9,962      $ 27,472
                                                              =======      ========
Capitalization of product costs.............................  $(3,455)     $ (8,989)
Capital expenditures........................................   (1,641)       (5,479)
Other, net..................................................       15        (2,034)
                                                              -------      --------
  Net cash used in investing activities of discontinued
     operations.............................................  $(5,081)     $(16,502)
                                                              =======      ========

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

NOTE 4 -- RESTRUCTURING LIABILITY

     A summary of the activity in the restructuring liabilities is as follows (in thousands):

                                                          1998            1995
                                                      RESTRUCTURING   RESTRUCTURING    TOTAL
                                                      -------------   -------------   --------
Balance at December 31, 1998........................     $89,999         $22,905      $112,904
  Cash payments.....................................     (55,130)         (5,839)      (60,969)
                                                         -------         -------      --------
Balance at June 30, 1999............................     $34,869         $17,066      $ 51,935
                                                         =======         =======      ========

     During the year to date period ended June 30, 1999, cash spent on restructuring efforts included severance payments of $32,917,000, contract termination costs of $19,802,000, and lease payments of $7,356,000. At June 30, 1999, the remaining liability for severance costs aggregated $19,939,000.

     The balance sheet classification of restructuring liabilities is as follows (in thousands):

                                                              JUNE 30,    DECEMBER 31,
                                                                1999          1998
                                                              --------    ------------
Other current liabilities:
  1995 Restructuring........................................  $10,939       $ 15,722
  1998 Restructuring........................................   22,587         76,181
Other liabilities:
  1995 Restructuring........................................    6,127          7,183
  1998 Restructuring........................................   12,282         13,818
                                                              -------       --------
                                                              $51,935       $112,904
                                                              =======       ========

     The current portion of restructuring is comprised primarily of severance and lease payments while the non-current portion is comprised primarily of contract termination and extended payout of severance arrangements, as well as lease payments which will be paid over lease periods extending to 2010. The Company periodically assesses the adequacy of its remaining restructuring liabilities and makes adjustments, if required. The net change in the restructuring liabilities as a result of these reviews was not significant.

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

NOTE 5 -- DEBT

     Debt consists of the following (dollars in thousands):

                                                                  JUNE 30,   DECEMBER 31,
                                                                    1999         1998
                                                                  --------   ------------
    Short-term debt:
      Commercial paper at a weighted average interest rate of
         5.0% and 5.3%..........................................  $319,087     $298,603
      Short-term borrowings at a weighted average interest rate
         of 5.1%................................................    40,000           --
      Current maturities of long-term debt......................     7,305        7,440
      Other notes payable at interest rates of 5.5% and 5.4%....     6,485        6,567
                                                                  --------     --------
              Total short-term debt.............................  $372,877     $312,610
                                                                  ========     ========
    Long-term debt:
      6.61% Debentures due September 15, 2027, net of
         unamortized discount of $96 and $98....................  $249,904     $249,902
      4.75% Liquid Yield Option Notes due April 15, 2017, net of
         unamortized discount of $283,097 and $288,129..........   216,903      211,871
      7 1/4% Debentures due March 1, 2013.......................   148,215      148,215
      7 1/4% Debentures due November 15, 2096, net of
         unamortized discount of $557 and $559..................   147,443      147,441
      7 1/2% Debentures due July 1, 2023........................    98,750       98,750
      Property financing obligation expiring on August 8, 2009,
         net of unamortized discount of $154,121 and $158,080,
         with an effective interest rate of 4.3%................    43,337       47,088
      4 1/4% PEPS due March 15, 2001; 653,100 and 863,100
         securities stated at fair value........................    58,861       45,596
                                                                  --------     --------
                                                                   963,413      948,863
      Less current maturities...................................    (7,305)      (7,440)
                                                                  --------     --------
              Total long-term debt..............................  $956,108     $941,423
                                                                  ========     ========

     Interest rate swaps outstanding at June 30, 1999 converted the weighted average interest rate on the 7 1/4% Debentures due November 15, 2096, the 6.61% Debentures, the 7 1/2% Debentures and the Liquid Yield Option Notes (LYONs(TM)) from 6.3% to 5.3% for the year to date period ended June 30, 1999.

     The 4 1/4% Premium Equity Participating Securities (PEPS) hedge the Company's investment in the common stock of America Online, Inc. (AOL) which acquired Netscape Communications Corporation (Netscape) in the first quarter of 1999. As a result of that acquisition, each share of Netscape common stock was converted into 0.9 of a share of AOL common stock. The amount payable at maturity with respect to each PEPS will equal 90% of the average market price of one share of AOL common stock for the ten trading days ending on the second business day prior to the maturity date, subject to adjustment as a result of certain dilution events involving AOL. Holders of the PEPS bear the full risk of a decline in the value of AOL. The Company is not obligated to hold the AOL stock for any period or sell the AOL stock prior to the PEPS maturity or redemption date.

     The PEPS are redeemable at the option of the Company, in whole or in part, at any time after December 15, 2000. The redemption value of each PEPS is the product of (a) the redemption ratio, as defined below, (b) 90% and (c) the average market price of one share of AOL common stock for the ten trading days ending on the second business day prior to the redemption date, plus cash in an amount equal to all unpaid interest, whether or not accrued, that would have been payable on the PEPS through the maturity date. The redemption ratio will equal (a) 100%, if the market value of one share of AOL common stock is less

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

than $43.61, or (b) a fraction, the numerator of which is $43.61 and the denominator of which is the market value of AOL common stock, if such market value is equal to or exceeds $43.61 but less than or equal to $50.16, or (c) 86.96%, if the market value of AOL common stock exceeds $50.16.

     The PEPS are recorded at fair market value as determined in the open market and will generally move in tandem with changes in the fair market value of AOL common stock. The net unrealized loss on the PEPS at June 30, 1999 and December 31, 1998 is $19,687,000 and $6,928,000, respectively, net of applicable income taxes, and is included in accumulated other comprehensive income. During the year to date period ended June 30, 1999, the Company sold 189,000 shares of AOL stock and purchased a proportionate share of its PEPS in the open market for a total pre-tax gain of $10,323,000.

NOTE 6 -- EARNINGS PER SHARE

     The following table sets forth the calculation of basic and diluted earnings per share from continuing operations (in thousands, except per share amounts):

                                                    SECOND QUARTER ENDED     YEAR TO DATE ENDED
                                                          JUNE 30,                JUNE 30,
                                                    --------------------    --------------------
                                                      1999        1998        1999        1998
                                                    --------    --------    --------    --------
    Earnings:
      Income from continuing operations...........  $84,559     $48,616     $134,608    $ 94,038
      Preferred dividends.........................   (5,424)     (5,424)     (10,848)    (10,848)
                                                    -------     -------     --------    --------
      Earnings applicable to common shareholders
         for basic earnings per share.............   79,135      43,192      123,760      83,190
      LYONs interest expense, net of tax..........    1,506          --        2,982          --
      Series C-1, preferred dividends.............    2,762          --        5,524          --
      Series C-2, preferred dividends.............    1,777          --        3,554          --
                                                    -------     -------     --------    --------
      Earnings applicable to common shareholders
         for diluted earnings per share...........  $85,180     $43,192     $135,820    $ 83,190
                                                    =======     =======     ========    ========
    Shares:
      Weighted average shares for basic earnings
         per share................................   71,970      87,844       72,520      88,088
      Effect of dilutive securities:
         Stock options............................    1,633       2,433        1,538       2,419
         LYONs convertible debt...................    2,914          --        2,914          --
         Series C-1, convertible preferred
           stock..................................    3,414          --        3,367          --
         Series C-2, convertible preferred
           stock..................................    2,197          --        2,166          --
                                                    -------     -------     --------    --------
      Adjusted weighted average shares for diluted
         earnings per share.......................   82,128      90,277       82,505      90,507
                                                    =======     =======     ========    ========
      Basic earnings per share from continuing
         operations...............................  $  1.10     $   .49     $   1.71    $    .94
                                                    =======     =======     ========    ========
      Diluted earnings per share from continuing
         operations...............................  $  1.04     $   .48     $   1.65    $    .92
                                                    =======     =======     ========    ========

     The Company has certain convertible securities, which are not included in the calculation of diluted earnings per share, because the effects are antidilutive.

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

NOTE 7 -- ISSUANCE AND PURCHASE OF SHARES

     The Company's stock purchase program, which includes the issuance of put options from time to time, is described in Note 13 to the Consolidated Financial Statements in this current report on Form 8-K which restates certain information for the year ended December 31, 1998. Share purchases of the Company's Series A common shares continued in the first half of 1999 through a combination of a forward purchase agreement, put options and open market purchases by Eagle New Media. The Company and Eagle New Media purchased 2,877,000 shares of its Series A common stock during the year to date period ended June 30, 1999, which more than offset 1,338,000 shares issued as a result of the exercise of stock options.

     At June 30, 1999, the Company had 152,000 put options outstanding with an average strike price of approximately $55.63. The put options, which have expiration dates in the third quarter of 1999, entitle the holder to sell shares of Times Mirror common stock to the Company at the strike price on the expiration date of the put option. The potential obligation under these put options has been transferred from shareholders' equity to "Common stock subject to put options."

NOTE 8 -- USE OF ESTIMATES AND OTHER UNCERTAINTIES

     Financial statements prepared in accordance with generally accepted accounting principles require management to make estimates and judgments that affect amounts and disclosures reported in the financial statements. Actual results could differ from those estimates, although management does not believe that any differences would materially affect its financial position or reported results.

     The Company's future results could be adversely affected by a number of factors, including (a) an increase in paper, printing and distribution costs over the levels anticipated; (b) increased consolidation among major retailers or other events depressing the level of display advertising; (c) an economic downturn in the Company's principal newspaper markets or other occurrences leading to decreased circulation and diminished revenues from both display and classified advertising; (d) an increase in the use of alternate media such as the Internet for classified and other advertising; (e) an increase in expenses related to new initiatives and product improvement efforts in the flight information operating unit; (f) unfavorable foreign currency fluctuations; (g) material changes in tax liability due to unfavorable reviews by taxing authorities; (h) the inability of the Company, its vendors, suppliers or other third parties with which the Company interacts to resolve the Year 2000 issue in a timely manner; and (i) a general economic downturn resulting in decreased consumer and corporate spending on discretionary items such as magazines or newspapers.

NOTE 9 -- CONTINGENT LIABILITIES

     The Company and its subsidiaries are defendants in various actions for libel and other matters arising out of their business operations. In addition, from time to time, the Company and its subsidiaries are involved as parties in various governmental and administrative proceedings, including environmental matters. The Company does not believe that any such proceedings currently pending will have a material adverse effect on its consolidated financial position, although an adverse resolution in any reporting period of one or more of these matters could have a material impact on results of operations for that period.

NOTE 10 -- FUTURE ACCOUNTING REQUIREMENT

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities," (SFAS 133). Subsequently, the FASB issued Statement No. 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133" which deferred the effective date of SFAS 133 for one year. This standard is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. Management does

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

not anticipate that the adoption of this standard will have a significant effect on earnings or the financial position of the Company.

NOTE 11 -- ACQUISITIONS AND DISPOSITIONS

     In February 1999, Eagle New Media acquired Newport Media, Inc., a publisher of shopper publications in the Long Island and New Jersey areas, for approximately $132,000,000. In April 1999, the Company acquired New Mass Media, Inc., a publisher of five alternative weekly newspapers in Connecticut, Massachusetts and New York, for approximately $17,500,000. These acquisitions were accounted for by the purchase method with the results of operations included in the Company's financial statements from the dates of acquisition. The purchase price of these acquisitions has been allocated primarily to goodwill and other intangible assets based on preliminary valuations. Pro forma results for the year to date periods ended June 30, 1999 and 1998, assuming the acquisitions occurred on January 1 of the respective year, would not be materially different from the results reported.

     The Company completed an agreement in May 1999, to merge Hollywood Online, Inc., and its Web site, hollywood.com, into Big Entertainment, Inc., in exchange for newly issued restricted stock of Big Entertainment, Inc. and a note at a then combined current value of approximately $31,500,000. The Company recorded a pre-tax gain of $17,200,000 ($10,700,000 after applicable taxes), related to this disposition. Additionally, the Company completed the sale of Apartment Search, Inc. on March 31, 1999. The estimated loss on sale of Apartment Search, including a provision for operating losses through the date of disposal, was recorded in the third quarter of 1998.

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

NOTE 12 -- SEGMENT INFORMATION

     Financial data for the Company's segments is as follows (in thousands):

                                               SECOND QUARTER ENDED       YEAR TO DATE ENDED
                                                     JUNE 30,                  JUNE 30,
                                               --------------------    ------------------------
                                                 1999        1998         1999          1998
                                               --------    --------    ----------    ----------
REVENUES
  Newspaper Publishing.......................  $633,069    $585,731    $1,206,615    $1,128,652
  Professional Information...................    56,358      52,443       112,655       102,443
  Magazine Publishing........................    64,221      59,623       133,060       125,268
                                               --------    --------    ----------    ----------
          Total Reportable Segments..........   753,648     697,797     1,452,330     1,356,363
  Corporate and Other........................       103         210           628           411
                                               --------    --------    ----------    ----------
                                               $753,751    $698,007    $1,452,958    $1,356,774
                                               ========    ========    ==========    ==========
OPERATING PROFIT (LOSS)
  Newspaper Publishing(1)....................  $126,541    $ 85,259    $  218,213    $  175,413
  Professional Information...................    16,175      13,616        31,908        26,452
  Magazine Publishing........................     2,480       1,953         2,483         1,730
                                               --------    --------    ----------    ----------
          Total Reportable Segments..........   145,196     100,828       252,604       203,595
  Corporate and Other........................   (11,687)    (14,264)      (26,794)      (31,206)
                                               --------    --------    ----------    ----------
                                               $133,509    $ 86,564    $  225,810    $  172,389
                                               ========    ========    ==========    ==========
DEPRECIATION AND AMORTIZATION
  Newspaper Publishing.......................  $ 33,967    $ 29,617    $   65,599    $   58,582
  Professional Information...................     1,723       1,772         3,440         3,494
  Magazine Publishing........................     2,104       2,018         4,096         3,963
                                               --------    --------    ----------    ----------
          Total Reportable Segments..........    37,794      33,407        73,135        66,039
  Corporate and Other........................     1,002       1,247         2,163         2,301
                                               --------    --------    ----------    ----------
                                               $ 38,796    $ 34,654    $   75,298    $   68,340
                                               ========    ========    ==========    ==========
CAPITAL EXPENDITURES
  Newspaper Publishing.......................  $ 36,934    $ 25,873    $   66,980    $   43,105
  Professional Information...................     2,572       3,587         5,435         6,755
  Magazine Publishing........................     1,764         413         2,610           846
                                               --------    --------    ----------    ----------
          Total Reportable Segments..........    41,270      29,873        75,025        50,706
  Corporate and Other........................     2,175       1,370         4,013         3,311
                                               --------    --------    ----------    ----------
                                               $ 43,445    $ 31,243    $   79,038    $   54,017
                                               ========    ========    ==========    ==========

- ---------------
(1) Includes 1998 second quarter restructuring and one-time charges of $34,850.

     A reconciliation of operating profit to income from continuing operations before income taxes is set forth in the Company's Condensed Consolidated Statements of Income on page 85.

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

     Identifiable assets of the Company's segments are as follows (in thousands):

                                                              JUNE 30,     DECEMBER 31,
                                                                1999           1998
                                                             ----------    ------------
Newspaper Publishing.......................................  $2,278,387     $1,999,880
Professional Information...................................      92,033         96,765
Magazine Publishing........................................     277,700        271,457
                                                             ----------     ----------
          Total Reportable Segments........................   2,648,120      2,368,102
Corporate and Other........................................   1,354,472      1,600,199
Discontinued Operations....................................     189,356        189,628
                                                             ----------     ----------
                                                             $4,191,948     $4,157,929
                                                             ==========     ==========

NOTE 13 -- SUBSEQUENT EVENTS

     In September 1999, the Company completed a transaction (1999 Transaction) involving agreements with its largest shareholders, Chandler Trust No. 1 and Chandler Trust No. 2 (Chandler Trusts). The 1999 Transaction resulted in the formation of a new limited liability company, TMCT II, LLC (TMCT II), by the Chandler Trusts, the Company and the Company's affiliates, Eagle New Media Investments, LLC and Eagle Publishing Investments, LLC (Eagle Companies).

     Pursuant to the TMCT II contribution agreement, the Company, the Eagle Companies and the Chandler Trusts made the following capital contributions to TMCT II:

     1. the Company contributed preferred units issued by the operating partnerships of 8 unrelated real estate investment trusts (OP REIT Interests) with an aggregate purchase price of $600,000,000 and $2,000,000 in cash;

     2. the Eagle Companies contributed a total of $633,252,000 in cash or cash equivalents;

     3. the Chandler Trusts contributed 9,306,000 shares of the Company's Series A common stock, 6,236,000 shares of the Company's Series C common stock, 381,000 shares of the Company's Series C-1 preferred stock and 245,000 shares of the Company's Series C-2 preferred stock (TMCT II Contributed Shares).

     The Company's purchase of the OP REIT Interests was funded with the proceeds of a $550,000,000 short-term bank line of credit provided by Citibank and its commercial paper line. The Company is considering various alternatives with respect to refinancing the line of credit which matures on November 30, 1999. The cash contributed by the Company and the Eagle Companies was used by TMCT II to purchase a portfolio of securities (TMCT II Portfolio).

     The Company, the Eagle Companies and the Chandler Trusts share in the cash flow, profits and losses of the various assets held by TMCT II. The cash flow from the OP REIT Interests and the TMCT II Portfolio is largely allocated to the Chandler Trusts with the remaining portion of the cash flow from the OP REIT Interests and the TMCT II Portfolio primarily allocated to the Eagle Companies. The cash flow from the TMCT II Contributed Shares is largely allocated to the Company with the remaining portion of that cash flow primarily allocated to the Chandler Trusts. Due to the allocations of the economic benefits in TMCT II, for financial reporting purposes, 80% of the TMCT II Contributed Shares will be included in treasury stock, 80% of the preferred dividends on the Series C-1 and C-2 preferred stock will be excluded from the preferred dividend requirements and 80% of the dividends on the common stock will be effectively eliminated. The Company and the Eagle Companies will account for their investment in TMCT II under the equity method.

                            THE TIMES MIRROR COMPANY

                                  (UNAUDITED)

     In connection with the 1999 Transaction, the Company agreed to use its reasonable best efforts to replace the outstanding Series C-1 and C-2 preferred stocks (which are now owned by TMCT II) with new Series D-1 and D-2 preferred stocks. The new Series D-1 and D-2 preferred stocks will be identical to the existing Series C-1 and C-2 preferred stocks except that the increases in the dividend rate on the new Series D-1 and D-2 preferred stocks will be pursuant to a fixed and certain schedule.

     As a result of the 1999 Transaction, for financial reporting purposes, the following number of shares will be included as treasury stock and excluded from earnings per share calculations:

     1. the number of shares of Series A and C common stocks was reduced by 12,433,000;

     2. the number of shares of Series C-1 preferred stock was reduced by 305,000;

     3. the number of shares of Series C-2 preferred stock was reduced by 196,000;

     The annual preferred dividend requirements will be reduced to $8,055,000 beginning in 2000 assuming the replacement of the Series C-1 and C-2 preferred stocks with the new Series D-1 and D-2 preferred stocks is completed.

     In September 1999, the Company also announced its decision to sell the properties of The Sporting News, a sports related magazine, including sportingnews.com. The Company has retained an investment banking firm to advise it on the sale, which is anticipated to be completed by the first quarter of 2000. Additionally, the Company announced its decision to sell certain other businesses as further described in Note 3 to the Condensed Consolidated Financial Statements.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

CONSOLIDATED RESULTS OF OPERATIONS

     The following table summarizes the Company's consolidated financial results (in thousands, except per share amounts):

                                               SECOND QUARTER ENDED       YEAR TO DATE ENDED
                                                     JUNE 30,                  JUNE 30,
                                               --------------------    ------------------------
                                                 1999        1998         1999          1998
                                               --------    --------    ----------    ----------
    Revenues...............................    $753,751    $698,007    $1,452,958    $1,356,774
    Restructuring and one-time charges.....          --      34,850            --        34,850
    Operating profit.......................     133,509      86,564       225,810       172,389
    Interest expense, net..................     (10,428)    (13,831)      (16,729)      (21,832)
    Other, net.............................      20,983       7,811        22,018         7,324
    Income from continuing operations......      84,559      48,616       134,608        94,038
    Income (loss) from discontinued
      operations, net of income taxes......         755         585          (481)          424
    Net income.............................      85,314      49,201       134,127        94,462
    Preferred dividend requirements........       5,424       5,424        10,848        10,848
    Earnings applicable to common
      shareholders.........................      79,890      43,777       123,279        83,614
    Basic earnings (loss) per common share:
      Continuing operations................    $   1.10    $    .49    $     1.71    $      .94
      Discontinued operations..............         .01         .01          (.01)          .01
                                               --------    --------    ----------    ----------
    Basic earnings per share...............    $   1.11    $    .50    $     1.70    $      .95
                                               ========    ========    ==========    ==========
    Diluted earnings (loss) per common
      share:
      Continuing operations................    $   1.04    $    .48    $     1.65    $      .92
      Discontinued operations..............         .01         .01          (.01)           --
                                               --------    --------    ----------    ----------
    Diluted earnings per share.............    $   1.05    $    .49    $     1.64    $      .92
                                               ========    ========    ==========    ==========
    Weighted average shares:
      Basic................................      71,970      87,844        72,520        88,088
                                               ========    ========    ==========    ==========
      Diluted..............................      82,128      90,277        82,505        90,507
                                               ========    ========    ==========    ==========

     Revenues for the 1999 second quarter and year to date periods ended June 30, 1999 rose 8.0% and 7.1%, respectively, compared to the prior year periods due to higher revenues in all of the Company's business segments, including the effects of acquisitions (See further discussion of segment results under the caption "Analysis by Segment").

     Operating profit for the 1999 second quarter and year to date periods ended June 30, 1999 increased 10.0% and 9.0%, respectively, compared to the prior year periods, excluding the 1998 pre-tax restructuring and one-time charges of $34.8 million ($21.8 million after applicable taxes). The increases were due to improvements in the Newspaper Publishing and Professional Information segments as well as lower Corporate and Other expenses (See further discussion of segment results under the caption "Analysis by Segment"). Operating profit in 1999 was affected by lower pension income as a result of a $8.0 million reduction in amortization of the transition asset.

     The 1999 second quarter income from continuing operations includes a pre-tax gain on the sale of Hollywood Online, Inc. of $17.2 million ($10.7 million after applicable taxes), or $.13 per share on a diluted basis. Excluding this gain as well as the 1998 restructuring and one-time charges, income from continuing operations for the 1999 and 1998 second quarters was $73.9 million, or $.91 per share, compared to

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

$70.4 million, or $.72 per share, respectively. For the year to date period ended June 30, 1999, income from continuing operations was $123.9 million, or $1.52 per share, compared with $115.8 million, or $1.16 per share, in the prior year, excluding the gain as well as the restructuring and one-time charges.

     Earnings per share for 1999 increased compared to 1998 due to, among other items, a significant reduction in the weighted average number of shares outstanding and higher earnings.

     Net interest expense for the second quarter and the year to date periods ended June 30, 1999 declined compared to the prior year periods primarily due to an increase in interest income resulting from investment activity of the Company's affiliated limited liability companies.

ANALYSIS BY SEGMENT

     The following sections discuss the revenues and operating profit of the Company's principal lines of businesses, excluding the 1998 restructuring and one-time charges of $34.8 million, unless specifically stated otherwise. All comments, except where noted, apply to both the second quarter and the year to date periods ended June 30, 1999 compared to the prior year periods.

NEWSPAPER PUBLISHING

     Newspaper Publishing revenues and operating profit were as follows (dollars in thousands):

                            SECOND QUARTER ENDED JUNE 30,        YEAR TO DATE ENDED JUNE 30,
                            ------------------------------    ----------------------------------
                              1999        1998      CHANGE       1999          1998       CHANGE
                            --------    --------    ------    ----------    ----------    ------
    Revenues:
      Advertising.........  $512,040    $462,928     10.6%    $  967,891    $  887,281      9.1%
      Circulation.........   107,548     109,992     (2.2)       213,053       216,845     (1.7)
      Other...............    13,481      12,811      5.2         25,671        24,526      4.7
                            --------    --------              ----------    ----------
                            $633,069    $585,731      8.1%    $1,206,615    $1,128,652      6.9%
                            ========    ========              ==========    ==========
    Operating profit......  $126,541    $ 85,259     48.4%    $  218,213    $  175,413     24.4%
                            ========    ========              ==========    ==========
    Operating profit
      excluding
      restructuring and
      one-time charges....  $126,541    $120,109      5.4%    $  218,213    $  210,263      3.8%
                            ========    ========              ==========    ==========

     Newspaper Publishing revenues rose in 1999 compared to the prior year, in part, due to the addition of the Recycler, acquired on April 30, 1998, and Newport Media, Inc., acquired on February 12, 1999. Excluding these acquisitions, revenues in the 1999 second quarter rose 4.4%, with the Los Angeles Times up 2.9% and the Eastern newspapers up 5.7% compared to the prior year quarter. Advertising revenue gains were achieved at each of the Company's newspapers, with particular strength at the Eastern newspapers. Excluding the acquisitions, advertising revenues in the 1999 second quarter rose 6.1%, with The Times up 4.8% and the Eastern newspapers up 7.4% compared to the prior year quarter. For the year to date period ended June 30, 1999, Newspaper Publishing revenues, excluding the acquisitions, rose 3.3%, with The Times up 2.1% and the Eastern newspapers up 4.4% compared to the prior year. Excluding the acquisitions, advertising revenues for the year to date period ended June 30, 1999 rose 4.8%, with The Times up 3.6% and the Eastern newspapers up 6.0% compared to the prior year period.

     Circulation revenues declined slightly as marketing strategies, largely at The Times, involving pricing and promotional discounts to stimulate circulation volume resulted in lower overall circulation revenues. Excluding the acquisitions, circulation revenues declined 3.0% and 3.1% for the second quarter and year to date periods ended June 30, 1999, respectively, compared to the prior year.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Segment operating profit for 1999 increased largely due to strong gains in national advertising and declines in newsprint expense. The Company's Eastern newspapers continued to show strong performance and The Times achieved its first year-over-year increase in quarterly operating profit after five consecutive quarters of year-over-year declines. The 1999 second quarter improvement in operating profit was aided by a reduction in newsprint expense of 11.4% on an 8.7% decline in average newsprint prices. Newsprint expense was only partially affected by newsprint price declines due to the Company's use of newsprint hedging contracts. Excluding newsprint and the impact of acquisitions, other expenses rose 8.1% in the 1999 second quarter compared to the prior year, primarily due to ongoing growth initiatives. Newsprint expense for the year to date period ended June 30, 1999 decreased 6.2% on a 5.6% decline in average newsprint prices. Non-newsprint costs rose 5.7% for the year to date period ended June 30, 1999 compared to the prior year, excluding the effects of acquisitions.

     Newspaper Publishing segment's restructuring and one-time charges totaled $34.8 million in the second quarter of 1998 for charges related primarily to contract buyout costs.

PROFESSIONAL INFORMATION

     Professional Information revenues and operating profit were as follows (dollars in thousands):

                                  SECOND QUARTER ENDED JUNE 30,      YEAR TO DATE ENDED JUNE 30,
                                 -------------------------------    ------------------------------
                                   1999        1998      CHANGE       1999        1998      CHANGE
                                 --------    --------    -------    --------    --------    ------
    Revenues...................  $56,358     $52,443       7.5%     $112,655    $102,443     10.0%
                                 =======     =======                ========    ========
    Operating profit...........  $16,175     $13,616      18.8%     $ 31,908    $ 26,452     20.6%
                                 =======     =======                ========    ========

     The Professional Information segment's results reflect the discontinuation of AchieveGlobal, Allen Communication, StayWell, Matthew Bender/Shepard's and Mosby, which are included in discontinued operations. Results have been restated accordingly. The Professional Information segment represents the operating results of Jeppesen Sanderson, the Company's flight information provider. Revenues and operating profit increased primarily due to higher revenues for charting and data services.

MAGAZINE PUBLISHING

     Magazine Publishing revenues and operating profit were as follows (dollars in thousands):

                                  SECOND QUARTER ENDED JUNE 30,      YEAR TO DATE ENDED JUNE 30,
                                 -------------------------------    ------------------------------
                                   1999        1998      CHANGE       1999        1998      CHANGE
                                 --------    --------    -------    --------    --------    ------
    Revenues:
      Advertising..............  $42,593     $38,964       9.3%     $ 87,909    $ 81,799      7.5%
      Circulation..............   17,564      17,836      (1.5)       37,604      37,437       .4
      Other....................    4,064       2,823      44.0         7,547       6,032     25.1
                                 -------     -------                --------    --------
                                 $64,221     $59,623       7.7%     $133,060    $125,268      6.2%
                                 =======     =======                ========    ========
    Operating profit...........  $ 2,480     $ 1,953      27.0%     $  2,483    $  1,730     43.5%
                                 =======     =======                ========    ========

     Magazine Publishing achieved advertising revenue gains at most of the magazines in 1999 compared to the prior year. The acquisition of Senior Golfer in October 1998 and the special publication of The Best Things in Golf also contributed to higher revenues. Circulation revenues remained essentially even with the prior year periods. Operating profit rose compared to the prior year as a reduction in accumulated reserves to fund certain employee benefits increased operating profit by $1.1 million.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

CORPORATE AND OTHER

     Corporate and Other revenues and operating loss were as follows (dollars in thousands):

                               SECOND QUARTER ENDED JUNE 30,      YEAR TO DATE ENDED JUNE 30,
                               ------------------------------    ------------------------------
                                 1999        1998      CHANGE      1999        1998      CHANGE
                               --------    --------    ------    --------    --------    ------
    Revenues.................  $    103    $    210    (51.0)%   $    628    $    411     52.8%
                               ========    ========    =====     ========    ========    =====
    Operating loss...........  $(11,687)   $(14,264)   (18.1)%   $(26,794)   $(31,206)   (14.1)%
                               ========    ========    =====     ========    ========    =====

     Operating loss decreased in 1999 compared to the prior year due primarily to a reduction in accumulated reserves to fund certain employee benefits, which reduced operating losses by $3.1 million.

OTHER INCOME

     In the 1999 second quarter, the Company recorded a pre-tax gain on the sale of Hollywood Online, Inc. of $17.2 million ($10.7 million after applicable taxes), or $.13 per share on a diluted basis. Additionally, the 1999 second quarter results included a pre-tax gain on the sale of America Online (AOL) shares, along with the purchase of a proportionate share of its PEPS, of $7.2 million ($4.3 million after applicable taxes), or $.05 per share. For the year to date period ended June 30, 1999, the pre-tax gain on the sale of AOL shares was $10.3 million ($6.1 million after applicable taxes), or $.07 per share.

RESTRUCTURING LIABILITY

     A summary of the activity in restructuring liabilities is as follows (in thousands):

                                                    DECEMBER 31,    1999 CASH    JUNE 30,
                   DESCRIPTION                          1998        PAYMENTS       1999
                   -----------                      ------------    ---------    --------
1998 Restructuring:
  Termination benefits............................    $51,169       $(32,792)    $18,377
  Contract terminations...........................     31,264        (19,802)     11,462
  Lease termination costs.........................      6,203         (2,067)      4,136
  Technology asset costs..........................        640           (411)        229
  Other costs.....................................        723            (58)        665
                                                      -------       --------     -------
          Total...................................    $89,999       $(55,130)    $34,869
                                                      =======       ========     =======
1995 Restructuring................................    $22,905       $ (5,839)    $17,066
                                                      =======       ========     =======

     The remaining 1998 restructuring liability is expected to be substantially paid by the end of 1999. Annual expense reductions resulting from the 1998 restructuring program are in line with management's expectations. The 1995 restructuring liability relates primarily to lease payments on unoccupied properties. The Company believes that cash flows from operations will be adequate to cover future cash outflows under the restructuring programs.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's operating cash requirements are funded primarily by its operations. Proceeds from borrowings have been used primarily to fund capital expenditures and share purchases.

     At June 30, 1999, the Company had a $400.0 million long-term revolving line of credit through a group of domestic and international banks. This line of credit is used to support a commercial paper program that is available for short-term cash requirements. The Company had $319.1 million and $311.1 million of commercial paper outstanding at June 30, 1999 and July 30, 1999, respectively. Additionally, the Company

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

has a shelf registration statement for $300.0 million of securities, which has not been utilized. There is no assurance that the Company will be able to utilize the shelf registration on terms acceptable to the Company.

     The Company also has an uncommitted bank line of credit, which provides for unsecured borrowings up to $250.0 million, of which $40.0 million was outstanding at June 30, 1999. At July 30, 1999, no borrowings were outstanding under this line of credit.

     The Company is the sole manager of Eagle New Media Investments, LLC (Eagle New Media) and Eagle Publishing Investments, LLC (Eagle Publishing). At June 30, 1999, Eagle New Media and Eagle Publishing had cash and cash equivalents of $740.3 million, marketable securities of $34.5 million and Times Mirror stock of $842.3 million. The Company intends to deploy the cash and cash equivalents, as well as marketable securities of these companies to finance acquisitions and investments, including purchases of the Company's common stock, and does not intend to use these funds for the Company's general working capital purposes. For financial reporting purposes, Eagle New Media and Eagle Publishing are consolidated with the financial results of the Company.

ACQUISITIONS AND DISPOSITIONS

     In February 1999, Eagle New Media acquired Newport Media, Inc., a publisher of shopper publications in the Long Island and New Jersey areas for approximately $132.0 million. In April 1999, the Company acquired New Mass Media, Inc., a publisher of five alternative weekly newspapers in Connecticut, Massachusetts and New York, for approximately $17.5 million.

     The Company completed an agreement in May 1999, to merge Hollywood Online, Inc., and its Web site, hollywood.com, into Big Entertainment, Inc., in exchange for newly-issued restricted stock of Big Entertainment, Inc. and a note with a then combined current value of approximately $31.5 million. Additionally, the Company completed the sale of Apartment Search, Inc. on March 31, 1999. The estimated loss on sale of Apartment Search, including a provision for operating losses through the date of disposal, was recorded in the third quarter of 1998.

     On September 3, 1999, Times Mirror announced its decision to sell AchieveGlobal, Inc., a professional training company; Allen Communication, an interactive software and training courseware developer and The StayWell Company, a health improvement information company. The Company decided to sell these businesses in order to concentrate on its core strengths in newspaper publishing, flight information and magazine publishing. The Company has retained investment banking firms to advise it on the sale of these businesses. These dispositions are anticipated to be completed by the first quarter of 2000. The accompanying financial statements have been restated for all periods presented to reflect these businesses as discontinued operations.

     On September 3, 1999, the Company also announced its decision to sell the properties of The Sporting News, a sports related magazine, including sportingnews.com. The Company has retained an investment banking firm to advise it on the sale, which is anticipated to be completed by the first quarter of 2000.

COMMON SHARE PURCHASES

     Share purchases of the Company's Series A common shares continued during the year to date period ended June 30, 1999 through a combination of a forward purchase agreement, put options and open market purchases by Eagle New Media. The Company and Eagle New Media purchased 2.9 million shares of its Series A common stock during the year to date period ended June 30, 1999, which more than offset 1.3 million shares issued as a result of the exercise of stock options.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     The Company believes that the purchase of shares of its common stock is an attractive investment for Eagle New Media which will also enhance Times Mirror shareholder value as well as offset dilution from shares of common stock issued under the Company's stock-based employee compensation and benefit programs. Purchases by the Company and its affiliates are expected to be made during the next two years in the open market or in private transactions, depending on market conditions, and may be discontinued at any time. In connection with this program, the Company from time to time sells put options on its common stock. As of June 30, 1999, the Company and its affiliates are authorized to purchase 4.2 million shares of Series A common stock.

1999 RECAPITALIZATION

     In September 1999, the Company completed a recapitalization transaction with its largest shareholders, the Chandler Trusts. The 1999 recapitalization resulted in a net effective reduction by, for financial reporting purposes, in the number of shares of the Series A and C common stocks by 12.4 million shares and in Series C-1 and C-2 preferred stocks by .5 million shares. Also, in connection with the 1999 recapitalization, the Company agreed to use its reasonable best efforts to replace the outstanding Series C-1 and C-2 preferred stocks with new Series D-1 and D-2 preferred stocks. The new Series D-1 and D-2 preferred stocks will be identical to the existing Series C-1 and C-2 preferred stocks except that the increases in the dividend rate on the new Series D-1 and D-2 preferred stocks will be pursuant to a fixed and certain schedule. As a result of the effective reduction of preferred stock and the intended replacement of the preferred stock, the preferred dividend requirements will be reduced to $8.1 million annually. Additionally, the Company entered into an agreement with Citibank for a $550.0 million bank line of credit maturing on November 30, 1999. Currently, the Company expects to refinance this line of credit in October 1999. (See Note 13 to the Condensed Consolidated Financial Statements for further information).

CASH FLOW

     The following table sets forth certain items from the Condensed Consolidated Statements of Cash Flows (in thousands):

                                                               YEAR TO DATE ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                1999        1998
                                                              --------    ---------
Net cash provided by operating activities of continuing
  operations................................................  $122,757    $  91,173
Acquisitions, net of cash acquired..........................  (154,610)    (196,850)
Capital expenditures........................................   (79,038)     (54,017)
Purchase of Times Mirror common stock, including exercise of
  put options, net of premiums received.....................  (169,528)    (129,218)
Net issuance of commercial paper and short-term
  borrowings................................................    60,402      434,055

     Cash generated by operating activities of continuing operations for the year to date period ended June 30, 1999 was higher compared to the prior year primarily due to higher earnings.

     In the first half of 1999, Eagle New Media and the Company acquired Newport Media, Inc. and New Mass Media, Inc., respectively, for approximately $149.5 million.

     Capital expenditures for the year to date period ended June 30, 1999 were higher compared to the same period in 1998 primarily due to the Company's continuing investments for future growth which included facility renovations within the Newspaper Publishing segment and the ongoing conversion to a 50-inch web at The Times. Additionally, the Company increased capital spending related to information technology projects, including Year 2000 requirements. Capital expenditures are currently expected to be $190.0 million for 1999.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

     Total debt at June 30, 1999 rose to $1.33 billion from $1.25 billion at December 31, 1998 primarily due to short-term borrowings.

IMPACT OF YEAR 2000

     The Company is preparing for the impact of the arrival of the Year 2000 on its business, as well as on the businesses of its customers, suppliers and business partners. The "Year 2000 Issue" is the result of computer programs written using two digits rather than four to define the applicable year. The Company's computer equipment and software and devices with embedded technology that are time-sensitive may recognize a date using "00" as the year 1900 rather than the year 2000 or process dates prior to or after the year 2000 in error. This could result in a system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to receive and process advertising orders, prepare editorial content, operate press facilities, prepare and distribute products, issue invoices, or engage in similar normal business activities.

STATE OF READINESS

     The Company has instituted a comprehensive program to address potential Year 2000 impacts for information technology and non-information technology systems. This program involves the following phases:

     Inventory -- This phase entails a comprehensive inventory of all items that may be affected by the Year 2000 issue. These items include hardware and software (e.g., business and operational applications, operating systems and third-party products), production facilities that may be at risk, and key third-party services whose Year 2000 failures may significantly impact the Company. This phase was substantially complete in March 1999.

     Assessment/Planning -- Items identified in the inventory phase are assessed based on criticality to the Company's business operations and potential impact of failure. This phase was substantially complete in March 1999.

     Remediation -- This phase involves reprogramming or replacing inventoried items to ensure they are Year 2000 ready in accordance with the plans identified during the Assessment/Planning phase. This phase was substantially complete in June 1999.

     Testing -- This phase includes defining test plans, establishing a test environment, developing test cases, performing testing (with third parties if necessary), and certifying and documenting the results. The certification process entails having subject matter experts (users) review test results, including computer screens and printouts against pre-established criteria to ensure system compliance. Testing and production implementation is targeted to be substantially complete by September 30, 1999.

     Contingency Planning -- This phase focuses on reducing the risk of Year 2000-induced business disruptions to help ensure the Company's ability to produce a minimum acceptable level of products and services in the event of internal or external critical systems failures. The Company is developing and refining contingency plans aimed at ensuring the continuity of critical business functions before and after December 31, 1999. The plans include increasing levels of consumable inventory, such as newsprint, ink and printing plates, as well as preparing alternate procedures for critical internal processes and identifying alternate external resources. Except as discussed below, contingency planning is targeted to be substantially complete by September 30, 1999.

     To minimize the impact of disruptions in electrical power that may occur around midnight December 31, 1999, the Company is planning to print most sections of its newspapers prior to midnight. In addition, the Company's four largest newspapers either have or will have electrical generators available to print sections with late-breaking news. Testing of electrical generators used to operate the presses will be completed in

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

November 1999. The Company's other newspaper properties, having a combined daily circulation of less than 250,000, will rely on reciprocal printing agreements. If there is a disruption in electrical power and the Company is unable to successfully use these arrangements, these properties may not be able to produce a daily newspaper until electrical power is restored. The Company's Professional Information and Magazine Publishing business segments currently have electrical generators to support critical systems and the Company does not expect these businesses to be materially impacted by a temporary disruption in electrical power.

     The Company believes that its Year 2000 project is on schedule. The table below lists the percentage complete for each project phase as of June 30, 1999. The project has been designated as the highest priority of the Company's information technology departments.

                                                 PERCENT COMPLETE AS OF     TARGETED DATE FOR
                 PROJECT PHASE                       JUNE 30, 1999        SUBSTANTIAL COMPLETION
                 -------------                   ----------------------   ----------------------
Inventory......................................           99%             March 1999
Assessment/Planning............................           99%             March 1999
Remediation....................................           92%             June 1999
Testing........................................           71%             September 1999
Contingency Planning*..........................           84%             September 1999

- ---------------
* Except for testing of electrical generators described above.

EXTERNAL RELATIONSHIPS

     The Company also faces the risk that one or more of its significant suppliers or other third-party businesses ("external relationships") will not be able to interact with the Company due to the third party's inability to resolve its own Year 2000 issues. Beginning in October 1998, compliance questionnaires were sent to all significant suppliers and other significant third parties such as financial institutions, utility companies and content providers. As of June 30, 1999, 74% of significant suppliers have responded consisting of 38% responding that they are compliant and 36% are in the process of becoming Year 2000 compliant. Further follow-up efforts are being made for the 26% that have not replied and alternative Year 2000 compliant suppliers are being identified. The Company has received written statements from its major newsprint suppliers that they expect to be Year 2000 ready.

     Jeppesen Sanderson, Inc. has relationships with a large number of government regulatory agencies that supply the data Jeppesen uses to build its charts and navigation aids. Jeppesen has received limited information from these agencies with respect to their Year 2000 efforts. The Company believes that Jeppesen will be able to continue its operations even if these agencies are not Year 2000 compliant. As a result, the Company does not believe the inability of these agencies to become Year 2000 compliant will have a material adverse effect on the Company.

     Excluding these agencies and the Company's significant suppliers, 76% of significant third parties have responded to the Company's questionnaires consisting of 19% responding that they are compliant and 57% are in the process of becoming Year 2000 compliant. Additional follow-up efforts are being made for the 24% that have not replied and, where appropriate, contingency plans are being developed. However, the Company has no means of ensuring that such significant suppliers or significant third parties will be Year 2000 ready. The inability of these third parties to complete their Year 2000 resolution process in a timely fashion could have a material adverse effect on the Company.

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

YEAR 2000 COSTS

     Internal and external resources have been utilized to perform all phases of the Year 2000 project. Excluding costs for employees working on the project, the Company has incurred costs of $28.2 million for the Year 2000 project, of which $22.2 million was capitalized and $6.0 million was expensed. These costs include first and second quarter 1999 capital expenditures of $6.4 million and expenses of $2.1 million. Total project costs are estimated to be $44.1 million, excluding costs for employees working on the project. During 1999, approximately 95 employees will work on the project with related costs estimated at $7.4 million. These estimates include both information technology and non-information technology systems, including capital costs associated with planned replacements previously budgeted for business reasons, which incidentally, include Year 2000 compliance. Year 2000 costs are funded through operating cash flows. Although priorities have been realigned, the Company has not deferred significant systems enhancements to become Year 2000 ready.

YEAR 2000 RISKS

     Management believes that it has an effective program in place to address its Year 2000 issues in a timely manner and anticipates the necessary modifications, replacement and testing of critical systems to be substantially complete in the third quarter of 1999, subject to uncertainties as discussed below. As a result, the Year 2000 issue is not expected to pose significant operational or financial issues for the Company. The Company's expectations regarding its Year 2000 efforts are subject to various uncertainties that could cause the actual results to differ materially from the discussion above. These uncertainties include the success of the Company in identifying systems that are not Year 2000 ready; the nature and amount of programming required to upgrade or replace each of the affected systems; the availability, rate and magnitude of related labor and consulting costs; and the success of vendors, suppliers and other third parties with which the Company interacts in addressing the Year 2000 issue. If the Company, its vendors, suppliers or such other parties are unable to resolve the Year 2000 issue on schedule, the Company may not be able to prepare and distribute its publications and products as well as provide its services in a timely manner, which may have a material adverse effect on the Company's results of operations.

CERTAIN FACTORS AFFECTING FORWARD-LOOKING STATEMENTS

     In 1998, the Company divested Matthew Bender & Company, Incorporated and Mosby, Inc. While the Company believes that these divestitures were completed on a tax-free basis, this position may be subject to review by the Internal Revenue Service. The Company estimated deferred taxes of $176.6 million based on its assessment of the risks inherent in a contested challenge by the Internal Revenue Service. To the extent that the estimate of such deferred taxes is adjusted in the course of resolving such a challenge, the adjustment will be recorded within discontinued operations. If it is ultimately determined that these transactions were not completed on a tax-free basis, the Company's results of operations, financial position and cash flows may be materially adversely affected.

     Certain statements set forth above and elsewhere in this current report on Form 8-K are forward-looking in nature and related to trends and events that may affect the Company's future financial position and operating results. Such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The term "expect," "anticipate," and "intend" and similar words or expressions are intended to identify forward-looking statements. These statements speak only as of the date of this report. These statements are based on current expectations, are inherently uncertain, are subject to risks, and should be viewed with caution. For example, there can be no assurances that the statements contained herein with respect to the Company's Year 2000 efforts and the satisfactory resolution of contingent liabilities will be achieved. Actual results and experience may differ materially from the forward-looking statements and

                            THE TIMES MIRROR COMPANY

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
           FINANCIAL CONDITION AND RESULTS OF OPERATIONS (CONTINUED)

could be adversely affected by a number of factors. Some of these factors are described above and in Note 8 to the Condensed Consolidated Financial Statements. It is not possible to foresee or identify all such factors. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement.

DISCUSSIONS EXCLUDING RESTRUCTURING AND ONE-TIME CHARGES

     Management's discussion and analysis of its results of operations presents information regarding operating profit as well as operating profit excluding the impact of restructuring and one-time charges. The Company believes that the financial information which excludes restructuring and one-time charges is necessary to an understanding of its operations and provides for a more comparable analysis of historical results as well as indications of future financial performance.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     The Company enters into contractual agreements in the ordinary course of business to hedge its exposure to changes in interest rates, the value of foreign currencies relative to the U.S. dollar and newsprint prices. Counterparties to these agreements are major institutions. Such agreements are not entered into for trading purposes.

     The Company's debt portfolio is managed to maintain a balance of fixed and variable rate obligations. The Company utilizes interest rate swap agreements to help maintain the overall interest rate parameters set by management. As such, a hypothetical 10% change in interest rates would not have a material impact on the Company's results of operations or the fair values of its market risk sensitive financial instruments.

     The Company periodically enters into foreign exchange forward contracts or uses other hedging strategies to substantially limit its exposure to changes in foreign currency rates. As such, changes in currency rates would not have a material impact on the Company's results of operations.

     Newsprint expense represents a significant portion of the Company's operating costs. To manage the Company's exposure to newsprint price fluctuations, the Company periodically enters into newsprint hedging contracts not to exceed five years. These hedging arrangements have the effect of locking in for specified periods, the newsprint prices the Company will pay for the hedged volumes. As a result, while these hedging arrangements are structured to reduce the Company's exposure to increases in newsprint prices, they also limit the benefit the Company might otherwise have received from any newsprint price decreases. The Company's operating results could be adversely affected to the extent that such historically volatile newsprint prices increase materially.

ITEM 7. EXHIBITS

     The following exhibits are filed with this report on Form 8-K:

EXHIBIT
NUMBER                            DESCRIPTION
- -------                           -----------
  11      Computation of Earnings Per Share
  12      Computation of Ratio of Earnings to Fixed Charges and Ratio
          of Earnings to Fixed Charges and Preferred Dividends
  23      Consent of Ernst & Young LLP, Independent Auditors
  27      Financial Data Schedules

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          THE TIMES MIRROR COMPANY

                                          By:      /s/ THOMAS UNTERMAN

                                            ------------------------------------
                                                      Thomas Unterman
                                                Executive Vice President and
                                                  Chief Financial Officer

Date: September 29, 1999